Filed Pursuant to Rule 424(b)(3)
                          Registration No. 333-135168


                                 POWERLINX, INC.
                               9,111,085 Shares of
                                  Common Stock

This prospectus fulfills our obligation to register shares within the time period specified in the related Registration Rights Agreement. This prospectus relates to the future resale by the selling stockholders of up to 9,111,085 shares of our common stock, par value $.001 per share, which may be sold from time to time by the selling stockholders of PowerLinx, Inc. named in this prospectus. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

The total number of shares sold herewith consists of the following shares to be issued to the selling stockholders: (i) up to 5,433,927 shares issuable upon conversion of convertible debentures, (ii) up to 2,500,029 shares issuable upon the exercise of warrants, and (iii) 1,177,129 shares already issued. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 2,500,029 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock is currently traded on the Over-The-Counter Bulletin Board under the symbol ("PWNX.OB"). The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on August 2, 2006, was $1.07.

The Securities offered hereby involve a high degree of risk.

                     See "Risk Factors" beginning on page 5.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

                The date of this prospectus is October 11, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 POWERLINX, INC.

                                TABLE OF CONTENTS


                                                                       Page
                                                                       ----

Prospectus Summary......................................................1
Risk Factors............................................................5
Forward-Looking Statements..............................................9
Use of Proceeds.........................................................9
Selling Stockholders....................................................10
Plan of Distribution....................................................17
Market for Common Equity and Related Stockholder Matters................18
Description of Business.................................................19
Management's Discussion and Analysis or Plan of Operation...............20
Description of Property.................................................44
Legal Proceedings.......................................................44
Management..............................................................46
Executive Compensation..................................................49
Certain Relationships and Related Transactions..........................51
Security Ownership of Certain Beneficial Owners and Management..........51
Description of Securities...............................................53
Indemnification for Securities Act Liabilities..........................54
Legal Matters...........................................................55
Experts.................................................................55
Changes in Accountants..................................................55
Additional Information..................................................55
Consolidated Financial Statements.......................................F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "PowerLinx", "Company", "we," "us," or "our" refer to PowerLinx, Inc.

General

PowerLinx, Inc. develops, manufactures, and markets, among other devices, products and applications developed to transmit voice, video, audio and data either individually or any and all combinations over power lines, twisted pair wires and coax in AC and DC power environments, on any and all power grids. We also develop, manufacture and market underwater video cameras, lights and accessories for the marine, commercial and consumer retail markets.

We are a leader in the field of power line communications products (PLC). Our analog and digital power line technology is at the core of its value proposition. These two transmission technology schemes allow us to take full advantage of a number of exciting and continually expanding market segments. These market segments currently consist of vehicle viewing systems; entertainment, networking and security products. With our expertise in analog and digital systems, we have combined our technology with our extensive sourcing expertise to provide the price competitive, quality products to the market. Our products provide the reliability, cost and ease of installation that the customers want in these market segments. This focus of reliability, cost and ease of installation provides us with a competitive advantage over its competitors.

Our business consists of the following three product segments:

1)  Security Products
         a)  Consumer
         b)  Professional
2)  DC Transportation Products
3)  Marine Products


The Security Products Segment develops, manufactures, markets and sells proprietary video security network devices and consumer electronic products that utilize patented technologies, and owned by the Company, to retailers, commercial businesses, dealers, distributors, and original equipment manufacturers, throughout North America. The Company defines its product lines within the Security Products Segment into two categories: a) Consumer; b) Professional.

The Transportation Products Division develops, manufactures, markets and sells vehicular vision systems that enhance driver awareness. These systems are distributed and sold under the trademark Zone Defense" Rearview applications of video cameras are not new in the trucking industry; it is a proven fact that the use of video cameras to fill in "blind spots" to the sides and rear of trucks will reduce the risk of damage. In the waste hauling industry, where rear vision camera systems have been used for more than a decade, insurance data shows a significant reduction in backup accidents. Until now, rear cameras have been very limited in the split frame vehicles. This is because, traditional video solutions require dedicated cables routed between the camera and the cab.

The Marine Products Segment develops, manufactures, markets and sells underwater video cameras, lighting, and accessories used in both recreational and professional capacities. The original SeaView(TM) underwater camera (designated "Offshore Series") was introduced into the national marketplace in 1998. The flagship product was quickly followed by smaller and lighter variations ("Mini SeaView," "SuperMini") and is produced in both standard black-and-white and optional color versions throughout the model range. Complete ready-to-go systems also include a proprietary viewing hood, a TV monitor, proprietary brackets, a kit of connectors, adapters, and power supply components, and a carrying case. SeaView(TM) cameras differ from other underwater video devices due to the patented design. In 2001, PowerLinx introduced new technology under the brand name "SeaMaster(TM)," which extends the advantages of infrared to a dual-mode video chipset, capable of seamless color-to-black-and-white performance within a single camera housing. The new technology also incorporates a built-in zoom function, and offers superior low-light and low-noise response. The SeaMaster(TM) product family is positioned as a premium line and priced above the original marine product family. PowerLinx also offers the "SeaLite(TM)," a high-output DC-powered lighting device for attracting baitfish, night fishing, and general underwater illumination. PowerLinx owns four design patents which protect the product line and own federal trademarks on the Seaview(TM), Sealite(TM), and SeaMaster(TM) brand names.

Audio Products Segment (new segment for reporting in fiscal year 2007)

Through the PowerLinx Audio Products Division, we have developed, and will manufacture, market and sell and or license proprietary technology and products in the audio accessories segment of the home entertainment market. The Audio Product group was formed in the fall of 2003 as a result of discussions with a major manufacturer of home entertainment systems. Upon understanding PowerLinx technical capability to transmit audio over the existing electrical lines in a home or small office, this manufacturer indicated a strong an interest in licensing the technology. The manufacturer stated that approximately 75% or the rear speakers in a surround sound system are either never installed by the end user and are installed in the front of the room near the audio source. The manufacturers stated reason for this is the difficulty of installing the dedicated cabling to the rear speakers.

In addition to the surround sound application the manufacturer also expressed interest in being able to market a product that allows the end user to install remote speakers in any room in the home without installing dedicated cabling. PowerLinx audio technology enables both of these applications. The technology can be built into a surround sound system. The end user would simply plug the PowerLinx receiver module into a standard electrical outlet on the rear wall of the room and plug the speakers into the receiver. A PowerLinx audio transmitter can be used to transmit the audio from almost any audio device, over the existing electrical wiring in the home, to receiver units and speakers in up to 6 rooms. The PowerLinx audio works with home entertainment systems, receivers, amplifiers, iPods, MP3 players and home computers.

For the fiscal year ended December 31, 2005, we generated $1,271,046 in revenue from the three product segments. We incurred $5,601,918 in total operating expenses, and we incurred a net loss of $5,848,754 for the year ended December 31, 2005. For the fiscal year ended December 31, 2004, we generated $1,010,520 in revenue from the three product segments, we incurred $5,343,100 in total operating expenses, and we incurred a net loss of $5,151,079. As of December 31, 2005, we had a net working capital deficiency of $559,748 and an accumulated deficit of $25,793,465.

For the six months ended June 30, 2006, we generated $499,416 in revenue from the three product segments. We incurred $2,605,695 in total operating expenses, and we incurred a net loss of $1,617,682 for the six months ended June 30, 2006. For the six months ended June 30, 2005, we generated $931,628 in revenue from the three product segments, we incurred $3,278,524 in total operating expenses, and we incurred a net loss of $3,199,654. As of June 30, 2006, we had a net working capital deficiency of $2,482,245 and an accumulated deficit of $27,411,148.

Recent Developments

On March 16, 2006, we entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the "Purchasers"), under which the Company agreed to issue and sell to the Purchasers in a private placement $4,473,933 in aggregate principal amount of convertible debentures ("Debentures"), including $1,373,933 of existing debt being converted into the Debentures, and warrants to purchase common stock (the "Warrants") for an aggregate of up to $3,100,000 (the "Proceeds"). All the closing conditions have been satisfied on March 23, 2006. On March 23, 2006 the Company received a portion of the Proceeds in the amount of $2,563,572 net of $136,428, which was paid from the Proceeds as payment for commissions, expenses and $87,428 as repayment of certain creditors pursuant to the Purchase Agreement. Furthermore, on March 27, 2006, the Company received $250,000 and on March 29, 2006 the Company received a final disbursement of the Proceeds in the amount of $150,000, for a total aggregate amount of the Proceeds of $3,100,000 disbursed to the Company. The Company intends to pay a portion of the Proceeds to Sofaer Capital UK, Ltd. as a broker's fee with respect to the sale of the Debentures and Warrants to the Purchasers, and to use the net available proceeds for general corporate and working capital purposes.

The Debentures are due March 22, 2008, and are subject to the interest rate of 8%, if paid in cash, 10% if paid in stock. The principal amount due may be converted into shares of common stock at any time by any of the holders at the conversion price of $1.235

The Company has agreed to liquidated damages and other damages for failure to effect the conversion or deliver the certificates. The conversion price will be subject to adjustment for subdivision or combination of the common stock at any time after March 29, 2006 as defined in the Purchase Agreement.

The Warrants may be exercised for an aggregate of up to 1,883,762 shares of common stock until March 22, 2011, at a price per share equal to $2.375 (the "Exercise Price"). The exercise price will be subject to adjustment for events and transactions as stated in the Warrant and the Debenture.

The Company agreed to sell the Debentures and issue the common stock issuable on conversion and exercise of the Debentures and Warrants, in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act on a private placement basis, to domestic and foreign institutional, accredited investors.

The Common Stock underlying the Debentures and the Warrants will be registered by the Company for re-offer and re-sale by the investors. The Company is committed to file the registration statement within 90 days of closing (the "Filing Deadline") and have it declared effective within 135 days of closing (the "Effectiveness Deadline") (subject to additional time in certain limited circumstances), and if those time periods are not met, the Company will pay a liquidated damages amount of one percent of the amount invested for each day until the filing of the registration statement, and pay a liquidated damages amount of one percent of the amount invested for each 30-day period (pro rated) until the effectiveness of the registration statement (collectively the "Payments"). In the event the Company fails to make any such Payments in a timely manner, such Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. As of August 3, 2006, the Company entered into a Waiver Agreement with the Purchasers pursuant to which majority of the Purchasers agreed to extend the Filing and the Effectiveness Deadlines by approximately 45 days each.

As security for the payment and performance of the Obligations, as defined in the Security Agreement, and the payment for the Debentures, pursuant to the Security Agreement, the Patent and Trademark Security Agreement, the Copyright Security Agreement and the Collateral Agency Agreement, the Company granted to Secured Party as collateral agent, for itself and for the ratable benefit of Purchasers, a security interest in all of Company's right, title and interest in all the Company's property, including but not limited to, equipment, assets, inventory, patents, trademarks and copyrights.

On June 7, 2006, PowerLinx, Inc. (the "Company") announced that the civil action initiated against the Company (the "Action") by Satius, Inc. ("Satius"), on August 17, 2005, in which Satius alleged various claims under a former license agreement (the "Agreement"), entered into on December 18, 2002, by and between Satius and the Company and subsequently terminated by Satius on July 10, 2004, has been dismissed in the Court of Common Pleas of Montgomery County, Pennsylvania. On June 9, 2006, the Company was notified by its counsel that Satius Inc., has appealed the dismissal. The Company cannot predict whether or not the appeal will be successful.

The Action against the Company by Satius and the termination of the Agreement were previously reported by the Company in its Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 26, 2005 and October 26, 2004, respectively.

SEC Investigation

The Company has settled the previously reported investigation by the Securities and Exchange Commission ("SEC") as described below.

On Tuesday, June 27, 2006, the SEC filed a civil action in the United States District Court for the District of Columbia against the Company, its former chief executive officer, George S. Bernardich III, and its former secretary and treasurer, James R. Cox. The Company consented to the entry of a judgment permanently enjoining it from violating Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 ("Exchange Act"), which are general antifraud provisions of the federal securities laws. The Company also consented to being enjoined from violating the periodic reporting, books and records, and internal controls provisions contained in Exchange Act Sections 13(b)(2)(A), 13(b)(2)(B), and 15(d) and Rules 15d-1, 15d-11, 15d-13, and 12b-20 thereunder.

Mr. Bernardich and Mr. Cox consented to the entry of judgments permanently enjoining them from violating Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and aiding and abetting the Company's alleged reporting violations, and barring them from serving as officers and directors of public companies for a period of ten years. The Company, Mr. Bernardich and Mr. Cox consented to the entry of the judgments without admitting or denying the allegations in the SEC's Complaint. Mr. Bernardich was president and chief executive offer of the Company from February 2001 until April 2005. He was the chairman of the Company's board of directors from August 2000 until February 2005 and remained a director of the Company until March 2006. The Company currently has a consulting/severance arrangement with Mr. Bernardich. Mr. Cox was the Company's secretary, treasurer and director from the time the company went public in March 1999 until approximately July 2002. Mr. Cox is currently employed by the Company in a product development capacity. The requested relief is subject to court approval.

The Complaint alleged that in September 2004, the Company violated the antifraud provisions of the federal securities laws by issuing materially misleading press releases and filing materially misleading reports with the SEC concerning a purported $23 million sales contract with a defense contractor known as Universal General Corporation ("UGC"), which, in fact, had no revenues, no assets, and no means to satisfy any portion of its $23 million contractual obligation to the Company. According to the Complaint, the Company performed virtually no due diligence to determine whether UGC was a legitimate business and could meet its contractual obligations. The Complaint further stated that Mr. Bernardich was responsible for the Company's due diligence failures and for drafting the Company's materially misleading press releases and SEC filings. The Complaint also alleged that during the first six quarters of the 2000 fiscal year, the Company fraudulently recognized nearly ninety percent of its reported revenues based on fictitious camera sales by initiating consignment arrangements with numerous dealers and recording the consignment order amounts as revenue before any cameras were manufactured, shipped to the dealers, or sold to customers. The Complaint alleges that during this same period, the Company also issued numerous deceptive press releases that materially misrepresented the company's operations and offered glowing, but unsubstantiated, revenue and earnings forecasts. The Complaint also alleged that in April 2001, following a management change, the Company filed with the SEC an annual report for 2000 containing a misleading restatement of revenues and other materially misleading disclosures and accounting errors. According to the Complaint, the principal architect of the Company's fraudulent activities during the 2000 fiscal year was its now-deceased former chief executive officer, Richard L. McBride. According to the Complaint, among other things, the Company failed to disclose in violation of applicable SEC regulations that Mr. McBride had been convicted of fraud in 1998 and was serving a six-year probation term.

The Complaint also alleged that Mr. Cox was responsible for certain of the Company's fraud and reporting violations, and Mr. Bernardich who had replaced Mr. McBride as chief executive officer in February 2001, aided and abetted the Company's reporting violations with respect to the Company's annual report for the 2000 fiscal year.

In addition, the Company's current chief financial officer, Douglas Bauer, has consented to the issuance of a cease-and-desist order for his role in causing the Company's reporting violation in connection with its April 2002 restatement of a deferred tax asset. Mr. Bauer consented to the issuance of the order without admitting or denying the findings in the Order.

Our principal executive offices are located at 10901-A Roosevelt Blvd., Suite 200, St. Petersburg, FL 33716. Our telephone number is (727) 866-7440. Our website is located at www.power-linx.com.

                                  The Offering

Common stock outstanding before the offering.....................  4,888,900 shares.

Common stock offered by selling stockholders.....................  Up to 9,111,085 shares.

                                                                   The maximum number of shares to be issued to the
                                                                   selling stockholders, 7,933,956.

Common stock to be outstanding after the offering................  Up to 12,822,856 shares.

Use of proceeds..................................................  We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds"
                                                                   for a complete description.

Risk Factors

                                                                   The purchase of our common stock involves a high
                                                                   degree of risk. You should carefully review and
                                                                   consider "Risk Factors" beginning on page 5.


Over-The-Counter Bulletin Board Symbol ..........................  PWNX.OB

Forward-Looking Statements.......................................  This   prospectus    contains    forward-looking
                                                                   statements  that  address,  among other  things,
                                                                   our strategy to develop our business,  projected
                                                                   capital   expenditures,   liquidity,   and   our
                                                                   development of additional  revenue sources.  The
                                                                   forward-looking  statements  are  based  on  our
                                                                   current  expectations  and are subject to risks,
                                                                   uncertainties  and  assumptions.  We base  these
                                                                   forward-looking    statements   on   information
                                                                   currently  available  to us,  and we  assume  no
                                                                   obligation  to update them.  Our actual  results
                                                                   may   differ   materially   from   the   results
                                                                   anticipated     in     these     forward-looking
                                                                   statements, due to various factors.


The above information regarding common stock to be outstanding after the offering is based on 4,888,900 shares of common stock outstanding as of August 3, 2006 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholders.

                                  RISK FACTORS

Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

Risks Related to Our Business
-----------------------------

WE HAVE HAD LOSSES SINCE OUR INCEPTION. WE EXPECT LOSSES TO CONTINUE IN THE FUTURE AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

The Company has incurred net losses of $5,848,754 and $5,151,079 during the years ended December 31, 2005 and 2004, respectively. In addition, during those same years, the Company has used cash of $3,001,236 and $4,244,961 in its operating activities and has a net working capital deficiency of $559,748 at December 31, 2005. The Company has also incurred net losses of $1,617,682 and $3,199,654 during the six months ended June 30, 2006 and 2005, respectively. In addition, the Company has used cash of $2,842,510 and $1,615,261 in its operating activities during the six months ended June 30, 2006 and 2005, respectively. We expect to continue to incur significant operating expenses as we maintain our current line of power-line products and continue research and development toward new advance power-line technologies. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing. If such financing is available, of which there can be no assurance, you may experience significant additional dilution.


WE CHANGED THE FOCUS OF OUR BUSINESS FROM MARINE PRODUCTS TO POWERLINE COMMUNICATION (PLC) PRODUCTS, WHICH WE MAY NOT BE SUCCESSFUL IN AND OUR EARNINGS MAY DECREASE.

During the fiscal year ending December 31, 2004, we changed the focus of our business from marine products to Power line Communication (PLC). We have limited capital to undertake the change, must shift the focus of our expenditures and may incur inventory write-offs. As a result, if we are unable to be successful in this new business, our earnings may decrease.

OUR FAILURE TO RESPOND TO RAPID CHANGE IN THE MARKET FOR INDUCTION RADIO FREQUENCY SYSTEMS COULD CAUSE US TO LOSE REVENUE AND HARM OUR COMPETITIVE POSITION.

Our future success will depend significantly on our ability to develop and market new products that keep pace with technological developments and evolving industry standards for technology that enables video transmission over AC and DC electrical conductors. Our delay or failure to develop or acquire technological improvements, adapt our products to technological changes or provide technology that appeals to our customers may cause us to lose customers and may prevent us from generating revenue which could ultimately cause us to cease operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED.

We believe that our available short-term assets, investment income and recently obtained funding will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2006. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of our technology and products.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section: -- how and when we introduce new products and services and enhance our existing products and services;

-- our ability to attract and retain new customers and satisfy our customers' demands;

-- the timing and success of our brand-building and marketing campaigns;

-- our ability to establish and maintain strategic relationships;

-- our ability to attract, train and retain key personnel;

-- the emergence and success of new and existing competition;

-- varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;

-- changes in the mix of products and services that we sell to our customers;

-- costs and effects related to the acquisition of businesses or technology and related integration; and

-- costs of litigation and intellectual property protection.

In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results.

For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated March 17, 2006, our independent auditors stated that the accompanying financial statements were prepared assuming that the Company will continue as a going concern. However, we have incurred operating losses, including discontinued operations, of $5,848,754, and $5,123,771 during the year ended December 31, 2005 and 2004, respectively. In addition, during that period, we have used cash of $3,001,236 and $4,244,961 in our operating activities. The Company has also incurred net losses of $1,617,682 and $3,199,654 during the six months ended June 30, 2006 and 2005, respectively. In addition, the Company has used cash of $2,842,510 and $1,615,261 in its operating activities during the six months ended June 30, 2006 and 2005, respectively. Subsequent to December 31, 2005, we did secure $3,100,000 of additional financing and converted $1,373,933 of otherwise short term obligations to long term debt. While the proceeds of this financing will significantly our liquidity difficulties, the ability of us to sustain our operations for a reasonable period without further financing cannot be assured.

We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern uncertainty modification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

LOSS OF MICHAEL TOMLINSON, OUR CHIEF EXECUTIVE OFFICER, COULD IMPAIR OUR ABILITY TO OPERATE.

If we lose our key employee, Michael Tomlinson, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified management personnel.

We are highly dependent on our management, in particular, Michael Tomlinson, our Chief Executive Officer, who is critical to the development of our technologies and business. Mr. Tomlinson's employment agreement expires in September of 2008 and we are currently in negotiations with him to extend his agreement. If Mr. Tomlinson is terminated without cause prior to the expiration of his employment agreement, he will receive the remaining months of his current contract as a termination payment. There can be no assurance that we will be successful in these negotiations. The loss of his services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any person working for us.

WE HAVE A FEW PROPRIETARY RIGHTS, THE LACK OF WHICH MAY MAKE IT EASIER FOR OUR COMPETITORS TO COMPETE AGAINST US.

We attempt to protect our limited proprietary property through copyright, trademark, trade secret, nondisclosure and confidentiality measures. Such protections, however, may not preclude competitors from developing similar technologies. Any inability to adequately protect our proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

Risks relating to our current financing agreement:
--------------------------------------------------

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES DUE MAY 22, 2008, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of August 3, 2006, we had 4,888,900 shares of common stock issued and outstanding, and outstanding options and warrants (not including the warrants issued in connection with the private offering concluded on March 29, 2008) to purchase an additional 303,735 shares of common stock. As of June 30, 2006, these consist of 183,553 outstanding and exercisable options with a weighted average exercise price of $5.40 and a weighted average contractual life of approximately 7 years; and 120,182 outstanding and exercisable warrants with a weighted average exercise price of $13.65 and a weighted average contractual life of approximately 2.5 years. In the offering pursuant to this registration statement, the selling stockholders may sell up to 6,595,045 shares of common stock (including shares of common stock issuable upon conversion of the convertible debentures) and 2,500,029 shares of common stock underlying warrants.

Risks related to our common stock:
----------------------------------

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile. Since we changed the focus of our business from marine products to power line communication (plc) products on December 31, 2001 and through the fiscal quarter ended June 30, 2006, the closing market price for our common stock has ranged from $2.90 to $0.03, not adjusted for a 1-for-50 reverse stock split effectuated on March 22, 2006. Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and
o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience objectives of the person; and
o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE ARE AUTHORIZED TO ISSUE "BLANK CHECK" PREFERRED STOCK WHICH, IF ISSUED WITHOUT STOCKHOLDERS APPROVAL, MAY ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

Our articles of incorporation authorize the issuance of up to 30,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for

PowerLinx and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

THE AVAILABILITY OF A LARGE NUMBER OF AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK MAY, UPON THEIR ISSUANCE, LEAD TO DILUTION OF EXISTING STOCKHOLDERS.

Pursuant to the approval of the Company's shareholders of the increase in authorized common stock obtained on August 8, 2006, and the Certificate of Amendment to the Company's Articles of Incorporation that was filed with Secretary of State of Nevada on August 9, 2006, we are authorized to issue 50,000,000 shares of common stock, of which as of August 16, 2006, 4,888,900 shares are issued and outstanding. In connection with the financing arrangement that we entered into in March 2006, we also have outstanding secured convertible debentures that may be converted into up to an estimated 3,622,618 shares of common stock, plus a 50% reserve of approximately 1,811,000 shares, at the conversion price of $1.235, subject to adjustment, outstanding warrants to purchase approximately 1,883,762 shares of common stock, plus a 50% reserve of approximately 942,000 shares, exercisable at $2.375 per share, subject to adjustment, and outstanding warrants to purchase approximately 145,327, exercisable at an average price of $7.89 per share. Assuming conversion and exercise of these instruments and the number of shares which we are required to reserve for exercise and conversion of such, we will be left with approximately more than 36,000,000 authorized shares that will remain unissued. These shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders.

WE HAVE NOT PAID CASH DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY CASH DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR STOCK.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of cash dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay cash dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

                           FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the 2,500,029 warrants owned by the selling stockholders.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise, if any, of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person or entity who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person or entity, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person or entity will own after the offering, assuming they sell all of the shares offered. The Group A selling stockholders have the right to convert the debentures issued to them into common stock of the Company, which is being registered pursuant to this registration statement, at the conversion price of $1.235 pursuant to the Securities Purchase Agreement entered into on March 29, 2006. But for (i) Myles J. Gould, a current director,
(ii) Roger Gould, brother of Myles J. Gould, (iii) Douglas McIntyre, George S. Bernardich, III and Michael A. Ambler, all former directors and/or officers, and
(iv) Douglas Bauer, Michael Tomlinson, James Williams, Marty Traber, Frank Sanchez, William Edwards, Bradford Gould and Ted Shalek, all current directors and/or officers, none of the selling stockholders have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

                                                                                                   Shares Beneficially Owned
                                                                                                      After the Offering (i)
                                                                                                  -----------------------------

                                             Number of Shares
                                            Issuable Assuming         Percent
                                            Full Conversion of       Ownership      Number of Shares
                                           Debentures/Exercise     Assuming Full    Included Herein
                 Name                         of Warrants *         Conversion          *** ****        Number         Percent
------------------------------------      ----------------------  ---------------   ----------------   ---------     -----------
Group A                                       123,078 (1)             2.45%           174,089             0              --
-------

The Nutmeg Group, LLC (vii)
                                              123,078 (1)             2.45%           174,089             0              --
Nite Capital LP (ix)
                                            1,846,154 (2)            27.41%         2,611,311             0              --
Vatas (Belgique) SA
                                            2,036,841 (3)            32.01%         2,881,030             0              --
Citco Trustees (Cayman) Limited (v)
                                              307,692 (4)             5.92%           435,218             0              --
RIT Capital Partners
                                              184,615 (5)             3.64%           261,131             0              --
Paul McKenna
                                              246,154 (6)             4.79%           348,175             0              --
Chicago Venture Partners, L.P. (ii)
                                              123,078 (1)             2.45%           174,089             0              --
ICON Capital Partners LP (x)
                                               28,924 (7)             *****            40,912             0              --
Roger Gould (iii)
                                               25,231 (8)             1.77%            35,688           61,618         1.26%
Myles Gould (iv)
                                              123,078 (1)             2.45%           174,089             0              --
Kazi Management VI, Inc. (viii)
                                               61,539 (9)             1.24%            87,044             0              --
Thomas Properties (vi)
                                              276,923 (10)            8.98%           391,764             0              --
James Buchegar


                                       9

                                                                     Percent
                                            Number of Shares        Ownership        Number of
                                           Issuable Assuming      Assuming Full    Shares Included
                                           Full Exercise of         Exercise           Herein
             Name                             Warrants **             ****              ****            Number        Percent
------------------------------------      ----------------------  ---------------   ----------------   ---------     -----------

Group B
                                                 5,760                *****            5,760              0              --
Michael Ryan
Frank Sanchez                                    5,714                *****            5,714              0              --
Alex & Kather Rosemurgy                          3,840                *****            3,840              0              --
Percy Rosemurgy                                  3,840                *****            3,840              0              --
Stephanie Rosemurgy                              3,840                *****            3,840              0              --
Elizabeth Rosemurgy                              3,840                *****            3,840              0              --
Carolyn Rosemurgy                                3,840                *****            3,840              0              --
Jeff Petillo                                     2,880                *****            2,880              0              --
John Seidel                                      2,880                *****            2,880              0              --
Dana Pekas                                      19,200                *****           19,200              0              --
Dawn Glen Ltd.                                   7,536                *****            7,536              0              --
Edelberto Oliva                                  3,840                *****            3,840              0              --
Myles Gould                                      6,000                *****            6,000            61,618         1.26%
Lynn Gould                                       3,840                *****            3,840              0              --
Roger Gould                                      6,000                *****            6,000              0              --
Rick Peterson                                   38,102                *****           38,102              0              --
Tim Loeffler                                    15,360                *****           15,360              0              --
George Bernardich                                4,800                *****            4,800              0              --
Kevin Christ                                    38,160                *****           38,160              0              --
Gary Koznick                                     3,810                *****            3,810              0              --
Angela Naylor                                   10,865                *****           10,865              0              --
James Buchegar                                  51,439                8.98%           51,439              0              --
Dave Turbenson                                   5,714                *****            5,714              0              --
Mallory Zimmerman                                7,619                *****            7,619              0              --
Jeff Shultz                                      4,190                *****            4,190              0              --
Steven L. & Deborah L. Smith                     6,000                *****            6,000              0              --
Dennis Schrier                                   1,143                *****            1,143              0              --
Dave & Kathy Lustfield                           9,600                *****            9,600              0              --
Roy Grabanski                                   15,238                *****           15,238              0              --
Robert Ollins                                    3,810                *****            3,810              0              --
Rick Peterson                                    3,840                *****            3,840              0              --
Sofaer Capital Global Hedge Fund LP (A)        190,476               32.01%          190,476              0              --


                                       10

                                                                     Percent           Number of
                                            Number of Shares     Ownership Herein   Shares Included
                  Name                     of Common Stock           ****               ****            Number         Percent
------------------------------------      ----------------------  ---------------   ----------------   ---------     -----------

Group C
Glenda Buchegar                                  2,667                *****            2,667              0              --
James Buchegar                                 136,622               8.98%           136,622              0              --
Paul Camarote                                    6,222                *****            6,222              0              --
Gary Koznick                                     4,444                *****            4,444              0              --
Duenow, Gene & Margaret                         10,000                *****           10,000              0              --
Roy Grabanski                                   17,779                *****           17,779              0              --
Gary Nelson                                      4,444                *****            4,444              0              --
Rick Lupient                                    20,000                *****           20,000              0              --
Rick Peterson                                   26,667                *****           26,667              0              --
Dave Turbenson                                   6,000                *****            6,000              0              --
Mallory Zimmerman                                6,222                *****            6,222              0              --
Dawnglen Finance, Ltd.                           4,000                *****           40,000              0              --
Richard Bauer                                    2,000                *****            2,000              0              --
Don Gunn                                         6,222                *****            6,222              0              --
Robert A. Haberman                               2,000                *****            2,000              0              --
Harry Hecht                                      2,000                *****            2,000              0              --
Kolstoe, G.                                      2,000                *****            2,000              0              --
Gerald Liebmann                                  1,806                *****            1,806              0              --
Tim Loeffler                                     8,889                *****            8,889              0              --
David Lustfield                                  4,444                *****            4,444              0              --
Dudley Moore                                    22,222                *****           22,222              0              --
Larry Parker                                     4,000                *****            4,000              0              --
Dana Pekas                                      20,000                *****           20,000              0              --
Trent Peterson                                   8,889                *****            8,889              0              --
Dennis A. Schaefer                               2,667                *****            2,667              0              --
Dennis Schreier                                  2,667                *****            2,667              0              --
Jeff Shultz                                      4,444                *****            4,444              0              --
Allan S. Wilensky                                5,934                *****            5,934              0              --
Gail Witter                                      4,000                *****            4,000              0              --
Wayne Witter                                    10,000                *****           10,000              0              --
Chad J. Galayda                                  7,000                *****            7,000              0              --
Robert Kearney                                   1,778                *****            1,778              0              --
Michael J. Ryan                                  5,000                *****            5,000              0              --
John A. Seidel                                   3,000                *****            3,000              0              --
Dave Nelson                                      1,000                *****            1,000              0              --


                                       11

Group D
--------

Harold Halman                                    7,581                *****            7,581              0              --
Michael Tomlinson (xi)                           26,000               *****            26,000           13,000         *****
Douglas Bauer (xii)                              25,000               *****            25,000           89,526         1.80%
James Williams  (xiii)                           22,000               *****            22,000           16,645         *****
Marty Traber (xiii)                              17,000               *****            17,000           5,900          *****
Frank Sanchez (xiii)                             17,000               *****            17,000           32,213         *****
William Edwards (xiii)                           12,000               *****            12,000           25,400         *****
Myles Gould (xiii)                               12,000               *****            12,000           61,618         1.26%
Bradford Gould (xiii)                            12,000               *****            12,000           9,748          *****
Ted Shalek (xiii)                                 2,000               *****             2,000             0            *****
Douglas McIntyre (xiv)                           12,000               *****            12,000           2,000          *****
Diversified Personnel (xv)                        6,629               *****          8,286 (xv)           0              --
Choice Hotels International, Inc. (xvi)          20,083               *****         30,125 (xvi)          0              --
David Marvel                                     17,962               *****        17,962 (xvii)          0              --
George S. Bernardich, III                        30,000               *****        30,000 (xviii)       6,880          *****
Michael A. Ambler                                20,000               *****         20,000 (xix)         282           *****
Alcalde & Fay (xv)                               34,091               *****         42,614 (xv)           0              --
Beus Gilbert, PLLC (xv)                          18,939               *****         23,674 (xv)           0              --
MidSouth Capital, Inc. (xx)                       9,474               *****            9,474              0              --
Adam Cabibi (xxi)                                53,684               *****            53,684             0              --
Cody Camarote                                    16,011               *****            16,011             0              --

TOTAL SHARES OFFERED                                                                 9,111,085
                                                                                     =========

* Number of shares includes (i) shares issuable upon conversion of the convertible debentures for each selling stockholder, assuming a conversion price of $1.235, representing 65% of the average of the ten day volume weighted average trading prices for the common stock during the ten trading day period immediately prior March 7, 2006, taking into effect the 1-50 reverse stock split of the Company's common stock that occurred on March 22, 2006, and (ii) shares issuable upon exercise of the warrants issued to each selling stockholder.

** Number of shares includes shares issuable upon exercise of the warrants issued to each selling stockholder at an exercise price of $12.50, and which expire on April 5, 2008.

*** Number of shares includes shares issuable as interest payments due under the convertible debentures assuming that the convertible debentures are not converted and remain outstanding for the entire two-year term. In addition, it includes additional shares to be issued based on a good faith estimate of the number of shares issuable upon conversion of the secured convertible debentures and exercise of warrants. Under the terms of the secured convertible notes, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply a factor of 1.25 the number of shares issuable upon conversion of the convertible notes and upon exercise of the warrants.

**** The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment. The percentage of shares owned by each selling stockholder is based on a total outstanding number of 4,888,900 as of August 3, 2006.


***** Less then 1% of the issued and outstanding shares of common stock.

(i) Assumes that all securities registered will be sold and that all shares of common stock underlying convertible debentures will be converted and common stock purchase warrants will be issued.

(ii) Chicago Venture Partners, L.P. is a private investment fund that is owned by its general partner, Chicago Venture Management, LLC, and managed by CVM, Inc., who, has voting and investment control, over the shares listed. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(iii) Roger Gould is the brother of the Company's current director, Myles J. Gould.

(iv) Myles J. Gould is a current director of the Company and is the brother of Roger Gould.

(v) Citco Trustees (Cayman) Limited invested on behalf of Sofaer Capital Global Hedge Fund. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(vi) Steven P. Thomas is the manager of Thomas Properties and has voting and investment control over the shares listed. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(vii) The Nutmeg Group, LLC, is a private investment fund that is owned by its investors and managed by Randall S. Goulding, who, has voting and investment control, over the shares listed. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(viii) Kazi Management VI, Inc., is a private investment fund that is owned by its investors and managed by Zubair Kazi, who, has voting and investment control, over the shares listed. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(ix) Nite Capital LP, is a private investment fund that is owned by its investors and managed by the general partner whose manager is Keith Goodman, who, has voting and investment control, over the shares listed. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(x) ICON Capital Partners LP, is a private investment fund that is owned by its investors and managed by Adam Cabibi, who, has voting and investment control, over the shares listed. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(xi) Current Chief Executive Officer and director of the Company. Number of shares consists entirely of common stock issued as compensation relating to the officer's employment contract executed in September of 2005.

(xii) Current Chief Financial Officer of the Company. Number of shares consists entirely of common stock issued as compensation relating to the officer's employment contract executed in September of 2005.

(xiii) Current directors of the Company. Number of shares consists entirely of common stock issued as Board compensation relating to the directors' role in the direction and implementation of the Company's 2005 restructuring plan.

(xiv) Former director of the Company. Number of shares consists entirely of common stock issued as compensation for the directors' services to the Company prior to his resignation as director of the Company on March 3, 2006.

(xv) Under the terms of the agreement entered into with the selling stockholder, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply a factor of 1.25 the number of shares issued to the selling shareholder. Number of shares consists entirely of common stock issued under the terms of the agreement.

(xvi) Under the terms of the Agreement and Mutual Release entered into with the selling stockholder, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply a factor of 1.5 the number of shares issued to the selling shareholder. Number of shares consists entirely of common stock issued under the Terms of the Agreement and Mutual Release.

(xvii) Number of shares consists entirely of common stock issued under the agreement entered into with the selling stockholder.

(xviii) Number of shares consists entirely of common stock issued under the separation agreement entered into with the former officer of the Company.

(xix) Number of shares consists entirely of common stock issued under the separation agreement entered into with the former director of the company.

(xx) Represents 9,474 shares of common stock underlying common stock warrants that are currently exercisable at $1.90 per share, all of which are being registered. who, has voting and investment control, over the shares listed. MidSouth Capital, Inc. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(xxi) Represents 53,684 shares of common stock underlying common stock warrants that are currently exercisable at $1.90 per share, all of which are being registered. Adam Cabibi is the Managing Director of MidSouth Capital, Inc. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(xxii) Number of shares consists entirely of common stock issued in conjunction with a finder's fee agreement relating to the Company's April 2005 and December 2005 private equity placements.

(A) The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(1) Represents (i) 80,972 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 42,106 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(2) Represents (i) 1,214,575 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 631,579 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(3) Represents (i) 1,340,027 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 696,814 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(4) Represents (i) 202,429 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 105,263 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(5) Represents (i) 121,457 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 63,158 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(6) Represents (i) 161,943 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 84,211 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(7) Represents (i) 19,028 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 9,896 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(8) Represents (i) 16,599 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 8,632 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(9) Represents (i) 40,486 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 21,053 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

(10) Represents (i) 182,186 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, all of which are being registered; (ii) 94,737 shares of common stock underlying common stock warrants that are currently exercisable at $2.375 per share, all of which are being registered.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

Group A
-------

On March 16, 2006, we entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the "Purchasers"), under which the Company agreed to issue and sell to the Purchasers in a private placement $4,473,933 in aggregate principal amount of convertible debentures ("Debentures"), including $1,373,933 of existing debt being converted into the Debentures, and warrants to purchase common stock (the "Warrants") for an aggregate of up to $3,100,000 (the "Proceeds"). All the closing conditions have been satisfied on March 23, 2006. On March 23, 2006 the Company received a portion of the Proceeds in the amount of $2,563,572 net of $136,428, which was paid from the Proceeds as payment for commissions, expenses and $87,428 as repayment of certain creditors pursuant to the Purchase Agreement. Furthermore, on March 27, 2006, the Company received $250,000 and on March 29, 2006 the Company received a final disbursement of the Proceeds in the amount of $150,000, for a total aggregate amount of the Proceeds of $3,100,000 disbursed to the Company. The Company intends to pay a portion of the Proceeds to Sofaer Capital UK, Ltd. as a broker's fee with respect to the sale of the Debentures and Warrants to the Purchasers, and to use the net available proceeds for general corporate and working capital purposes.

The Debentures are due March 22, 2008, and are subject to the interest rate of 8%, if paid in cash, 10% if paid in stock. The principal amount due may be converted into shares of common stock at any time by any of the holders at the conversion price of $1.235

The Company has agreed to liquidated damages and other damages for failure to effect the conversion or deliver the certificates. The conversion price will be subject to adjustment for subdivision or combination of the common stock at any time after March 22, 2006 as defined in the Purchase Agreement.

The Warrants may be exercised for an aggregate of up to 1,883,762 shares of common stock until March 22, 2011, at a price per share equal to $2.375 (the "Exercise Price"). The exercise price will be subject to adjustment for events and transactions as stated in the Warrant and the Debenture.

The Company agreed to sell the Debentures and issue the common stock issuable on conversion and exercise of the Debentures and Warrants, in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act on a private placement basis, to domestic and foreign institutional, accredited investors.

The Common Stock underlying the Debentures and the Warrants will be registered by the Company for re-offer and re-sale by the investors. The Company is committed to file the registration statement within 90 days of closing and have it declared effective within 135 days of closing (subject to additional time in certain limited circumstances), and if those time periods are not met, the Company will pay a liquidated damages amount of one percent of the amount invested for each day until the filing of the registration statement, and pay a liquidated damages amount of one percent of the amount invested for each 30-day period (pro rated) until the effectiveness of the registration statement (collectively the "Payments"). In the event the Company fails to make any such Payments in a timely manner, such Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. As of August 3, 2006, the Company entered into a Waiver Agreement with the Purchasers pursuant to which majority of the Purchasers agreed to extend the Filing and the Effectiveness Deadlines by approximately 45 days each.

As security for the payment and performance of the Obligations, as defined in the Security Agreement, and the payment for the Debentures, pursuant to the Security Agreement, the Patent and Trademark Security Agreement, the Copyright Security Agreement and the Collateral Agency Agreement, the Company granted to Secured Party as collateral agent, for itself and for the ratable benefit of Purchasers, a security interest in all of Company's right, title and interest in all the Company's property, including but not limited to, equipment, assets, inventory, patents, trademarks and copyrights.

Group B
-------

On April 22, 2005, we entered into a Securities Purchase Agreement (the "Purchase Agreement #2"), with several accredited investors (collectively the "Purchasers #2"), under which the Company agreed to issue and sell to the Purchasers #2 in a private placement $1,294,166 in aggregate amount ("Stock") of Common Stock, at a price of $3.15 per share, and warrants to purchase common stock (the "Warrants #2").

The Warrants may be exercised for an aggregate of up to 81,270 shares of common stock until April 22, 2008, at a price per share equal to $12.50.

The Company agreed to sell the Stock and issue the common stock issuable on exercise of the Warrants #2 in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act on a private placement basis, to domestic and foreign institutional, accredited investors.

The Common Stock underlying the Warrants will be registered by the Company for re-offer and re-sale by the investors. The Company committed to grant piggy-back registration rights to the investors by using its best efforts to include the Stock sold and shares to be issued upon the exercise of the Warrants #2 in a subsequently filed registration statement.

Group C
--------

On December 12, 2005, we entered into a Securities Purchase Agreement (the "Purchase Agreement #3"), with several accredited investors (collectively the "Purchasers #3"), under which the Company agreed to issue and sell to the Purchasers #3 in a private placement of up to $1,000,000 in aggregate amount ("Stock #3") of Common Stock, at a price of $1.125 per share.

The Company agreed to sell the Stock #3 in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act on a private placement basis, to domestic and foreign institutional, accredited investors.

The Company committed to grant piggy-back registration rights to the investors by using its best efforts to include the Stock #3 sold in a subsequently filed registration statement.

Group D
-------

On December 12, 2005, the Company entered into a Settlement Agreement and Mutual Release agreement (the "Settlement Agreement") with Tyman Group, LLC ("Tyman"; the Company and Tyman shall be collectively referred to as the "Parties"), a Nevada limited liability company. Pursuant to the Settlement Agreement, Harold Halman, as a general member of Tyman, received among other consideration, 7,581 shares of Common Stock at a price of $2.00 per share, for an aggregate consideration of $15,162, in order to resolve any and all disputes between the Parties.

In May 2005, the Company entered into an Agreement and Mutual Release agreement (the "Mutual Release") with Choice Hotels International, Inc. ("Choice"; the Company and Choice shall be collectively referred to as the "Parties #2"). Pursuant to the Mutual Release, Choice received consideration in the amount 20,083 shares of Common Stock at a price of $1.32 per share, subject to adjustment (which constituted an average of the 3 day closing bid prices for the Common Stock prior to the date of issuance), for an aggregate consideration of $26,510, in order to resolve any and all disputes between the Parties. Under the terms of the Mutual Release, the Company may be required to issue additional shares to Choice if the proceeds of sale of the Shares do not satisfy the entire consideration of the Mutual Release.

On November 30, 2005, the Company entered into an agreement (the "Agreement") with Dave Marvel ("Marvel"). Pursuant to the Agreement, Marvel received consideration in the amount 17,962 shares of Common Stock at a price of $2.50 per share, for an aggregate consideration of $44,905.

On April 13, 2005, the Company entered into a Separation Agreement and General Release (the "Separation Agreement") with George S. Bernardich, III ("Bernardich"), the Company's former Chief Executive Officer and Chairman of the Board. Pursuant to the Separation Agreement, Bernardich received among other consideration, 30,000 shares of Common Stock at a price of $3.50 per share, the market price of the Company's common stock on the date of the Separation Agreement.

On April 14, 2005, the Company entered into a Separation Agreement and General Release (the "Separation Agreement #2") with Michael A. Ambler ("Ambler"), the company's former President and Chief Operating Officer. Pursuant to the Separation Agreement #2, Ambler received among other consideration, 20,000 shares of Common Stock at a price of $3.50 per share, the market price of the Company's common stock on the date of the Separation Agreement #2.

In May 2005, the Company also entered into agreements (the "Agreements") with Diversified Personnel, Alcade & Fay, and Beus Gilbert, PLLC. ("Diversified", "Alcade" and "Beus" respectively; the Company, Diversified, Alcade and Beus shall be collectively referred to as the "Parties #3"). Pursuant to the Agreements, the Parties #3 received consideration in the amount 6,629, 34,091 and 18,939 shares of Common Stock, respectively, at a price of $1.32 per share, subject to adjustment (which constituted an average of the 3 day closing bid prices for the Common Stock prior to the date of issuance), for an aggregate consideration of $78,750, in order to resolve any and all disputes between the Parties. Under the terms of the agreements, the Company may be required to issue additional shares to Parties #3 if the proceeds of sale of the Shares do not satisfy the entire consideration of the Mutual Release.

9,474 and 53,684 represents shares of common stock underlying common stock warrants that are currently exercisable at $1.90 per share, which were issued by the Company to MidSouth Capital, Inc. and Adam Cabibi, respectively, in conjunction with a finder's fee agreement relating to the Company's March of 2006 and December of 2005 private equity placements.

On September 2, 2005, the Company issued 7,581 shares of restricted common stock to Cody Camarote for financing fees owned in conjunction with a finder's fee agreement relating to the Company's April 2005 private equity placement. The shares were valued at $24,731, based on the terms of the finder's fee agreement.

On March 7, 2006, the Company issued 8,430 shares of restricted common stock to Cody Camarote for financing fees owed in conjunction with a finder's fee agreement relating to the Company's December 2005 private equity placement. The shares were valued at $11,855, based on the terms of the finder's fee agreement.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
o an exchange distribution in accordance with the rules of the applicable exchange;
o privately-negotiated transactions;
o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o through the writing of options on the shares;
o a combination of any such methods of sale; and
o any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock was quoted on the Over-The-Counter Bulletin Board since April of 1999 under the symbol "SEVU." On December 10, 2003, the Company changed its name to PowerLinx, Inc., and its common stock then commenced being quoted on the Over-The-Counter Bulletin Board under the symbol "PWLX". On March 22, 2006, the Company underwent a 1-50 reverse stock split of its common stock and as a result its common stock is now quoted on the Over-The-Counter Bulletin Board under the symbol "PWNX".

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. Furthermore, the prices for the First and Second fiscal quarters of 2006, reflect the 1-50 reverse stock split of the Company's common stock that occurred on March 22, 2006.

                                            Fiscal 2006        Fiscal 2005          Fiscal 2004
                                          -------- -------- --------- --------- ---------- ----------
 Fiscal Quarter                           High     Low      High       Low        High       Low
 ---------------------------------------- -------- -------- --------- --------- ---------- ----------
 First Quarter Ended March 31             $2.90    $1.62    $0.26      $0.09      $0.40      $0.17
 Second Quarter Ended June 30             $2.40    $1.00    $0.12      $0.06      $0.26      $0.16
 Third Quarter Ended September 31*        $1.85    $0.90    $0.10      $0.06      $0.38      $0.12
 Fourth Quarter Ended December 31          ---      ---     $0.07      $0.03      $0.31      $0.19

* As of August 3, 2006, for 2006

Holders

As of August 3, 2006, our shares of common stock were held by approximately 6,000 stockholders of record. In many instances, a record stockholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares. The transfer agent of our common stock is Island Stock Transfer, Inc., 100 Second Avenue South, 300N, St. Petersburg, Florida 33701.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

                             DESCRIPTION OF BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

PowerLinx, Inc. is referred to throughout this report as "PowerLinx," "we" or "us."

PowerLinx, Inc. ("PowerLinx" or the "Company"), was incorporated in the State of Utah in 1986 and reorganized under the laws of Nevada on December 30, 1993.

OUR BUSINESS, SEGMENTS AND PRODUCTS

We develop, license, manufacture, and market products and applications developed to transmit voice, video, audio and data either individually or any and all combinations over power lines, twisted pair wires, and coax in AC and DC power environments. We also manufacture and market underwater video cameras, lights, and accessories for the marine industry. Our products are sold in both retail and commercial markets. Our principal products are sold in the security and transportation industries.

We are a leader in the field of power line communications products (PLC). Our analog and digital power line technology is at the core of its value proposition. These two transmission technology schemes allow us to take full advantage of a number of exciting and continually expanding market segments. These market segments currently consist of vehicle viewing systems; entertainment, networking and security products. With our expertise in analog and digital systems, we have combined our technology with our extensive sourcing expertise to provide the price competitive, quality products to the market. Our products provide the reliability, cost and ease of installation that the customers want in these market segments. This focus of reliability, cost and ease of installation provides us with a competitive advantage over its competitors.

We were engaged in three product segments in 2006:

1)  Security Products
         a) Consumer
         b) Professional
2)  DC Transportation Products
3)  Marine Products

The Security Products Segment develops, manufactures, markets and sells proprietary video security network devices and consumer electronic products that utilize patented technologies, licensed and owned by the Company, to retailers, commercial businesses, dealers, distributors, and original equipment manufacturers, throughout North America. The DC Transportation Products Segment develops, manufactures, markets, and sells power line rear and side vision systems for all classes and types of vehicles in the transportation industry to fleets, dealers, distributors and original equipment manufacturers throughout North America. Our Marine Products Segment develops, manufactures, markets and sells underwater video cameras, lighting and accessories principally to dealers and distributors in recreational/professional marine and fishing markets worldwide.

SECURITY PRODUCTS SEGMENT

THE BUSINESS CONCEPT

Electrical wiring is nearly universal, present in practically every building constructed in the past century. Within the walls of a single structure, the topology of an electrical distribution system is a network of wiring which branches into every room.

The concept of Power line Communication, or PLC, was born early in the history of electrification. Scientists and engineers recognized its potential value as a channel for more than just electrical distribution. Until the arrival of transistorized circuitry, the concepts were unreachable. Once thought to be valuable only to utility companies, PLC technologies have begun to emerge in both the consumer and industrial marketplaces.

Closed-circuit television video surveillance, also known as "CCTV," has been included in the security plans of businesses large and small. Most businesses purchase CCTV equipment either from a specialized CCTV contractor or as a part of a broader alarm and security package from an integrated-systems vendor.

The technology has been slow to trickle down to the small business and consumer sectors, in part due to the relative complexity of installation. This is especially true in retrofit installations. While new home construction can include the cabling for CCTV as a part of the homebuilding schedule, existing construction requires substantial drilling and labor to achieve the same result.

Further, once the wiring is in place, moving a camera involves the relocation of the associated wiring.

Business of Issuer: Security Products Segment

Through our Security Products Division, we develop, manufacture, market and sell proprietary products currently into categories within the security market. The Company defines these product lines within the security product segment as: a) Professional b) Consumer

Business of Issuer: Professional/Consumer

a) Professional

The professionally installed monitoring products group operates on analog or digital technology which allows multiple devices to transmit a single color video signal along with simultaneous bi-directional audio and control commands. This analog product group provides a more affordable price point than that of the digital products group. The digital product group has more functions. Digital video and audio can be transmitted using Broadband Internet to remote monitoring stations; monitoring stations then "look-in" to monitored properties to verify reports from alarm systems. Professional systems may also require pan, tilt and zoom

b) Consumer

This product group is designed and targeted to the retail marketplace. The trademarked name, "SecureView," is currently the key brand identifier for this range of our analog monitoring products. The analog product group is currently being expanded to introduce additional form factors and functionality. The digital product group is targeting the high end sophisticated consumer who needs the greater functionality of this product group.

Principal products: Security

Professional Power Line Security Systems The professional products utilize analog technology. Anticipated for production in 3rd quarter of 2006, these products transmit color video, communicate bi-directionally, transmit audio, and control signals via power line carrier. The control signals allow devices to be turned on-off from a central control point. A typical system controls remote devices such as: an outdoor light fixture/camera; indoor and outdoor traditional look security cameras; doorbell camera-intercom; wall camera and desk camera. On-screen programming utilizing a standard television or video monitor, allows the user control of direct, sequential, or random viewing of any remote device. The system is self-configuring, and will recognize individual device ID's. The control module is a hand held remote control In addition to video monitoring, in Phase 2 and Phase 3 in 2007, the system is expected to allow for motion detection, dry contact (door, window switches), and glass-break sensors.

Consumer Power Line Monitoring/Security Products

We have developed an analog surveillance camera utilizing the form factor of a common flood lamp. SecureView, the "power line camera in a light bulb," The light-bulb camera is currently retailing in two forms, one for indoor use and one for outdoor use. The outdoor model is weather resistant.. A transmitter/receiver set adaptation enables the end-user to connect most external video cameras to the PLC transmitting device, with the receiver-decoder "back end" unit identical to that of the light-bulb-camera system. The transmitter/receiver set adaptation and "raw-board" circuitry are available to qualified Original Equipment Manufacturers (OEMs) and Value Added Resellers
(VARs) within the trade, for inclusion in their own customized product offerings.

We anticipate the development of a broader suite of products to expand the functionality of the technology. We concluded that a new product design was needed to meet the demands of the retail consumer. Customer feedback dictated the need for multiple cameras, audio and on-off control features. The result will be a new power line communication product, which enables the customer to purchase, on a customized individual component basis, a complete home monitoring/security system. The new solution allows the consumer to combine a single base remote control with any combination of cameras. The remote control is designed to control up to 20 other peripherals such as floodlight and other cameras. Each of these devices can be viewed directly, in sequence, or scanned via the programmable remote controller. Initial form factor designs are expected to be completed in the 2nd quarter of 2006 to allow our sourcing team to finalize the product for tooling, dye, and prototype testing in the 3rd quarter of 2006. Packaging and final production plans are anticipated to be completed in the 3rd quarter of 2006, with the first products of this new series expected to be available to our retailers and customers by the 3rd quarter of 2006. Our anticipated consumer product line is as follows:

o Analog Outdoor & Indoor Camera Systems MSRP $149.99 (est.)
o Analog Transmitter/Receiver System MSRP $139.99 (est.)
o Analog Wall Camera MSRP $149.99 (est.)
o Analog Deluxe Desk Camera MSRP $1499.99 (est.)
o Analog Remote Controller MSRP $129.99 (est.)
o Analog Extra Decoders MSRP $49.99 (est.)
o Analog Traditional Security Camera Look Camera MSRP $149.99(est.)

Principal Markets: Security

The overall security market has been listed as one of the fastest growing markets in the world. Bloor Research believes that security spending is going to grow from only $66 billion in 2001 to more than $155 billion by 2006 which translates into nearly 20% plus annual growth.

(Bloor Research is acknowledged by the world's press and other industry analysts as producing some of the most authoritative work ever published on computing and business issues. In 1996 the landmark report "The Enterprise By Other Means" was published and sold over 30,000 copies and is probably the best selling IT report ever published in Europe. It is because of the accuracy and integrity of its research with its impartial conclusions that has earned Bloor Research international acclaim, and an excellent reputation among IT vendors and end users alike.)

a) Professional Power Line Security Systems Consumers who seek a professional installation have security needs that require functionality not found in a typical retail security product. This is a two tiered market with mass market national security firms including Sensormatic, ADT, Tyco and Brinks garnering 28% of the market and a segmented market of nearly 14,000 plus regional and local firms accounting for the remainder of the market (As referenced by USBX Advisory Services. These professionals combine products from many suppliers to engineer security solutions for homes and small businesses.

b) Consumer Power Line Monitoring/Security Products The consumer market place consists of 107.7M households according to the 2004 projections of the US Census Bureau data and approximately 12M small business locations within the US according to the same data source. This consumer market place is serviced by 4 retail formats: home improvement centers; traditional hardware stores; mass retailers; and direct response through television retailers, internet and catalogs.

Distribution Methods: Security

a) Professional Power Line Security Systems Within the distribution hierarchy of the security products industry is a segment of systems integrators and VARs who distribute products to independent contractors and installers numbering nearly 26,000 in this highly fragmented sector as referenced in the market recap. The professional-grade products, which are based on analog power line technology, were developed to service this distribution model. PowerLinx's current strategy is to form a strategic partnership with a nationally recognized large-scale distribution entity who supplies hardware components to many of the firms in this market.

b) Consumer Power Line Monitoring/Security Products PowerLinx currently sells consumer products through independent retailers, mass retailers, catalogers, internet retailers and direct response TV retailers using both in-house and external manufacturer sales representatives. With the introduction of the new suite of consumer products, the PowerLinx's strategy includes seeking a distribution partner. The products will be distributed into the four retail formats via the partner's sales and distribution infrastructure. Our current customers include:

o Catalogers: SuperCircuits; Smart Home, Heartland America,
o Internet Retailers; Sam Club, Target, Spy Chest
o Direct Response TV: Shop at Home Network TV; (HSN)Home Shopping Network

Competitive Business Conditions: Security

a) Professional Power Line Security Systems There is currently no direct competition for our power line communication products in this market. While there are hundreds of individual components available to the professional integrator, installer, and value-added reseller, most of these devices require hard-wired connections. While there are some wireless systems, they tend to be unreliable and expensive to encrypt data to eliminate eavesdropping. These connections result in additional labor cost and increased installation time. In many cases, property damage is incurred during the installation, further adding to the total cost of the project.

Our professional products group enables these installers, integrators, and VARs to provide the same solutions without structural modification for cabling, and virtually eliminates the risk of property damage resulting from installation. The average cost of a 3-4 camera professionally installed system is $2,000 -$3,000.

b) Consumer Power Line Monitoring/Security Products Consumers within the home or small business marketplace make purchase decisions based on 3 critical product attributes. These are: first, the product must perform well within their environment; second, it must be extremely easy to install; and third, it must be affordable. Competition in the consumer marketplace exists in two areas; first, the hard- wired systems, and secondly, in the over-the-air "wireless" category. The hard-wired competitors meet 2 of the 3 key product attributes (performance and price), but are extremely difficult to install. For this reason retailers and mass merchandisers have realized that products with complex installation procedures may not "stay sold," since many do-it-yourselfers lack the technical skill necessary to successfully install the product. In the mass retail channel, many wired system "package deals" have been attempted with marginal success. The "wireless" competitors also meet 2 of the 3 critical attributes (ease of installation and price affordability), but performance is typically poor and the video signal is transmitted to anyone who has a receiver. Nevertheless, the consumer marketplace is increasingly price driven, with a flood of low-performance, low-cost products creating downward pressure on retail prices. The retail pricing for hard-wired and wireless products ranges from $49.99 to $299.99.

Sources and Availability:

There are no known shortages of any parts or components for any of the Company's existing product or for new products that are currently in the research and development stage.

INTELLECTUAL PROPERTY: SECURITY PRODUCTS SEGMENT

Intellectual Property to be Protected

PowerLinx has developed over 20 pieces of technology during the last two years. This technology has the potential for patient protection. The company will protect these inventions prior to manufacturing products using the technology.

Intellectual Property Owned

We hold exclusive rights to the following patents and trademarks relevant to the Security Products Segment:

Digital

US Patent No. 6,275,144 Variable Low Frequency Offset, Differential, OOK, High-Speed Power-Line Communication issued 8/14/01.

US Patent No. 6,519,328 Variable Low Frequency Offset, Differential, OOK High-Speed Twisted Pair Communication Using Load Coils issued 2/11/03.

US Patent No. 6,449,318 Variable Low Frequency Offset, Differential, OOK, High-Speed Twisted Pair Communication issued 9/10/02.

US Patent Pending 09/843,999 Communication with Current Detection filed 4/27/01.

Analog & Other

FED TM SecureView (Trademark) 02-28-00

PATU Video Camera Utilizing Power Line Modulation (Patent) 05-15-00 PATD Video Camera Housing (Patent) 12-26-00 PATD Infrared Illumination Device Housing (Patent) 12-19-00 PATD Video Camera Housing (Patent) 12-26-00 PATU Vehicle Inspection Camera (Patent) 01-22-01

We were granted an exclusive unlimited license, extending through the year 2014, under an agreement in February of 2001 with Rich McBride, the founder and the inventor of the technology. The McBride estate became the licensor upon the death of Rich McBride in October of 2001.

We executed a patent assignment agreement December 12, 2002, terminating the license agreement with the McBride estate, and assigning to us ownership and rights of all of the patents and pending patents.

Dependence on one or a few major customers: All Security Product Categories

Although we serve a large and varied group of customers, Home Shopping Network comprised 72% of Security Products Segment net revenues for the 2005 fiscal year, and 29% of our overall revenues. For the six months ended June 30, 2006, one customer comprised 53% of net revenue for the Security Products Segment, and 4% of overall net revenue for the same period ended.

DC TRANSPORTATION PRODUCTS SEGMENT

The Business: DC Transportation

The Transportation Products Division develops, manufactures, markets and sells vehicular vision systems that enhance driver awareness. These systems are distributed and sold under the trademark Zone Defense" Rearview applications of video cameras are not new in the trucking industry; it is a proven fact that the use of video cameras to fill in "blind spots" to the sides and rear of trucks will reduce the risk of damage. In the waste hauling industry, where rear vision camera systems have been used for more than a decade, insurance data shows a significant reduction in backup accidents. Until now, rear cameras have been very limited in the split frame vehicles. This is because, traditional video solutions require dedicated cables routed between the camera and the cab.

Principal Products: DC Transportation

Using our analog technology, video is modulated into a carrier frequency, and coupled onto the existing wiring harness of a vehicle. The signal then populates the wiring harness; enabling a receiver, located in the driving compartment, to capture and demodulate the carrier frequency. The demodulated signal is fed to a video display device and/or recording device. This functionality is sold in a variety of configurations, from single-camera rear vision systems, to multiple-camera systems with automated switching controls and DC digital video recorders.

In addition to our power line products, we have added a full line of accident avoidance products to expand our presence in the markets in which we compete. These include rear vision systems using traditional hard wired technology, in various configurations, and sensors and recorders.

Principal Markets: Transportation

Risk management and operator safety are two of the top concerns in the transportation industry. Principal markets in the class 3 through class 8 heavy duty truck segment are: Waste haulers, local delivery, ambulances and fire trucks, school buses, and over-the-road haulers. There are roughly 364K of these vehicles produced annually, and 3.64M in service. Plus there are nearly 20.1M commercial, farm, and auto trailers attached to these vehicles according to the USDOT 2002 Highway Statistics reported each October for the previous year. The National Truck Equipment Association reported growth in the truck market at 4% annually as the market tends to mirror the overall US economic growth. According to USDOT Highway Statistics reports growth trends in trailers to be static.

Recreational vehicle owners began adopting rear vision systems in Class A motor homes some years ago. However, the greater portions of RVs are towables (50% plus), which present the same challenge as tractor-trailer combinations i.e., the difficult task of connecting a coaxial cable between the tow vehicle and the trailer. There were 320,800 or $12.1B of new recreational vehicles manufactured in 2003 in the United States according to statistics reported by the Recreational Vehicle Industry Association with growth rates estimated to be 2-3% annually. In addition RVIA reports, there are more than 7.2 million registered RVs already in use in the United States today. Including the number of enthusiasts and renters, the number of RV users exceeds 30 million. Sales of 5th wheels were up 21%, with a total of 91,000 new OEM 5th wheels delivered in 2004.

Distribution Methods: Transportation

There are two distribution methods used to service this market place: the first, direct to end-user; the second, to nationally known industry providers at the OEM, distributor, and dealer levels in the industry. In the first method, direct to end-user, the Company provides a complete system tailored to an individual fleet or manufacturer. The Company has identified key customers who collectively represent and estimated ten percent of the class 3-8 trucks registered in America. The Company is focusing its direct to end-user marketing to primary customers including the following:

o Current: Ryder, Sysco, McKenzie Tank Lines, McLane Trucking Wallis Oil, Sitton Trucking, MBM Food Distributors, Fedex Custom Critical, Mercer Trucking American Tire Corp

The Company has a sales and marketing staff focusing on the 7.2M units in the recreational-vehicle segment. The customer base includes OEM's, catalogers and distributors:

o Current: Forest River, Forester and Lexington Lines
o Distributors: Tri Star, RDK

In the second method, the Company sells its technology to OEMs, distributors and dealers at the national level which encompasses the entire 92.9M truck, 1.0M bus, and 20.1M trailer markets. In this type of application, the reseller completes the system from its inventory of products (i.e., cameras, monitors, and recorders). Current customers include:

o OEM's: Kentucky Trailer Morgan and A.M. Haire (Truck body builders)

Competitive Business Conditions: Transportation

The vehicular environment presents unique opportunities for the deployment of PLC technology. Fleet owners and OEMs acknowledge the difficulty of adding more cables to existing wiring harnesses in tractor-trailer combinations, waste hauling vehicles, and fifth-wheel recreational vehicles. However, within the transportation industry, video monitoring is a valuable and accepted means for "filling in the blind spots" which makes turning, backing, and close quarter maneuvering significantly easier.

The transportation industry and associated segments are populated with hard-wired video systems. Of the dozen-or-so companies competing, a select few are manufacturers while the balance are importers or distributors. The key companies who make up the competition and account for approximately 70% of the market are Safetyvision LLC, Intec, Inc., ASA Audiovox LLC and Clarion. Products range from highly engineered solutions for specific vertical markets, to repurposed consumer equipment. The product pricing ranges from $350 to $2,500 installed.

Since they all share the common design constraint of cabling, these systems are problematic in two areas: First, the installation and ongoing maintenance costs of the dedicated cable; and second, tractor-trailers and towed recreational vehicles require a new "umbilical" cable which, is costly and maintenance-intensive. Power line Vision System(TM) technology eliminates the dedicated cable by utilizing existing DC conductors, saving on both installation and maintenance. Fleets may also retro-fit the PLVS(TM) technology to vehicles already equipped with cabled systems from other suppliers.

Sources and Availability: Transportation

There are no known shortages of any parts or components for any of the Company's existing products or new products that are currently in the research and development stage.

Dependence on one or a few major customers: All Security Product Categories.

Although we serve a large and varied group of customers, two customers comprised 60% of DC Transportation Products Segment net revenues for the 2005 fiscal year, and 30% of our overall revenues. For the six months ended June 30, 2006, two customers comprised 50% of net revenue for the DC Transportation Products Segment, and 35% of overall net revenue for the same period ended.

Intellectual Property: DC Transportation Products Segment

We hold exclusive rights to the following trademarks relevant to the DC Transportation Products Segment:

FED TM Zone Defense (Trademark) 9/13/05 FED TM Eyeball Design (Zone Def logo) 10/11/05

MARINE PRODUCTS SEGMENT

The Business: Marine

The Marine Products Segment develops, manufactures, markets and sells underwater video cameras, lighting, and accessories used in both recreational and professional capacities.

Principal Products: Marine

The original SeaView(TM) underwater camera (designated "Offshore Series") was introduced into the national marketplace in 1998. The flagship product was quickly followed by smaller and lighter variations ("Mini SeaView," "SuperMini") and is produced in both standard black-and-white and optional color versions throughout the model range. Complete ready-to-go systems also include a proprietary viewing hood, a TV monitor, proprietary brackets, a kit of connectors, adapters, and power supply components, and a carrying case. SeaView(TM) cameras differ from other underwater video devices due to the patented design. In 2001, PowerLinx introduced new technology under the brand name "SeaMaster(TM)," which extends the advantages of infrared to a dual-mode video chipset, capable of seamless color-to-black-and-white performance within a single camera housing. The new technology also incorporates a built-in zoom function, and offers superior low-light and low-noise response. The SeaMaster(TM) product family is positioned as a premium line and priced above the original marine product family. PowerLinx also offers the "SeaLite(TM)," a high-output DC-powered lighting device for attracting baitfish, night fishing, and general underwater illumination. PowerLinx owns four design patents which protect the product line and own federal trademarks on the Seaview(TM), Sealite(TM), and SeaMaster(TM) brand names. The full product line includes:

o SeaView SeaMaster(TM) IR Color Underwater Camera System Series
o SeaView BW-150 IR Underwater Camera System Series
o SeaView MW-150 IR "Super-Mini" Underwater Camera System Series
o SeaView SM-50 IR Underwater Camera Series
o SeaView Sealite(TM) Underwater Light Series

The Company offers a one-year warranty (repair/replacement) on its marine camera products. The Company also offers refurbishment services on a time and material basis, for products out of warranty.

Principal Markets: Marine

The PowerLinx suite of SeaView(TM) underwater video products are sold into both the recreational/professional marine and fishing markets. In the recreational marine market, typical customers are boaters, anglers, and treasure hunters. On the professional end of the market, customers include; professional law enforcement, rescue, and recovery divers; commercial fisherman, surveyors, contractors, and boatyards. Our products are also used for marine education and research, including environmental and conservation groups. Governmental entities at the local, state, and national levels also utilize underwater cameras in primarily the same applications. The recreational/professional marine markets combined were estimated at $2.03B in 2003 by the National Marine Manufacturers Association. The fishing market for 2003 as estimated by the American Sport fishing Association is $116B with nearly 44M anglers in the US. And, according to ASA, 20% of the anglers reside in California, Florida, and Texas which represents the primary saltwater markets and 14% reside in Michigan and Minnesota representing the primary freshwater market. The patented torpedo designs of PowerLinx's SeaView(TM) cameras eliminate virtually all competition in the saltwater fishing market because the design is sturdy, robust, and trollable without adding additional components the competition uses which may or may not work.

Distribution Methods: Marine

PowerLinx currently distributes its marine products on three levels. First, the product is sold through a traditional wholesale-distribution model utilizing a network of independent marine distributors that it has cultivated since the product lines' inception in late 1998. Second, PowerLinx has teams of independent contractors who sell directly to consumers while exhibiting at regional marine, trade, fishing, and boat shows. This strategy has proven successful in expanding the dealer network, as most dealers also attend the industry trade shows. Third, PowerLinx has established relationships with several catalogers and internet marketers that carry all or portions of the product line in their catalogue or on their websites. Until 2004, the Company pursued the mass retail market on a limited basis. A successful test with Wal-Mart ran in 2002 for the sale of its Sealite(TM) product. However, not until PowerLinx's supplier agreement was signed with China Silian (SIC) in 2003, did PowerLinx have the ability to produce the quantities of its products required to serve the mass retail market. PowerLinx plans to begin to exploit the mass retail market in the 2nd half of 2005, as it has received positive feedback from several larger retail buyers.

Competitive Business Conditions: Marine

The underwater video market has become more competitive during the 2002-2004 time periods, as there are few barriers to entry. However, there are no dominating competitors that currently exist in the market place today. Most competitors are regional, many focusing on fresh water applications due to their geographic location. (Aquaview, Inc.) The design, quality, and ruggedness of the SeaView(TM) underwater camera line has proven itself over time, as few competitors' products can withstand the harsh conditions of the saltwater environment for which our products were designed. This has resulted in significant repeat customer purchases and has also allowed the Company to maintain its margins. The Company's three largest competitors in the underwater camera market are; Aquaview, Atlantis, and Fish-eye. SeaView is the market leader in the saltwater sector of this market again because of product design and secondly because of the Company's headquarter location.

Sources and Availability: Marine

There are no known shortages of components or products for the Marine Products Segment. The Company owns the molds and tools for the production of its proprietary housings and components. The Company's camera technology is based on specifications derived in-house and produced by third-party vendors. Sources for plastic raw material, the camera technology, and various component parts and system contents all are well-developed. The Company has at least one alternate source of supply for each key non-proprietary item.

While technological improvements such as SeaMaster are adopted as they occur, video technology has remained relatively stable in the last several years. Ongoing research and development of new marine products continues, but the Company believes the capital needed for these efforts will not require a materially significant commitment of our assets.

Intellectual Property: Marine

The Company holds the exclusive rights to the following items relevant to the Marine Products Segment:

FL TM                      SeaView (Trademark)                         12-17-98
PATD                       Underwater Camera (Patent)                  06-22-99
COPY                       SeaView Brochure (Copyright)                01-11-99
PATU                       Submersible Video Camera (Patent)           06-10-99
PATD                       Underwater Camera (Patent)                  12-28-99
PATD                       Video Monitor Hood (Patent)                 04-11-00
FED TM                     SeaLite (Trademark)                         06-30-99
PATD                       Camera Housing (Patent)                     07-25-00
FED TM                     SeaView (Trademark)                         01-16-01

Dependence on one or a few major customers: Marine

No marine products segment customer, or group of customers under common control, represented sales equal to 10% or more of consolidated net revenues for the year ended December 31, 2005. For the six months ended June 30, 2006, no customer, or group of customers under common control, comprised sales equal to 10% or more of net revenue for the Marine Products Segment or overall net revenue for the same period ended.

SEGMENT DATA

See "Note 3" to the financial statements and Management's Discussion & Analysis included elsewhere herein for financial information about out reportable segments.

RECENT DEVELOPMENTS

AUDIO PRODUCTS SEGMENT (new segment for reporting in fiscal year 2007).

The Business Concept

As stated above, electrical wiring is nearly universal, present in practically every building constructed in the past century. Within the walls of a single structure, the topology of an electrical distribution system is a network of wiring which branches into every room.

The concept of Power line Communication, or PLC, was born early in the history of electrification. Scientists and engineers recognized its potential value as a channel for more than just electrical distribution. Until the arrival of transistorized circuitry, the concepts were unreachable. Once thought to be valuable only to utility companies, PLC technologies have begun to emerge in both the consumer and industrial marketplaces.

Home entertainment systems have gained broad acceptance. These systems generally rely on dedicated cabling to distribute the audio to rooms in the home for listening.

Installation of cabling is beyond the capability of many homeowners and is a dirty and time consuming task. It is also disruptive to the structure. Installation of cables requires drilling holes and sometimes cutting into the residential structure. Frequently cables have to be "fished" up and down inside of walls and run through the attic or basement, provided access is available. This work is frequently contracted to installers at great expense.

RF Wireless systems transmit audio through the air from the audio source to remote speakers. This technology has been in existence for decades but has gained very limited acceptance due to unreliable quality.

Business of Issuer: Audio Products Segment

Through the PowerLinx Audio Products Division, we have developed, and will manufacture, market and sell and or license proprietary technology and products in the audio accessories segment of the home entertainment market.

The Audio Product group was formed in the fall of 2003 as a result of discussions with a major manufacturer of home entertainment systems. Upon understanding PowerLinx technical capability to transmit audio over the existing electrical lines in a home or small office, this manufacturer indicated a strong an interest in licensing the technology. The manufacturer stated that approximately 75% or the rear speakers in a surround sound system are either never installed by the end user and are installed in the front of the room near the audio source. The manufacturers stated reason for this is the difficulty of installing the dedicated cabling to the rear speakers.

In addition to the surround sound application the manufacturer also expressed interest in being able to market a product that allows the end user to install remote speakers in any room in the home without installing dedicated cabling.

PowerLinx audio technology enables both of these applications. The technology can be built into a surround sound system. The end user would simply plug the PowerLinx receiver module into a standard electrical outlet on the rear wall of the room and plug the speakers into the receiver.

A PowerLinx audio transmitter can be used to transmit the audio from almost any audio device, over the existing electrical wiring in the home, to receiver units and speakers in up to 6 rooms. The PowerLinx audio works with home entertainment systems, receivers, amplifiers, iPods, MP3 players and home computers.

Principal Markets: Audio Transmitter/Receiver


The Home Audio Component and System Market is a primary target for our Power Line Audio Technology. Our strategy is to license our technology to OEMs for inclusion in their products. This market was $3 Billion at the manufacturing level in the USA alone in 2004. Twelve million systems were sold in 2004.

Twenty-four percent of U.S. online households now have digital surround sound systems. "Extremely low priced Home Theater In a Box (HTIB) systems have expanded the market and made surround sound systems broadly affordable," said Jupiter Research Senior Analyst Avi Greengart. "However, we found that 47% of consumers planning to buy surround sound systems are planning to spend $1,000 to $5,000 on home theater products over the next 12 months. Consumers have clear feature and brand preferences that vendors can address to move consumers into higher priced, more profitable products." [Jupiter Research, August 2004] The market for home theater systems has grown so large that there are over 190 manufacturers of home theater systems in China alone. [MarketResearch.com, August 2004] Home Component Audio and Home Audio System sales at the manufacturing level in the United States grew to $3 Billion, +11% vs. YAG in 2004. [Consumer Electronics Association, February 2005]

Another major market is the personal music device and home computer market. The accessory market for iPods alone is over $1B per year. Speakers and docking stations account for 42% or $420MM of the total. Sales will easily soar beyond $1B in 2006. (Source St, Petersburg Times, February 27, 2006) iPods have become the audio source of choice for a substantial portion of the population. iPod users in ever greater numbers wish to listen to music from their iPod on speakers in addition to earphones. PowerLinx technology will enable an iPod user to plug their iPod into a PowerLinx Audio Transmitter and listen to the music in up to 6 rooms using PowerLinx Audio Receivers and a pairs of speakers. The PowerLinx Audio technology transmits and receives audio from MP3 players and computers as well. Most music for iPods and MP3 players is downloaded and stored on a personal computer

EMPLOYEES

As of June 13, 2006 we employed 17 people. During the year ended December 31, 2005 we employed as many as 30 employees and employed 17 people as of December 31, 2005. We also have commissioned sales arrangements with several manufacturer's Sales Representatives, all operating as independent contractors, servicing all channels of distribution.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

You should read the following discussion and analysis in conjunction with the consolidated financial statements of PowerLinx, Inc. and subsidiaries and notes thereto, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management.

OVERVIEW

We develop, license, manufacture, and market products and applications developed to transmit voice, video, audio and data either individually or any and all combinations over power lines, twisted pair wires, and coax in AC and DC power environments. We also manufacture and market underwater video cameras, lights, and accessories for the marine industry. Our products are sold in both retail and commercial markets. Our principal products are sold in the security and transportation industries.

Our 2005 fiscal year ending December 31, was one of significant change for our Company. As reported one year ago in our annual report on Form 10-KSB for our year ending December 31, 2004; the Company initiated, under the initial direction of our Board of Directors, a significant restructuring plan beginning in March of 2005, that encompassed changes in management, business operations and strategic direction. Upon the resignation of our Chief Executive Officer and our President & Chief Operating Officer, the Board hired an independent management consultant to review our operational focus, allocation of financial and staffing resources, and organizational structure. After a 30 day engagement and submission of his recommendations; he was retained by the Board as the interim Chief Executive Officer until the Board could conclude its search for a new executive officer.

On May 17, 2005, the Board appointed Michael Tomlinson as our new Chief Executive Officer. Mike joined PowerLinx in February of 2004, and brings a successful track record along with extensive sales, marketing, product development, business reengineering and general management experience, having served over 25 years with HavaTampa Cigar, Lenox Brands, PepsiCo (18 yrs.) and Proctor and Gamble. Mike held the office of Vice-President or Senior Vice-President with these companies for 16 years.

Another significant addition to our management team was the hiring of Roger Roy as Vice President of Consumer Sales and Marketing. Roger has a successful career in marketing consumer products to companies such as Wal-Mart, Sam's Club and many other leading retailers where we seek to sell PowerLinx products.

Led by our re-organized team, the primary objectives of our restructuring plan were to reduce expenses, focus resources on our core power line technology, and make strategic changes in our business model that would take advantage of licensing and outsourcing opportunities.

As a result, we closed three business units during the second quarter of 2005, to better focus resources against PowerLinx power line communications technology. We closed the Hotel/MDU integrator/installer business, eliminated the government sector sales department and shut down its telemarketing operation. These units made up our Hotel/MDU Products Segment and the operating results for the discontinued segment have been reported separately as discontinued operations in the consolidated statements of operations for all periods presented.

We also narrowed our 2005/2006 research and development effort and are focusing on products that work within homes and small offices, where the power grid is much less complex. The lesser complexity in these structures requires less engineering to create marketable technology and suitable products. This focus is consistent with our strategy, as revised during the restructuring, to focus on uses of the company's technology that are the fastest to market yet appeal to large markets with correspondingly greater revenue opportunities. In addition, we have reengineered this department creating project plans and timelines for each technology and product in the pipeline. This effort has resulted in the acceleration of moving work through the pipeline and provided confidence that we will have new technology and products to the market in the 3rd and 4th quarters of 2006. These estimated release dates are based on the most recent project plan timelines and risks associated with engineering new technology and certain external influences, such as regulatory approvals or component availability, have been factored in but may shorten or lengthen time to market by several weeks.

Our primary focus during the six month period ended June 30, 2006 was on the uprading of existing power line products and development of our new power line products due during the 3rd and 4th quarters of 2006, ending September 30, 2006 and December 31, 2006, respectively.

The technology for our audio product line was completed during the six month period ended June 30, 2006. This product line transmits audio over the existing electrical lines within a home or small office. The product will be introduced in two forms. The first is an iPod/MP3 accessory, complete with audio speakers; and targets the rapid growth of the iPod/MP3 player market. The second is an accessory for home entertainment systems and component stereo systems which have an extensive installed base. Both products allow the user to connect speakers in any room without running wires from the audio source to the room with the speakers. The technology may also be integrated into various consumer electronics products like home entertainment systems. It is especially well suited for surround sound products as it enables the rear surround sound speakers to be connected without running wires across the room.

Consistent with our business plan, we intend on penetrating targeted markets utilizing both licensing and direct sales strategies; depending on market structure and targeted customers in each segment. In June, prototypes were sent to two potential licensees. We are currently scheduling presentations to introduce pre-production samples to major retailers during August of 2006.

Net revenues of $499,416 for the six month period ended June 30, 2006 decreased 46% compared to net revenues for the same period ended June 30, 2005. One reason for the decline was the cancellation of on air shows with Home Shopping Network, a customer that in past comparative reporting periods has accounted for a significant portion of our SecureView sales. The shows were cancelled because of declining sales performance due to HSN audience saturation and a restructuring that is currently taking place at HSN. Consequently, sales in our DC Transportation products segment accounted for 72% of total revenues for the six month period ended June 30, 2006 compared to 34% for the same period ended June 30, 2005.

Improved sourcing of components in the DC Transportation Products Segment resulted in a gross profit margin of 48% for the six month period ended June 30, 2006, compared to 41% for the same period ended June 30, 2005. We anticipate further product cost reductions in future periods due to a decrease in manufacturing costs associated with the next generation of transmitters and receivers for the PLC systems. In addition, during the six month period ended June 30, 2006, we received purchasing commitments from two recreational vehicle manufacturers to equip select 2007 model year vehicles, beginning in July 2006, with our rear vision systems and accessories.

Two long on-going legal matters were brought to a resolution during the six month period ended June 30, 2006. The lawsuit brought by Satius, Inc. was dismissed by the Court of Common Pleas of Montgomery County, Pennsylvania on June 7, 2006; and the Securities & Exchange Commission investigation of our Company was settled on June 27, 2006 (See "Legal Proceedings" for more detailed information regarding these matters). Resolutions to both of these matters have been primary objectives of our new management. As a result, we expect legal fees to decline in future reporting periods and to fall in line with budgeted amounts.

During the six month period ended June 30, 2006, the Company issued purchase orders to its overseas supplier totaling $562,440 for the manufacturing of the Company's SecureView product. The product will be delivered in August 2006. The Company made advance payments for the manufacturing of this product in the amount of $281,240 during the six month period ended June 30, 2006, and an additional $189,800 in July and August of 2006. In addition, the Company purchased, with cash, approximately $157,000 of critical components during the six month period ended June 30, 2006 for both existing products and for new products expected to be ready for manufacturing during the 3rd and 4th quarters ended September 30, 2006 and December 31, 2006, respectively. These disbursements significantly impacted our cash position for the six month period ended June 30, 2006.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005

NET REVENUE. Net revenue decreased 46% from $931,628 for the six months ended June 30, 2005 to $499,416 for the six months ended June 30, 2006. Marine product segment sales were $101,039 or 20% of total revenues for the six months ended June 30, 2006 compared to $81,956, or 9% of total revenues, for the six months ended June 30, 2005. Overall, marine product sales increased $19,083, or 23%. Security product segment sales were $40,410 or 8% of total revenues for the six months ended June 30, 2006 compared to $528,638, or 57% of total revenues, for the six months ended June 30, 2005. Overall, security product sales decreased $488,228, or 92%. DC Transportation product segment sales were $357,967, or 72% of total revenues for the six months ended June 30, 2006 compared to $321,034, or 34% of total revenues for the six months ended June 30, 2005. Overall, DC Transportation product sales increased $36,933, or 12%. The increase in the marine product segment sales was due to the Company's efforts to increase internet traffic to its marine products website . The reduction in the security products segment is due primarily to the cancellation of on air sales shows on Home Shopping Network (HSN). The cancellation of the on air shows was due to market saturation and a general restructuring at HSN. The increase in revenues for the DC transportation product segment was driven primarily by the addition of new customers compared to the same period last fiscal year.

COST OF GOODS SOLD. Cost of Goods sold decreased 58% from $667,571 for the six months ended June 30, 2005 to $282,046 for the six months ended June 30, 2006. As a percentage of net revenue, cost of goods sold decreased to 56% for the six months ended June 30, 2006 from 72% for the six months ended June 30, 2005. Cost of goods sold for the marine products segment increased $15,783 or 34%, from $45,766 for the six months ended June 30, 2005 to $61,549 for the same period ended in 2006. As a percentage of net revenue, cost of goods sold for the marine product segment increased from 56% for the six months ended June 30, 2005 to 61% for same period ended in 2006. Cost of goods sold for the security products segment decreased $396,493 or 92%, from $430,901 for the six months ended June 30, 2005 to $34,408 for the same period ended in 2006. As a percentage of revenue, cost of goods sold for the security product segment increased from 82% for the six months ended June 30, 2005 to 85% for same period ended in 2006. Cost of goods sold for the DC Transportation product segment decreased $4,815 or 3% from $190,904 for the six months ended June 30, 2005 to $186,089 for the same period ended in 2006. As a percentage of net revenue, cost of goods sold for the DC Transportation product segment decreased from 59% for the six months ended June 30, 2005 to 52% for same period ended in 2006.

The increase in the cost of goods sold as a percentage of net revenues for the marine products segment was driven primarily by a one time sales promotion during the three months ended June 30, 2006 for the purpose of accelerating sales after the end of the regional boat show season. The increase in the cost of goods sold as a percentage of net revenues for the Security Products Segment was due to costs associated with the modification of existing inventories to improve product performance. The decrease in the cost of goods sold as a percentage of net revenues for the DC Transportation product segment was due to improved component pricing negotiated during the period.

GROSS PROFIT MARGIN. Gross profits on sales for the six months ended June 30, 2006 amounted to $217,370 or 44% of net revenues, compared to $264,057, or 28% of net revenues, for the six months ended June 30, 2005. The marine products segment contributed $39,490 and $36,190 of the total gross profit for the six months ended June 30, 2006 and 2005, respectively. The security products segment contributed $6,002 and $97,737 of the total gross profit for the six months ended June 30, 2006 and 2005, respectively. The DC Transportation products segment contributed $171,878 and $130,130 of the total gross profit for the six months ended June 30, 2006 and 2005, respectively. The gross profit percentage for the marine products segment decreased from 44% for the six months ended June 30, 2005 to 39% for the six months ended June 30, 2006. The gross profit percentage for the security products segment decreased from 18% for the six months ended June 30, 2005 to 15% for the six months ended June 30, 2006. The gross profit percentage for the DC Transportation products segment increased from 41% for the six months ended June 30, 2005 to 48% for the six months ended June 30, 2006.

The decrease in the gross profit as a percentage of net revenues for the marine products segment was driven primarily by a one time sales promotion during the three months ended June 30, 2006 for the purpose of accelerating sales after the end of the regional boat show season. The decrease in the gross profit as a percentage of net revenues for the Security Products Segment was due to costs associated with the modification of existing inventories to improve product performance. The increase in the gross profit as a percentage of net revenues for the DC Transportation product segment was due to improved component pricing negotiated during the period.

SALARIES AND WAGES. Salaries and Wages decreased 26% from $960,283 for the six months ended June 30, 2005 to $714,221 for the six months ended June 30, 2006. The decrease was due to the overall reduction in employees as a result of the Company's restructuring plan initiated in April of 2005. Salary and Wages is comprised of employee wages and stock compensation. During the six months ended June 30, 2006, $101,700 of non-cash stock-based compensation was recorded in conjunction with common stock issued to an employee pursuant to employment contract obligations.

PROFESSIONAL & CONSULTING FEES. Professional and consulting fees increased 71% from $529,173 for the six months ended June 30, 2005 to $905,322 for the six months ended June 30, 2006. The increase was due to legal fees associated with the defense of the Satius law suit and the Securities & Exchange Commission investigation (See legal proceedings); and restricted common stock compensation for the Company's Board of Directors. Professional and consulting fees include fees paid to attorneys, accountants, and business consultants. During the six months ended June 30, 2006, $254,400 of non-cash stock-based compensation was recorded, $237,600 of which was expensed during the period, in conjunction with common stock issued to Directors for fiscal year 2006 compensation, and compensation for services rendered during the Company's 2005 restructuring.

DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization decreased 52% from $335,615 for the six months ended June 30, 2005 to $161,636 for the six months ended June 30, 2006. The decrease was attributable to a reduction in amortization expense as certain intangible assets were fully amortized as of December 31, 2005.

RESEARCH & DEVELOPMENT. Research and development expense increased 11% from $320,159 for the six months ended June 30, 2005, to $354,735 for the six months ended June 30, 2006. The increase was due to an increase in contract labor expenditures and component purchases in the Company's efforts to finalize the development of several new products.. Research and development costs consist of all expenditures related to the improvement and development of the Company's current product line, new product development, and engineering consulting fees associated with licensed technology. Currently, substantially all of our research and development costs and efforts are dedicated to the development of our security (both analog and digital) and DC Transportation product segments. For the six months ended June 30, 2006, of the total Research & Development expenditures, $276,693 or 78% was related to the security & audio products segment, $74,494 or 21% was related to the DC Transportation products segment, and $3,548 or 1% was related to the marine products segment. The cost of our research and development activities is borne directly by the Company; no amounts are borne by our customers, nor are any contracts for customer funded research and development currently anticipated. The Company plans to continue funding the security and DC transportation product segments for the next several years.

ADVERTISING AND PROMOTIONS. Advertising and promotions decreased 29% from $119,039 for the six months ended June 30, 2005 to $84,400 for the six months ended June 30, 2006. The decrease was due directly to a reduction in print advertising for the DC transportation product segment and a focus on selling through distribution channels rather than directly to the consumer. The amount also includes portions of postage, printing, and travel that are attributable to advertising and promotions.

RENT AND UTILITIES. Rent and utilities increased 8% from $107,186 for the six months ended June 30, 2005 to $115,574 for the six months ended June 30, 2006. The increase is due to holder over rent at 1 1/2 times the normal rate on the corporate office space for the two months preceding the relocation to new offices. Rent and utilities includes office rent, warehouse rent, storage, telephone, and utilities.

TRAVEL & ENTERTAINMENT EXPENSE. Travel & entertainment expense decreased 36% from $110,120 for the six months ended June 30, 2005 to $70,854 for the six months ended June 30, 2006. The decrease was attributed to adherence to budgeted expenditures and an overall reduction in the number of employees traveling as a result of Company's restructuring plan initiated in April of 2005. Travel & entertainment expenses include normal expenses associated with traveling including, but not limited to; airfare, auto rental, parking & tolls, hotels & lodging, taxis, meals, and entertainment.

OTHER EXPENSES. Other expenses were basically unchanged from $198,663 for the six months ended June 30, 2005 to $198,953 for the six months ended June 30, 2006. The decreases from the reduction or elimination of both temporary labor and telemarketing expenses associated with the operations during the 2005 fiscal year was offset by a charge of approximately $31,000 to provision for doubtful accounts. Other expenses include travel, supplies, property taxes, insurance, financing fees, bank charges, provision for doubtful accounts, postage & delivery, and various other expenses that are classified as miscellaneous.

NON-OPERATING INCOME (EXPENSE) ITEMS. Non-operating income (expense) increased from ($14,099) for the six months ended June 30, 2005 to $787,231 for the six months ended June 30, 2006. Components of non-operating expenses are as follows:

o Interest expense increased to ($66,170) for the six months ended June 30, 2006 from ($14,099) for the six months ended June 30, 2005. The current period interest expense includes ($90,830) of amortization of debt discount on the Convertible Debentures, and ($19,291) in miscellaneous interest from previous financing. The Company records amortization using the effective interest method and, accordingly, interest expense associated with these debentures will increase as the carrying value increases. These expense amounts were offset by $18,951 in interest income, and $25,000 in other income.

o Loss of extinguishment of ($1,502,286) arose in connection with our debenture financing where we allocated the fair value of instruments issued in connection with the financing to the proceeds and the debt relieved on a relative fair value basis. This calculation resulted in a loss on extinguishment associated with the relieved indebtedness.

o Derivative gain, which amounted to $2,355,687 for the six months ended June 30, 2006 arises from fair value adjustments to our derivative financial instruments. These instruments consist of freestanding warrants and embedded conversion features associated with the Debenture offering. We will continue to incur fair value adjustments to these instruments until such instruments are converted, exercised or reclassified to stockholders' equity. Future fair value adjustments require the use of subjective estimates. However, the principal driver of our valuation model is the Company's trading common stock. Accordingly, future volatility in the trading market price may result in significant changes in fair value that are required to be recorded as adjustments in income.

LOSS FROM DISCONTINUED OPERATIONS. Loss from discontinued operations decreased 90%, from $171,088 for the six months ended June 30, 2005, to $16,588 for the same period ended June 30, 2006. (See Note 10 to the financial statements.)

Reclassifications:

Certain reclassifications have been made to prior year balances to conform to the current year presentation, including reclassifications for discontinued operations (See Note 16 to the financial statements).

YEAR ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

NET REVENUE. Net revenue increased 26% from $1,010,520 for the year ended December 31, 2004 to $1,271,046 for the year ended December 31, 2005. Marine product segment sales were $128,221 or 10% of total revenues for the year ended December 31, 2005 compared to $211,650, or 21% of total revenues, for the year ended December 31, 2004. Overall, marine product sales decreased $83,429, or 39%. Security product segment sales were $505,922 or 40% of total revenues for the year ended December 31, 2005 compared to $492,398, or 49% of total revenues, for the year ended December 31, 2004. Overall, security product sales increased $13,524, or 3%. DC Transportation product segment sales were $636,903, or 50% of total revenues for the year ended December 31, 2005 compared to $306,472, or 30% of total revenues for the year ended December 31, 2004. Overall, DC Transportation product sales increased $330,431, or 108%. The decrease in the marine product segment sales was due to a reduction in the number of regional boat shows, and the sales volume at these shows, at which the Company participated in the period ended December 31, 2005. The growth in the security products segment is due primarily to the increase in sales volume from on air sales on Home Shopping Network. The increase in revenues for the DC transportation product segment was due primarily to aggressive selling efforts and customer acceptance that the Company will have a long-term presence in the industry moving forward The sales cycle for our rear vision products appears to be 6 months to one year due to the capital investment required by customers to equip entire fleets, and the requirement for field testing.

COST OF GOODS SOLD. Cost of Goods sold increased 49% from $623,260 for the year ended December 31, 2004 to $926,412 for the year ended December 31, 2005. As a percentage of net revenue, cost of goods sold increased to 73% for the year ended December 31, 2005 from 62% for the year ended December 31, 2004. Cost of goods sold for the marine products segment decreased $12,859 or 12%, from $107,485 for the year ended December 31, 2004 to $94,626 for the same period ended in 2005. As a percentage of net revenue, cost of goods sold for the marine product segment increased from 51% for the year ended December 31, 2004 to 74% for same period ended in 2005. Cost of goods sold for the security products segment increased $72,539 or 19%, from $377,105 for the year ended December 31, 2004 to $449,644 for the same period ended in 2005. As a percentage of net revenue, cost of goods sold for the security product segment increased from 77% for the year ended December 31, 2004 to 89% for same period ended in 2005. Cost of goods sold for the DC Transportation product segment increased $243,472 or 176% from $138,670 for the year ended December 31, 2004 to $382,142 for the same period ended in 2005. As a percentage of net revenue, cost of goods sold for the DC Transportation product segment increased from 45% for the year ended December 31, 2004 to 60% for same period ended in 2005.

The increase in the cost of goods sold as a percentage of net revenues for the marine products segment was driven primarily by product mix. The increase in the cost of goods sold as a percentage of net revenues for the security products segment was driven primarily by pricing concessions made to Home Shopping Network to improve on air product sales volumes, and product returns which are a standard occurrence in their business model. The increase in the cost of goods sold as a percentage of net revenues for the DC Transportation product segment was due to the implementation of a distributor pricing structure in lieu of direct sale pricing.

GROSS PROFIT MARGIN. Gross profits on sales for the year ended December 31, 2005 amounted to $344,634 or 27% of net revenues, compared to $387,260, or 38% of net revenues, for the year ended December 31, 2004. The marine products segment contributed $33,595 and $104,165 of the total gross profit for the year ended December 31, 2005 and 2004, respectively. The security products segment contributed $56,278 and $115,293 of the total gross profit for the year ended December 31, 2005 and 2004, respectively. The DC Transportation products segment contributed $254,761 and $167,802 of the total gross profit for the year ended December 31, 2005 and 2004, respectively. The gross profit percentage for the marine products segment decreased from 49% for the year ended December 31, 2004 to 26% for the year ended December 31, 2005. The gross profit percentage for the security products segment decreased from 23% for the year ended December 31, 2004 to 11% for the year ended December 31, 2005. The gross profit percentage for the DC Transportation products segment decreased from 55% for the year ended December 31, 2004 to 40% for the year ended December 31, 2005.

The decrease in the gross profit as a percentage of net revenues for the marine products segment was driven primarily by product mix. The decrease in the gross profit as a percentage of net revenues for the security products segment was driven primarily by pricing concessions made to Home Shopping Network to improve on air product sales volumes, and product returns which are a standard occurrence in their business model. The decrease in the gross profit as a percentage of net revenues for the DC Transportation product segment was due to the implementation of a distributor pricing structure in lieu of direct sale pricing.

SALARIES AND WAGES. Salaries and Wages increased 18% from $1,379,377 for the year ended December 31, 2004 to $1,631,967 for the year ended December 31, 2005. The increase was due to two factors. First, the Company implemented a restructuring plan during the first quarter ended March 31, 2005 that resulted in a significant decrease in the number of employees who had been hired prior to the end of the fiscal year ended December 31, 2004. The restructuring plan was not completed until May of 2005, resulting in significantly higher salary and wage costs during the first four months of 2005. Second, during the year ended December 31, 2005, non-cash stock based compensation of $286,500 was recorded for the issuance of common stock to employees in conjunction with previous and restructured employment contracts. Salary and Wages is comprised of employee wages and stock compensation.

PROFESSIONAL & CONSULTING FEES. Professional and consulting fees decreased 6% from $1,081,749 for the year ended December 31, 2004 to $1,022,118 for the year ended December 31, 2005. The decrease was due to a decrease in legal fees from attorneys handling the Company's matters with the Securities & Exchange Commission and the Company's management restructuring. However, this decrease was offset by account fees incurred for the preparation of the Company's tax returns. Professional and consulting fees include fees paid to attorneys, accountants, and business consultants. During the year ended December 31, 2005, non-cash stock based compensation of $77,000 was recognized in conjunction with common shares issued to members of the Company's Board of Directors as compensation for the current year.

DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization increased 2% from $653,391 for the year ended December 31, 2004 to $666,124 for the year ended December 31, 2005. The increase was attributable to the purchase of patents in January 2004 and the signing of two software license agreements, on December 31, 2003 and August 4, 2004 with On2 Technologies, Inc. for the use of its proprietary CODEC software for enhancing the video transmission in the Company's new digital power-line products.

RESEARCH & DEVELOPMENT. Research and development expense increased 4% from $620,717 for the year ended December 31, 2004, to $647,827 for the year ended December 31, 2005. The increase was attributable to increased funding for the development of the Company's new analog and digital consumer security systems. Research and development costs consist of all expenditures related to the improvement and development of the Company's current product line and new product development. Currently, substantially all of our research and development costs and efforts are dedicated to the development of our security (both analog and digital) and DC Transportation product segments. For the year ended December 31, 2005, of the total Research & Development expenditures, $612,682 or 95% was related to the security products segment, $35,145 or 5% was related to the DC Transportation products segment. The cost of our research and development activities is borne directly by the Company; no amounts are borne by our customers, nor are any contracts for customer funded research and development currently anticipated. The Company plans to continue funding the security and DC transportation product segments for the next several years.

ADVERTISING AND PROMOTIONS. Advertising and promotions decreased 31% from $254,065 for the year ended December 31, 2004 to $174,501 for the year ended December 31, 2005. The decrease was due directly to a decrease in print advertising for the DC transportation product segment. The amount also includes portions of postage, printing, and travel that are attributable to advertising and promotions.

RENT AND UTILITIES. Rent and utilities increased 29% from $156,079 for the twelve months ended, December 31, 2004 to $201,033 for the twelve months ended, December 31, 2005. The increase is due to the Company's expansion of its corporate office space and warehouse space in Florida. Rent and utilities includes office rent, warehouse rent, storage, telephone, and utilities.

TRAVEL & ENTERTAINMENT EXPENSE. Travel & entertainment expense decreased 26% from $280,681 for the year ended December 31, 2004 to $208,667 for the year ended December 31, 2005. The decrease was attributed to the Company's restructuring plan implemented in the 1st quarter of 2005, which involved budgeting, a general downsizing of the sales staff, and the elimination of commuting travel associated with a former officer. Travel & entertainment expenses include normal expenses associated with traveling including, but not limited to; airfare, auto rental, parking & tolls, hotels & lodging, taxis, meals, and entertainment.

ROYALTIES EXPENSE. Royalties' expense decreased 100% from $225,000 for the year ended December 31, 2004 to $-0- for the year ended December 31, 2005. The elimination of royalty expense relates to the termination of a licensing agreement which had previously required minimum royalty payments (See Note 12 to the financial statements).

OTHER EXPENSES. Other expenses decreased 39% from $598,359 for the year ended December 31, 2004 to $366,500 for the year ended December 31, 2005. The decrease was due primarily to reductions in telemarketing and temporary labor expenses. Other expenses include tele-marketing, supplies, property taxes, insurance, financing fees, bank charges, temporary labor and various other expenses that are classified as miscellaneous.

RESTRUCTURING CHARGES. Restructuring charges amounted to $598,286. The charges were attributable to severance expenses related to the departure of two officers of the Company during the quarter ended March 31, 2005. The amount also includes $37,073 in legal fees associated with those separation agreements, and $10,213 in consulting fees and travel expenses paid to a consultant hired to oversee the restructuring plan. The severance expenses include cash payments of $276,000 to be paid over a 24 month period commencing in April 2005, and the issuance of 50,000 shares of the Company's common stock, valued at $275,000 as of March 31, 2005 (See Note 7 to the financial statements).

LIQUIDITY & CAPITAL RESOURCES

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has incurred operating losses, including discontinued operations, of $5,848,754, and $5,151,079 during the year ended December 31, 2005 and 2004, respectively. In addition, during that period, the Company has used cash of $3,001,236 and $4,244,961 in its operating activities. Also, during the six months ended June 30, 2006 and 2005, respectively, the Company has incurred losses from operations of $2,388,325 and $3,014,467; and during those same periods, the Company has used cash of $2,842,510 and $1,615,261 respectively, in its operating activities. The Company has a stockholders' deficit of $1,936,873 at June 30, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has devoted significant efforts in the further development and marketing of its existing products in its Security and DC Transportation Products Segments, which, while now showing improved revenues, cannot yet be considered as sufficient to fund operations for any sustained period of time. The Company has allocated significant resources to the development of new power line technologies and products that will be launched in the third and fourth quarters of fiscal year 2006. The Company's ability to continue will be dependent upon achieving profitable operations through the licensing and sales of these new technologies and products.

The Company's ability to continue as a going concern is dependent upon (i) raising additional capital to fund operations (ii) the further development of the Security and DC Transportation Products Segment products and (iii) ultimately the achievement of profitable operations. During the six months ended June 30, 2006, the Company secured financing of $4,473,933 in the form of convertible debentures which included proceeds of $3,100,000 and the conversion of $1,373,933 of otherwise short term existing obligations to long term debt (See Note 8). While the proceeds of this financing will significantly mitigate the Company's liquidity difficulties, the ability of the Company to sustain its operations for a reasonable period without further financing cannot be assured. The financial statements do not include any adjustments that might arise as a result of this uncertainty.

During the six months ended June 30, 2006 the Company funded its losses from operations through the following vehicles:

o On March 16, 2006, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the "Purchasers"), under which the Company issued and sold to the Purchasers in a private placement, $4,473,933 aggregate principal amount of convertible debentures ("Debentures"), including $1,373,933 of existing debt being converted into the Debentures, and warrants to purchase common stock (the "Warrants") for an aggregate of up to $3,100,000 (the "Proceeds"). All the closing conditions of the Purchase Agreement were satisfied on March 23, 2006. On March 23, 2006 the Company received a portion of the Proceeds in the amount of $2,563,572 net of $136,428, which was paid from the Proceeds as payment for commissions and expenses and $87,428 as repayment of certain creditors pursuant to the Purchase Agreement. Furthermore, on March 27, 2006, the Company received $250,000 and on March 29, 2006 the Company received a final disbursement of the Proceeds in the amount of $150,000, for a total aggregate amount of the Proceeds of $3,100,000 disbursed to the Company. The Company paid a portion of the Proceeds as a broker's fee with respect to the sale of the Debentures and Warrants to the Purchasers, and intends to use the net available proceeds for general corporate and working capital purposes. The Warrants may be exercised for an aggregate of up to 94,188,063 (1,883,761 as adjusted for the March 22, 2006 1 for 50 reverse stock split) shares of common stock until March 22, 2011, at price per share equal to $2.375 The Exercise Price will be subject to adjustment for events and transactions as stated in the Warrant. The transaction was recorded as a derivative liability on the Company's balance sheet (See "Note 8" to the financial statements).

During the six months ended June 30, 2006, the Company issued purchase orders to its overseas supplier totaling $562,440 for the manufacturing of the Company's Secure View product. The product will be delivered in August 2006. The Company made advance payments for the manufacturing of this product in the amount of $281,240 during the six months ended June 30, 2006, and an additional $189,800 in July and August of 2006. In addition, the Company purchased, with cash, critical components during the six months ended June 30, 2006 for both existing products and for new products expected to be ready for manufacturing during the 3rd and 4th quarters ended September 30, 2006 and December 31, 2006, respectively. At June 30, 2006, this inventory was being warehoused in Taiwan, at the offices of IC Intracom, the Company's manufacturing partner, and was valued at approximately $157,000.

The financing of overseas manufacturing has had a significant impact on the Company's cash position for the six months ended June 30, 2006. However, the Company has received purchase orders for its SecureView product totaling approximately $825,000 for shipment during the 3rd quarter ended September 30, 2006; and a verbal commitment for an additional purchase order totaling approximately $275,000 for the same product to be shipped in either the 3rd or 4th quarters ended September 30, 2006 and December 31, 2006, respectively. The purchase orders carry 30 day terms.

Other than outlined above, the Company has no other material commitments for the purchase of raw materials or components. The Company issues purchase orders for these items for the purposes of fulfilling customer orders and maintaining reasonable levels of inventory.

Recent Developments

As of August 11, 2006, we have received written confirmation from a customer for the issuance of purchase orders for our SecureView product totaling approximately $825,000 for shipment during the 3rd quarter ended September 30, 2006; and an additional purchase order, from the same customer, totaling approximately $275,000, for shipment in either the 3rd or 4th quarter ended September 30, 2006 and December 31, 2006, respectively; at the discretion of the customer. As discussed above, the product to fulfill these anticipated purchase orders has been produced and received into inventory during August of 2006 and is ready for immediate shipment.

Critical Accounting Policies:

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We evaluate our estimates and judgments on an on-going basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates about the future could change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements:

Revenue Recognition: The Company defers revenue recognition on transactions if any of the following exist: persuasive evidence of an arrangement does not exist, title has not transferred, product payment is contingent upon performance of installation or service obligations, the price is not fixed or determinable, or payment is not reasonably assured. The Company accrues a provision for estimated returns concurrent with revenue recognition.

Inventory Reserves: The Company values inventories at the lower of cost or market. Under certain market conditions, estimates and judgments regarding the valuation of inventory is employed by management to value inventory properly.

Employee stock-based compensation: The Company accounts for compensation costs associated with stock options issued to employees under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted. Stock-based compensation to non-employees is accounted for using the fair-value based method prescribed by Financial Accounting Standard No. 123 ("FAS 123"). The fair-value based method requires management to make estimates regarding the expected life of the options and warrants.

Impairment of Long-Lived Assets: In assessing the recoverability of the Company's long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets.

Recent Accounting Pronouncements:

See "Note 14" to the attached financial statements.



                             DESCRIPTION OF PROPERTY

Principal Executive Offices

Since mid-July 2006 our corporate facility is located in St. Petersburg, Florida, and consists of approximately 6,800 square feet of executive office and warehouse space at a base monthly rental fee of approximately $7,150. We signed a 63 month lease on June 22, 2006.

We also lease space in Clearwater, Florida, on a month-to-month basis, for its Distribution and Warranty & Repair Center. The monthly rent is $1,700. The Clearwater facility will be consolidated into the new corporate facility, which includes a warehouse, in September of 2006.

We also lease space in Concord, California, to house our Research and Development operations. This lease is for a three year period beginning May 1, 2004, and ending April 30, 2007. The monthly rent is $1877.05.


                                LEGAL PROCEEDINGS


Litigation, claims and assessment:

Satius, Inc License Agreement

On June 7, 2006, we announced that the civil action initiated against us (the "Action") by Satius, Inc. ("Satius"), on August 17, 2005, in which Satius alleged various claims under a former license agreement (the "Agreement"), entered into on December 18, 2002, by and between Satius and the Company and subsequently terminated by Satius on July 10, 2004, has been dismissed in the Court of Common Pleas of Montgomery County, Pennsylvania. On June 9, 2006, the Company was notified by its counsel that Satius has appealed the dismissal.

Pro-Marketing of Texas

The Company was a defendant in a lawsuit filed by Pro-Marketing of Texas, Inc. in the Circuit Court of Pinellas County, Florida. The suit alleged breach of contract relating to a payment of a convertible debenture, with a maximum potential exposure of $100,000 plus interests costs and attorneys fees. The Company contested the claim from the outset, however, in and effort to limit legal fees associated with the action, on August 18, 2005, the Company agreed to a settlement. The settlement consisted of the issuance of 3,000 shares of restricted common stock, and cash payments totaling $60,000 to be disbursed in an amount of $2,500 per month for a period of two years, commencing on August 18, 2005.

Diversified Personnel

In September 2005, the Company became a defendant in a law suit filed by Diversified Personnel in an attempt to recover approximately $8,500 in outstanding invoices related to the Company's use of temporary labor in the Company's research & development office in California prior to the restructuring of the Company in March and April of 2005. The plaintiff received a judgment in December 2005, and the Company issued common stock to the plaintiff in consideration of the judgment amount.

Guestlinx, LLC

On May 19, 2006 the Company learned that a default judgment had been entered against it on May 3, 2006 in the Superior Court of California, Orange County, in the amount of $90,561, to the plaintiff Guestlinx, LLC. The judgment was granted based on an action filed by Guestlinx, LLC on November 2, 2005. The Company had no prior knowledge of the action and believes it was never properly served. The Company has retained counsel in California to have the judgment set aside for improper service and believes it will be successful in this effort. The Company had previously recorded a liability associated with this dispute in the amount of $46,352 that is currently included in the Company's balance sheet under "Liabilities from Discontinued Operations".

SEC Investigation

The Company has settled the previously reported investigation by the Securities and Exchange Commission ("SEC") as described below.

On Tuesday, June 27, 2006, the SEC filed a civil action in the United States District Court for the District of Columbia against the Company, its former chief executive officer, George S. Bernardich III, and its former secretary and treasurer, James R. Cox. The Company consented to the entry of a judgment permanently enjoining it from violating Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 ("Exchange Act"), which are general antifraud provisions of the federal securities laws. The Company also consented to being enjoined from violating the periodic reporting, books and records, and internal controls provisions contained in Exchange Act Sections 13(b)(2)(A), 13(b)(2)(B), and 15(d) and Rules 15d-1, 15d-11, 15d-13, and 12b-20 thereunder.

Mr. Bernardich and Mr. Cox consented to the entry of judgments permanently enjoining them from violating Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and aiding and abetting the Company's alleged reporting violations, and barring them from serving as officers and directors of public companies for a period of ten years. The Company, Mr. Bernardich and Mr. Cox consented to the entry of the judgments without admitting or denying the allegations in the SEC's Complaint. Mr. Bernardich was president and chief executive offer of the Company from February 2001 until April 2005. He was chairman of the Company's board of director from August 2000 until February 2005 and remained a director of the Company until March 2006. The Company currently has a consulting/severance arrangement with Mr. Bernardich. Mr. Cox was the Company's secretary, treasurer and a director from the time the company went public in March 1999 until approximately July 2002. Mr. Cox is currently employed by the company in a product development capacity. The requested relief is subject to court approval.

The Complaint alleges that in September 2004, the Company violated the antifraud provisions of the federal securities laws by issuing materially misleading press releases and filing materially misleading reports with the SEC concerning a purported $23 million sales contract with a defense contractor known as Universal General Corporation ("UGC"), which, in fact, had no revenues, no assets, and no means to satisfy any portion of its $23 million contractual obligation to the Company. According to the Complaint, the Company performed virtually no due diligence to determine whether UGC was legitimate and could meet its contractual obligations. The Complaint states that Mr. Bernardich was responsible for the Company's due diligence failures and for drafting the Company's materially misleading press releases and SEC filings. The Complaint also alleges that during the first three quarters of fiscal year 2000, the Company fraudulently recognized nearly ninety percent of its reported revenues based on fictitious camera sales by initiating consignment arrangements with numerous dealers and recording the consignment order amounts as revenue before any cameras were manufactured, shipped to the dealers, or sold to customers. The Complaint alleges that during this same period, the Company also issued numerous deceptive press releases that materially misrepresented the company's operations and offered glowing, but unsubstantiated, revenue and earnings forecasts. The Complaint also alleges that in April 2001, following a management change, the Company filed with the SEC an annual report for 2000 containing a misleading restatement of revenues and other materially misleading disclosures and accounting errors. According to the Complaint, the principal architect of the Company's fraudulent activities during 2000 was its now-deceased former chief executive officer, Richard L. McBride. According to the Complaint, among other things, the Company failed to disclose in violation of applicable SEC regulations that Mr. McBride had been convicted of fraud in 1998 and was serving a six-year probation term.

The Complaint also alleges that Mr. Cox was responsible for certain of the Company's fraud and reporting violations and Mr. Bernardich, who had replaced Mr. McBride as chief executive officer in February 2001, aided and abetted the Company's reporting violations with respect to the Company's 2000 annual report.

In addition, the Company's current chief financial officer, Douglas Bauer, has consented to the issuance of a cease-and-desist order for his role in causing the Company's reporting violation in connection with its April 2002 restatement of a deferred tax asset. Mr. Bauer consented to the issuance of the order without admitting or denying the findings in the Order.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

The name, age, office, and principal occupation of the executive officers and directors of PowerLinx and certain information relating to their business experience are set forth below:

Name                        Age   Position
-----------------------    ----   ----------------------------------------------
Michael Tomlinson (1)       57    Chief Executive Officer, Director
Douglas Bauer               44    Chief Financial Officer, Secretary & Treasurer
Myles J. Gould*             63    Director
Dr. Bradford M. Gould*      36    Director
Martin A. Traber (3)        60    Director
James A. Williams (3)(6)    63    Chairman of the Board, Director
William B. Edwards (2)      65    Director
Francisco Sanchez (2)       46    Director
Ted Shalek (4)              55    Director

o Douglas A. McIntyre (7)
o George S. Bernardich, III (5)(6)(8)
o Michael A. Ambler  (5)

* Dr. Brad M. Gould is the son of Myles J. Gould.

1. Mr. Tomlinson was appointed Chief Executive Officer on May 17, 2005. He was appointed to the Board of Directors on March 6, 2005; in accordance with the Company By-laws.

2. Mr. Edwards and Mr. Sanchez were appointed to the Board of Directors, by the residing Board of Directors, effective November 1, 2003; in accordance with the Company By-laws.

3. Mr. Traber and Mr. Williams were appointed to the Board of Directors, by the residing Board of Directors, effective November 1, 2003; in accordance with the Company By-laws.

4. Mr. Shalek was appointed to the Board of Directors on March 6, 2006; in accordance with the Company By-laws. He also serves as Chairman of the Audit Committee.

5. Mr. Bernardich and Mr. Ambler resigned from the Company on April 13, 2005.

6. On February 4, 2005, Mr. Bernardich resigned as Chairman of the Board and James Williams was voted Chairman by unanimous vote of the Board of Directors.

7. Mr. McIntyre was appointed to the Board of Directors, by the residing Board of Directors, effective March 1, 2004; in accordance with the Company By-laws. He voluntarily resigned from the Board of Directors on March 3, 2006.

8. Mr. Bernardich voluntarily resigned from the Board of Directors on March 6, 2006.

Directors are elected or appointed to serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the Board of Directors following the annual meeting of stockholders and until their successors have been elected and qualified.

Background of Executive Officers and Directors

MICHAEL TOMLINSON

Mr. Tomlinson joined PowerLinx in February 2004, and is currently our Chief Executive Officer, effective May 17, 2005. He received a BBA in both Marketing and Management from the University of Memphis in 1975. Mike has extensive sales, marketing, product development, Business Reengineering and general management experience, having served over 25 years with HavaTampa Cigar, Lenox Brands, PepsiCo (18 yrs.) and Proctor and Gamble. Mike held the office of Vice-President or Senior Vice-President with these companies for 16 years. For the years prior immediately prior to joining PowerLinx, in 2004, he capitalized on his career experiences as a Business Reengineering Consultant with Benchmark Associates.

DOUGLAS A. BAUER

Mr. Bauer joined us in March of 2001. He received a bachelor's degree in Accounting from Miami University, Ohio in 1985, and spent an additional year at Miami's European Center in Luxembourg studying international economics and political science. He spent three years with Price Waterhouse in the audit division of its Atlanta office before moving on to Guardian Industries, a worldwide glass manufacturer and fabricator, where he took the position of operations manager for two newly acquired fabrication businesses. Prior to joining PowerLinx, Mr. Bauer was a partner in Flowers Direct and eFlowers.com, and served three years as its COO and CFO. In addition to Chief Financial Officer, Mr. Bauer has served as Secretary-Treasurer of PowerLinx since July, 1, 2002.

MYLES J. GOULD

Mr. Gould has been a Director of us since April 1999, and his current term as a Director will continue until the annual meeting of 2004. Mr. Gould has been involved in the development of real estate projects for more than 30 years. His firm, Gould & Company, is based in Atlanta, Georgia. Mr. Gould has developed over 2000 acres for diverse applications including shopping centers, office complexes, and multiple- and single-occupancy residential developments. He has spoken on many occasions on the subject of apartment-to-condominium conversions. Mr. Gould formerly served as a Director for Modular Systems, Inc., a factory-assembled housing company.

DR. BRADFORD M. GOULD

Dr. Gould has been a Director of us since April 1999, and his current term as a Director will continue until annual meeting of 2004. Dr. Gould received a Bachelor's Degree in Marine Science and Biology from the University of Miami in 1992. He earned his Master's Degree from the University of Hawaii from 1992 through 1995, identifying pollutants and their sources in Manmala Bay, Honolulu. After attending the Medical College of Georgia from 1995 to 1999, he entered the residency program at St. Vincent's Hospital, Jacksonville, Florida. Dr. Gould is currently in the Residency Family Practice Program at Greenville Memorial Hospital in South Carolina.

MARTIN A. TRABER

Mr. Traber is a partner in the Tampa office of Foley & Lardner. A member of the firm's Business Law Department and Transactional & Securities Practice Group, he focuses on corporate securities and public company practice. Formerly a partner in the 500-attorney Cleveland, Ohio, firm of Arter & Hadden, he served 10 years on the firm's Management Committee (including a term as chief executive) and was national chairman of both the Business and Corporate Department and of the Marketing and Business Development Committee. Mr. Traber has practiced in corporate finance and securities law for over 30 years. His areas of emphasis include representation of companies in public and private securities offerings, roll-ups, and mergers and acquisitions. He represents several public and privately-held technology clients. Mr. Traber served as an associate professor of law at Cleveland State University School of Law, where he developed and taught a course on financing. He graduated magna cum laude and first in his class from Indiana University School of Law in 1970, where he was an associate editor of the Law Review.

JAMES A. WILLIAMS

Mr. Williams joined the Board as a Director in December 2003 and became Chairman of the Board in February 2005. Mr. Williams is currently President & CEO of Gold Toe Brands, Inc. and Chairman of the Board of Maidenform Worldwide. He also serves on the Board of Cluett American Group and has served on the Boards of Bibb Corporation, Esprit de Corp., and Ithaca Corporation. He is considered an expert in retailing and marketing and has thirty plus years of extensive experience in product sourcing, manufacturing, distribution, financing, and corporate organization and governance. He also serves on the Boards of many professional organizations which include The Hosiery Association (Past Chairman), The Fashion Association (Executive Board & Past Chairman), North Carolina Textile Foundation, and The Educational Foundation for The Fashion Institute of Technology.

WILLIAM B. EDWARDS

Mr. Edwards is currently President of K & M Associates LP, a leading fashion accessory house based in Providence, Rhode Island and is considered an expert in mass retailing and marketing through retailers. He has served as President & COO of Revco, D. S.. Inc., President & CEO of F & M Distributors, President & Owner of Xpect Discount Stores, President & COO of Milor/Solo Inc., Vice-President of Mattel and Vice-President at W.T. Grant Company. In addition, he is President and Founder of the privately held consulting company W.B.E., Inc. which specializes in strategic planning, development and installation of business re-engineering, new product development, marketing, marketing management, distribution and channel development and selection, development of business plans and financing of plans. His clients have included American Greetings, Allison Reed Group, Prospect Street Investments Management, U. S. Mint, Rexall Sundown and many more. In addition, Mr. Edwards is, or has been a member of several boards which have included Office Max, Revco, and Talon Group to name a few.

FRANCISCO SANCHEZ

Mr. Sanchez is currently the Managing Director of Cambridge Negotiation Strategies (CNS) where he has worked with corporations and governments worldwide on complex transactions, labor-management negotiations, litigation settlement, negotiation strategy, alliance management, facilitation and training. He holds a Masters Degree in Public Administration from the Harvard University, John F. Kennedy School of Government. In 1999, he became a Special Assistant to the President of the United States working in the Office of the Special Envoy for the Americas. In the White House he worked with the National Security Council, the State Department and the U.S. Trade Representative on Western Hemisphere economic integration and the promotion of democracy. President Clinton later appointed Mr. Sanchez as U.S. Assistant Secretary of Transportation where he developed aviation policy and oversaw international negotiations. Prior to his work in the federal government and before joining CNS, he practiced corporate and administrative law with the firm of Steel, Hector and Davis in Miami,

Florida. Before practicing law, he served in the administration of former Florida Governor (now U.S. Senator) Bob Graham, as the first director of the state's Caribbean Basin Initiative Program.

THADDEUS J. SHALEK

Mr. Shalek is currently CEO and CFO of Vertical Health Solutions in Oldsmar, Florida. Previously he served as President of Shalek and Associates, CPA's Inc. of Independence, Ohio. Shalek and Associates provided accounting and consulting services to small and medium sized corporations and other entities. Ted was an Instructor in Business and Taxation at Cuyahoga Community College of Cleveland, Ohio. He has also been a Partner in McManamon, Shalek and Co. CPAs and Tax Manager at Coopers & Lybrand (now Price, Waterhouse, Coopers.) Ted has served on numerous boards. He holds his Certified Public Accountant, Certified Public Valuation, and National Association on Security Dealers Series 7 Licenses; and is an Arbitrator for the NASD.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of our Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file. To our knowledge, the following persons have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act, as of December 31, 2005:

                                                   Transactions  Known failure
                                       Number of   not Timely    to file a
Name & Relationship                  Late Reports  Reported      required form
-------------------                  ------------  ------------  --------------
Michael Tomlinson, CEO, Director          1               1              0
Douglas Bauer, CFO                        1               1              0
Myles Gould, Director                     1               1              0
Brad Gould, Director                      1               1              0
James Williams, Director                  1               1              0
William Edwards, Director                 1               1              0
Frank Sanchez, Director                   1               1              0
Martin Traber, Director                   1               1              0
George Bernardich, former Director        1               1              0
Douglas McIntyre, former Director         1               1              0





                                 CODE OF ETHICS

The Company has adopted its Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of the Company. A copy of our code of ethics may be found as Exhibit
99.3 to the Annual Report filed on Form 10-KSB with the Securities and Exchange Commission on April 15, 2005 or it can be found on our website at www.power-linx.com.

                             EXECUTIVE COMPENSATION

The following tables set forth certain information regarding the Company's CEO and each of its most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2005, 2004 and 2003 and as of June 13, 2006, exceeded $100,000:

                           Summary Compensation Table

                                                                                      Long-term compensation
                                                                            Other                              All other
                                                               Other     Restricted     Options      LTIP      Compensa-
Name & Principal                      Salary       Bonus      Compen-       Stock        SARs       payouts      tion
       Position             Year        $            $        sation     Awards ($)       (#)         ($)         ($)
-----------------------   ------------------------------------------------------------------------------------------------
Michael Tomlinson (1)       2005      133,012     45,000                   71,000          0
Chief Exec. Officer         2004          n/a      n/a                      n/a          n/a
                            2003          n/a      n/a                      n/a          n/a

Douglas Bauer (2)           2005      133,012     45,000        0          87,500          0
Chief Financial             2004      100,152     40,061       8,795       67,504       208,057
Officer, Secretary          2003       96,300    109,551        0            0        2,119,145

Mark Meagher (3)            2005       35,000       0           0           7,500          0
Interim President &         2004          n/a      n/a         n/a          n/a          n/a
Chief Exec. Officer         2003          n/a      n/a         n/a          n/a          n/a

George Bernardich III       2005       28,965       0           0         165,000         0
(4)                         2004      100,152     45,068      10,614       96,000       221,014
Chairman, and CEO           2003       96,399    123,245        0            0        2,210,745


Michael Ambler (5)          2005       41,941       0           0         110,000         0
President & Chief           2004      100,152     40,061        0          19,504       208,057
Operating Officer           2003       96,300    109,551        0            0        2,119,145

Calculations exclude standard group-insurance benefits applied equally to all salaried employees, pursuant to Item 402 of Regulation S-K.

1. Mr. Mike Tomlinson joined the Company in February of 2004. As part of a restructuring of the Company's management, Mr. Tomlinson received 14,000 shares of restricted common stock valued at $71,000. On May 17, 2005, Mr. Tomlinson was appointed Chief Executive Officer by the Company's Board of Directors. In September of 2005, Mr. Tomlinson executed a three year employment contract providing for a $45,000 bonus in 2005, and an agreement for a common stock grant of 26,000 shares. Prior to that time he was not an executive officer. During 2005, Mr. Tomlinson used $16,875 of his 2005 bonus to repay the Company for a 2004 advance made prior to his becoming and officer of the Company. The remaining portion of his 2005 bonus was accrued at December 31, 2005.

2. Mr. Douglas Bauer joined the Company in March of 2001 as Chief Financial Officer but did not begin salary compensation until January 2002. In 2003, Mr. Bauer received 42,383 in stock options in lieu of salary. In 2004, in addition to his cash bonus, Mr. Bauer received 4,161 stock options as outlined in his executive employment agreement. The remaining portion of his 2003 bonus, valued at $67,504, was paid in equity units consisting of 67,504 shares of Series A convertible preferred stock and 338 shares of restricted stock. In April of 2005, as part of a restructuring of the Company's management, Mr. Bauer received 25,000 shares of restricted common stock valued at $87,500. In September 2005, Mr. Bauer signed a new three year employment agreement providing for a $45,000 bonus in 2005, and an agreement for a common stock grant of 25,000 shares . During 2005, Mr. Bauer received, in cash, the remaining portion of his 2004 bonus in the amount of $10,860, and $14,665 toward his 2005 bonus. The remaining portion of his 2005 bonus was accrued at December 31, 2005.

3. Mr. Mark Meagher was hired by the Company's Board of Directors, on March 7, 2005, as a consultant to oversee the Company's restructuring plan; and later was appointed by the Board as interim President and Chief Executive Officer. During his tenure with the Company through June of 2005, Mr. Meagher received 8,000 shares of restricted common stock, carrying registration rights, valued at $43,500.

4. Mr. George Bernardich joined us as COO in November of 2000. He was promoted to Chairman, President, and CEO on February 21, 2001. In 2003, Mr. Bernardich received 44,215 in stock options in lieu of salary. In 2004, in addition to his cash bonus, Mr. Bernardich received 4,420 stock options as outlined in his executive employment agreement. In addition, Mr. Bernardich received $10,614 in cash as payment for a portion of his 2003 bonus accrued at December 31, 2003. The remaining portion of his 2003 bonus, valued at $96,000, was paid in equity units consisting of 96,000 shares of Series A convertible preferred stock and 480 shares of restricted stock. Mr. Bernardich resigned his position as an officer of the Company on April 12, 2005 and received 30,000 shares of restricted common stock, valued at $165,000, as part of his severance package (See Note 7 "Accrued Severance Payable").

5. Mr. Michael Ambler joined us in late February of 2001 as COO, but did not begin salary compensation until December of 2001. In 2003, Mr. Ambler received 42,383 in stock options in lieu of salary for 2002. In 2004, in addition to his cash bonus, Mr. Ambler received 4,161 stock options as outlined in his executive employment agreement. In addition, Mr. Ambler received the remaining portion of his 2003 bonus, as accrued at December 31, 2003, and valued at $19,504, in equity units consisting of 19,504 shares of Series A convertible preferred stock and 98 shares of restricted stock. Mr. Ambler resigned his position as an officer of the Company on April 12, 2005 and received 20,000 shares of restricted common stock, valued at $110,000, as part of his severance package (See Note 7 "Accrued Severance Payable").

Upon the restructuring of the Company and its management in early 2005, all officers and employees executed either new employment agreements or a restructuring of their compensation package. Compensation under these new agreements and plans did not provide for the use of stock options, under the Company's stock option plan, as a form of compensation during 2005; and accordingly, no options were granted during the fiscal year ended December 31, 2005.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth the individual grants of stock options for each of the below named executive officers, during the fiscal year ended December 31, 2005. No stock options were granted or exercised during the fiscal year ended December 31, 2005.

                              Individual Grants
                                -------------
                                   % of Total
                     Number of   Total Options
                    Securities  Granted to        Exercise
                    Underlying   Employees in      Price      Expiration
Name                   Options    Fiscal Year      per Share      Date
-----------------  -----------  -------------  -------------  -------------
Michael Tomlinson        -            -              -               -
Douglas Bauer            -            -              -               -
George S. Bernardich,
III (1)                  -            -              -               -
Michael Ambler (2)       -            -              -               -


(1) Mr. Bernardich resigned his position as an officer of the Company on April 12, 2005.
(2) Mr. Ambler resigned his position as an officer of the Company on April 12, 2005.

The following table sets forth the aggregate stock option exercises and fiscal year-end option values for each of the above named executive officers, as of the fiscal year ended December 31, 2005. No stock options were exercised as of June 8, 2006.

                                           Number of Securities          Exercise Value
                       Shares            Underlying Unexercised  of Unexercised Options
                     Acquired                 Options as of Dec.          at below date
                           on     Value    31,2006; Exercisable/           Exercisable/
 Name                Exercise    Realized         Unexercisable           Unexercisable
 ------------------  --------  ---------- ---------------------  ----------------------
                                                                    ($1.65 on 6/13/06)
 Michael Tomlinson        0            0              0                         0
 Douglas Bauer            0            0       49,437 / 0              $81,571  /  0

 George S. Bernardich,
 III (1)                  0            0       51,619 / 0              $85,171  /  0
 Michael Ambler (2)       0            0       49,437 / 0              $81,571  /  0

(1) Mr. Bernardich resigned his position as an officer of the Company on April 12, 2005.
(2) Mr. Ambler resigned his position as an officer of the Company on April 12, 2005.

                             Directors Compensation

For the six months ended June 30, 2006, Directors received 106,000 shares of restricted common stock as compensation. Of the total shares issued, 14,000 shares were issued as compensation for the 2006 fiscal year ended December 31, 2006. The remaining 92,000 shares were issued as compensation for services rendered by Directors during the Company's 2005 restructuring plan. The shares were valued at $254,400, based on the closing market price of the Company's common stock on date the grant was ratified by the Board of Directors. During fiscal year 2005, Directors and Committee Members received a total of 14,000 shares of restricted common stock, valued at $77,000, as compensation for fiscal year ended December 31, 2005. Officers of the Company, who also serve as Directors, are not eligible for Directors compensation. For 2005, Directors' compensation was as follows in accordance with the October 15, 2003 Board resolution:

Initial Appointment to Board:    500 shares of restricted common stock
Annual Retainer:                 2,000 shares of restricted common stock
                                 400 warrants, vesting 50% each year
Board Meeting Attendance:        $250 per meeting, $150 per telephone conference
Committee Meeting Attendance:    $150 per meeting, $100 per telephone conference
Committee Chairperson Retainer:  $2,000
Travel Expenses:                 To be reimbursed by the Company



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 23, 2005, the Company received proceeds of $75,000 by executing three separate 45 day unsecured notes payable with Myles Gould, a Director of the Company, and two of his family members. In lieu of cash for interest, each lender will receive four shares of restricted common stock for each dollar loaned. The notes are convertible to common stock at the discretion of the lender (See Note 9 "Notes Payable" in the notes to the consolidated financial statements for the year ended December 31, 2005).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 3, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise indicated, each person's address is c/o PowerLinx, Inc., 10901-A Roosevelt Blvd., Suite 200, St. Petersburg, FL 33716.

------------------------------------- ------------------- ----------------------- -------------------------- ------------------
     Name and address of owner          Title of Class    Capacity with Company       Number of Shares        Percentage of
                                                                                   Beneficially Owned* (1)         Class
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Mike Tomlinson                        Common Stock        CEO and Director                39,000 (2)                **
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Douglas Bauer                         Common              Chief Financial                 119,526 (3)              2.46%
                                      Stock               Officer
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Martin A. Traber                      Common              Director                        22,900 (4)                **
                                      Stock

------------------------------------- ------------------- ----------------------- -------------------------- ------------------
William B. Edwards                    Common              Director                        37,400 (5)                **
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Francisco Sanchez                     Common              Director                        49,213 (6)               1.03%
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Myles J. Gould                        Common              Director                        87,849 (7)               1.77%
                                      Stock

------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Dr. Bradford M. Gould                 Common              Director                        22,148 (8)                **
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
James A. Williams                     Common              Director                        38,645 (9)                **
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Thaddeus Shalek                       Common              Director                        2,000 (16)                **
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
RIT Capital Partners                  Common              -                             364,374(10)(11)            6.89%
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Sofaer Capital Global Fund            Common              -                           2,227,317(12)(13)           32.01%
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
Vatas (Belgique) SA                   Common              -                           1,846,154(14)(15)           27.27%
                                      Stock
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
James Buchegar                        Common Stock        -                             464,988 (17)               8.98%
------------------------------------- ------------------- ----------------------- -------------------------- ------------------
All Officers and                                                                           419,681                 8.58%
Directors As a Group
(9 persons)
------------------------------------- ------------------- ----------------------- -------------------------- ------------------

* Beneficial ownership set forth above reflects the 1-50 reverse stock split of the Company's common stock which occurred on March 22, 2006.

** Beneficial ownership set forth above is less than 1% and reflects the 1-50 reverse stock split of the Company's common stock which occurred on March 22, 2006.

1. Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 3, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

2. Beneficial ownership consists entirely of common stock.

3. Includes 70,089 shares of common stock, and 49,437 stock options.

4. Includes 22,500 shares of common stock and 400 stock options.

5. Includes 37,000 shares of common stock and 400 stock options.

6. Includes (i) 46,685 shares of common stock, (ii) 400 stock options.

7. Includes (i) 61,218 shares of common stock, (ii) 400 stock options, (iii) 16,599 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235 per share, and (iv) 9,632 shares of common stock underlying common stock warrants which are exercisable at $2.375 per share.

8. Includes 21,748 shares of common stock, and 400 stock options

9. Includes 36,843 shares of common stock, 400 stock options, and 1,402 warrants.

10. Includes 202,429 shares of common stock issuable upon conversion of convertible debentures based on the conversion price of $1.235 per share issued in connection with the private offering entered into on March 22, 2006, and 161,944 shares of common stock exercisable at $2.375 per share issued in connection with the private offering entered into on March 22, 2006.

11. RIT Capital Partners' address is: 27 St. James Place, London SW1A 1NR.

12. Includes 1,340,027 shares of common stock issuable upon conversion of convertible debentures based on the conversion price of $1.235 per share issued in connection with the private offering entered into on March 22, 2006, and 696,814 shares of common stock underlying warrants which are exercisable at $2.375 per share issued in connection with the private financing transaction entered into on March 22, 2006.

13. Includes (i) 1,214,575 shares of common stock issuable upon conversion of convertible debentures based on the conversion price of $1.235 per share issued in connection with the private offering entered into on March 22, 2006, (ii) 631,579 shares of common stock underlying warrants which are exercisable at $2.375 per share issued in connection with the private offering entered into on March 22, 2006, (iii) 114,286 shares of common stock issued in connection with the private offering concluded in April of 2005, and (iv) 76,190 shares of common stock underlying warrants which are exercisable at $12.50 per share issued in connection with the private offering concluded in April of 2005.

14. Sofaer Capital Global Fund's address is: c/o Citgo Trustees (Cayman) Limited, Regatta Officer Park, West Bay Road, Grand Cayman E9.

15. Vatas (Belgique) SA's address is: P.O. Box 550, CH-1211, Geneva V8 70.

16. Beneficial ownership consists entirely of common stock.

17. Includes (i) 178,561 shares of common stock, (ii) 182,186 shares of common stock underlying the convertible debenture that is convertible at the conversion price of $1.235, (iii) 9,500 shares of common stock underlying common stock warrants exercisable at $12.50 per share, and (iv) 94,737 shares of common stock underlying common stock warrants exercisable at $2.375 per share.


Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2005.

                      EQUITY COMPENSATION PLAN INFORMATION

Securities authorized for issuance under equity compensation plans

               Plan category                 Number of securities        Weighted average        Number of securities
                                               to be issued upon        exercise price of      remaining available for
                                                  exercise of          outstanding options,        future issuance
                                             outstanding options,      warrants and rights
                                              warrants and rights
                                                      (a) (b) (c)
 ----------------------------------------------------------------------------------------------------------------------
  Equity compensation plans approved by             410,000                  $3.645                    144,507
  security holders

  Equity compensation plans not approved              None                    None                       None
  by security holders

  Total                                             410,000                  $3.645                    144,507

2003 Stock Option Plan

The 2003 Stock Option Plan (the "Plan") was created on February 12, 2003 and filed as an Exhibit to Form S-8 on said date. This Plan is intended to attract and retain the best available personnel for positions with PowerLinx, Inc. or any of its subsidiary corporations (collectively, the "Company"), and to provide additional incentive to such employees and others to exert their maximum efforts toward the success of the Company. The above aims will be effectuated through the granting of certain stock options. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options there under. The plan is administered by the Board of Directors, or by a committee appointed by the Board of Directors that must include at least two members of the Board. Options may be granted to key employees, officers, directors, or consultants of the Company as determined by the Board of Directors. ISO's may be granted, consistent with the other terms of the Plan, to an individual who owns (within the meaning of Sections 422(b)(6) and 424(d) of the Code), more that ten (10%) percent of the total combined voting power or value of all classes of stock of the Company or a subsidiary corporation (any such person, a "Principal Stockholder") only if, at the time such ISO is granted, the purchase price of the Common Shares subject to the ISO is an amount which equals or exceeds one hundred ten percent (110%) of the fair market value of such Common Shares, and such ISO by its terms is not exercisable more than five (5) years after it is granted. A director or an officer of the Company who is not also an employee of the Company, and consultants to the Company shall be eligible to receive Non-ISOs but shall not be eligible to receive ISOs. To the extent that the grant of an Option results in the aggregate fair market value (determined at the time of grant) of the Common Shares (or other capital stock of the Company or any subsidiary) with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company and subsidiary corporation) to exceed $100,000, such Options shall be treated as a Non-ISO. The provisions of this subparagraph (e) of Paragraph 4 shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated there under. The term of each option granted under the plan shall be determined by the Board of Directors consistent with the provisions of the plan, including the following:

o The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (or in the case of the grant of an ISO to a Principal Stockholder, not less that 110% of fair market value) of such Common Shares at the time such Option is granted

o The purchase price of the Common Shares subject to each Non-ISO shall not be less than 85% of the fair market value of such Common Shares at the time such Option is granted

o The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise

o The expiration of each Option

When an optionee's relationship or employment with the Company is terminated, the unexercised options may expire immediately or up to 12 months after termination depending on the reasons for termination as outlined in the plan. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend. Upon a merger, consolidation, acquisition of property or stock, separation, reorganization (other than a merger or reorganization of the Company in which the holders of Common Shares immediately prior to the merger or reorganization have the same proportionate ownership of Common Shares in the surviving corporation immediately after the merger or reorganization) or liquidation of the Company, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for their Common Shares, any Option granted hereunder shall terminate, but, provided that the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his Option in whole or in part whether or not the vesting requirements set forth in the stock option agreement have been satisfied. The Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. The Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Nevada.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and their amendments, which are included as exhibits to our Annual Report on Form 10-KSB/A filed on January 16, 2003, and our Current Reports filed on Form 8-K with the Securities and Exchange Commission ("SEC") on March 16, 2005 and March 22, 2006, respectively, and bylaws which are included as exhibits to our Annual Report on Form 10-KSB filed with the SEC on April 15, 2005. Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 30,000,000 shares of preferred stock. As of August 3, 2006, there were 4,888,900 shares of common stock issued and outstanding and 581,408 shares of Series A preferred stock, $1.00 par value per share, issued and outstanding.

Dividend Policy

Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Common Stock

We are authorized to issue 50,000,000 shares of common stock of which 4,888,900 shares are issued and outstanding as of August 3, 2006. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 30,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are 581,408 shares of preferred stock outstanding and we have no present plans to issue any additional shares.

Effective September 30, 2003, the Company designated 5,000,000 shares of authorized preferred stock as Series A Convertible Preferred Stock, $1.00 par value per share. The Series A Convertible Preferred Stock has a liquidation preference of $1.00 per share and is non-voting. It is convertible into common stock only upon registration of the underlying common shares into which the preferred stock can be converted. The conversion rate is variable. During the first year following issuance, and assuming the registration described earlier, the preferred stock is convertible into the number of common shares that result from dividing the par value by the average market price of the common stock for a period of five days. Commencing the month following the first year of issuance, and again assuming the registration, the conversion methodology provides for a market discount of 20%, increasing 1% monthly thereafter, up to 130%. There are 1,825,520 shares of Preferred Stock issued, and 581,408 shares outstanding as of August 25, 2006. Although these shares remain outstanding, the Company has received conversion notices to convert all of these shares to common stock at a price of $.25 per common share; based on the March 2004 private equity offering, that was registered in April of 2004.

Warrants

As of August 25, 2006, we had the following warrants outstanding:

1,883,762 warrants exercisable at $2.375 per share which expire on 3-22-2011; 3,500 warrants which expire on 12-31-06 and are exercisable at $12.50 per share; 44,342 warrants which expire on 6-30-09 and are exercisable at $25.00 per share; 70,340 warrants which expire on 4-5-08 and are exercisable at $12.50 per share; and 2,000 warrants which expire on 12-11-2015 and are exercisable at $5.00 per share.

Transfer Agent and Registrar

The transfer agent of our common stock is Island Stock Transfer, Inc., 100 Second Avenue South, 300N, St. Petersburg, Florida 33701.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for PowerLinx, Inc., by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The consolidated balance sheet of PowerLinx, Inc. and subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2005 appearing in this prospectus and registration statement have been audited by Aidman, Piser & Company, P.A., independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             CHANGES IN ACCOUNTANTS

None.


                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                                 POWERLINX, INC.

                          INDEX TO FINANCIAL STATEMENTS


PowerLinx, Inc.  - Six Months Ended June 30, 2006 and 2005 (Unaudited)
Condensed Consolidated Balance Sheet...................................... F-2
Condensed Consolidated Statements of Operations............................F-3
Condensed Consolidated Statements of Cash Flows........................... F-4 - F-5
Notes to Consolidated Financial Statements................................ F-6-  F-13

PowerLinx, Inc.  - Fiscal Years Ended December 31, 2005 and 2004 (Audited)

Reports of Independent Registered Public Accounting Firm.................. F-14
Consolidated Balance Sheet................................................ F-15
Consolidated Statements of Operations......................................F-16
Consolidated Statements of Stockholders' Equity........................... F-17 - F-22
Consolidated Statements of Cash Flows .................................... F-23 - F-24
Notes to Consolidated Financial Statements................................ F-25 - F-42

                                       F-1

                                 POWERLINX, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                           June 30,          December 31,
                                                                                             2006                2005
                                                                                         (Unaudited)          (Audited)
                                                                                        ---------------   ----------------
                                     ASSETS
    Current Assets:
             Cash and cash equivalents                                                  $       627,310   $        255,293
             Accounts receivable, net                                                           193,796            157,221
             Employee advances                                                                   62,362             31,160
             Inventories                                                                        768,013            589,495
             Prepaid expenses and other current assets                                          376,476            134,519
             Deferred financing costs                                                            80,542                  -
             Assets of discontinued operations                                                        -             16,588
                                                                                        ---------------   ----------------
                     Total current assets                                                     2,108,499          1,184,276

    Intangible assets, net                                                                      438,426            555,411
    Deposits                                                                                     26,987             18,460
    Property and equipment, net                                                                 169,332            203,453
                                                                                        ---------------   ----------------
                             Total assets                                               $     2,743,244   $      1,961,600
                                                                                        ===============   ================


                           LIABILITIES & STOCKHOLDERS DEFICIT
    Current liabilities:
             Accounts payable                                                           $       609,029   $        834,559
             Accrued expenses                                                                   180,518            467,825
             Accrued severance payable, current portion                                          88,500            112,500
             Current maturities of notes payable                                                 19,412             22,942
             Litigation settlement                                                                    -             90,000
             Other current liabilities                                                                -             61,070
             Liabilities of discontinued operations                                              89,804            155,128
             Derivative liability                                                             3,603,481                  -
                                                                                        ---------------   ----------------
                     Total current liabilities                                                4,590,744          1,744,024
    Accrued severance payable, less current portion                                                   -             34,500
    Notes payable, less current maturities                                                            -          1,108,462
    Convertible debentures                                                                       89,373                  -
                                                                                        ---------------   ----------------

                     Total Liabilities                                                        4,680,117          2,886,986
                                                                                        ---------------   ----------------

    Commitments and contingencies (Note 11)

    Stockholders' equity (deficit)
             Series A convertible preferred stock, $1.00 par value;                             512,685            534,730
                 authorized 30,000,000 shares; shares issued 1,825,520;
                 outstanding (581,408 - 2006; 606,408 -2005)
             Common stock, $.001 par value, authorized 8,000,000                                  4,850              4,408
                 shares; issued (4,850,453 - 2006; 4,408,142 - 2005)
                 outstanding (4,840,981 - 2006; 4,398,670 -2005)
             Additional paid-in capital                                                      25,244,497         24,616,698
             Treasury stock, at cost, 9,472 shares                                             (287,757)          (287,757)
             Accumulated deficit                                                            (27,411,148)       (25,793,465)
                                                                                        ---------------   ----------------
                     Total stockholders' deficit                                             (1,936,873)          (925,386)
                                                                                        ---------------   ----------------
                             Total liabilities and stockholders' deficit                $     2,743,244   $      1,961,600
                                                                                        ===============   ================

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 POWERLINX, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                Three Months Ended June 30,       Six Months Ended June 30,
                                                        ------------------------------------  -------------------------------------
                                                             2006                2005               2006                2005
                                                        ---------------    ----------------   ----------------    -----------------
    Net revenue                                         $       287,832    $        504,194   $        499,416    $        931,628
    Cost of goods sold                                          154,966             352,389            282,046             667,571
                                                        ---------------    ----------------   ----------------    -----------------

                    Gross Profit                                132,866             151,805            217,370             264,057
                                                        ---------------    ----------------   ----------------    -----------------


    Operating expenses:
             Salaries and wages                                 424,903             547,358            714,221             960,283
             Professional and consulting fees                   556,292             140,727            905,322             529,173
             Depreciation and amortization                       52,838             168,725            161,636             335,615
             Research and development                           222,528             149,040            354,735             320,159
             Advertising and promotions                          30,004              51,587             84,400             119,039
             Rent and utilities                                  63,567              59,041            115,574             107,186
             Travel and entertainment                            32,458              58,859             70,854             110,120
             Other expenses                                      72,413              91,221            198,953             198,663
             Restructuring expense                                    -              15,603                  -             598,286
                                                        ---------------    ----------------   ----------------    -----------------

                    Total operating expenses                  1,455,003           1,282,161          2,605,695           3,278,524
                                                        ---------------    ----------------   ----------------    -----------------

    Loss from operations                                     (1,322,137)         (1,130,356)        (2,388,325)         (3,014,467)

    Interest expense, net                                           729             (13,041)           (66,170)            (14,099)
    Gain(loss) on extinguishment of debt                              -                             (1,502,286)
    Derivative gain (loss)                                    1,904,714                   -          2,355,687                   -
                                                        ---------------    ----------------   ----------------    -----------------

    Income (loss) before discontinued operations                583,306          (1,143,397)        (1,601,094)         (3,028,566)

    (Loss) from discontinued operations                         (16,588)            (32,206)           (16,588)           (171,088)
                                                        ---------------    ----------------   ----------------    -----------------

    Net income (loss)                                   $       566,718    $     (1,175,603)  $     (1,617,682)   $     (3,199,654)
                                                        ===============    ================   ================    =================

    Net income (loss) per common share, basic:
             Continuing Operations                      $          0.12    $          (0.32)  $          (0.35)   $          (0.87)
             Discontinued Operations                    $             -    $          (0.01)  $              -    $          (0.05)
                                                        ---------------    ----------------   ----------------    -----------------
                                                        $          0.12    $          (0.33)  $          (0.35)   $          (0.92)
    Weighted average common shares
         outstanding, basic:                                  4,685,706           3,521,603          4,609,431           3,492,165

    Net income (loss) per common share,
             diluted: Continuing Operations             $         (0.12)   $          (0.32)  $          (0.35)   $          (0.87)
                      Discontinued Operations           $             -    $          (0.01)  $              -    $          (0.05)
                                                        ---------------    ----------------   -----------------   -----------------
                                                        $         (0.12)   $          (0.33)  $          (0.35)   $          (0.92)
    Weighted average common shares
         outstanding, diluted:                                5,797,926           3,521,603          4,609,431           3,492,165

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 POWERLINX, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                         Six Months Ended
                                                                                             June 30,
                                                                                 ----------------------------------
                                                                                      2006               2005
                                                                                 ---------------    --------------
      Cash flows from operating activities:
            Net loss                                                             $    (1,617,682)   $   (3,199,654)
            Adjustments to reconcile net loss to net cash flows
                 from operating activities:
                     Stock-based compensation                                            411,224           614,111
                     Amortization                                                        116,985           284,534
                     Accretion of debt discount                                           89,373                 -
                     Loss on debt extinguishment                                       1,502,286                 -
                     Derivative (gain) loss                                           (2,355,687)                -
                     Depreciation                                                         44,651            51,081
                     Bad debt expense                                                     31,921             2,483
                 Changes in operating assets and liabilities
                     Accounts receivable                                                 (68,496)         (235,697)
                     Employee advances                                                   (31,201)          (13,118)
                     Inventories                                                        (178,518)          478,781
                     Prepaid expenses and other current assets                          (225,156)           23,575
                     Assets of discontinued operation                                     16,588            96,947
                     Deposits                                                             (8,527)           20,100
                     Accounts payable                                                   (225,530)           91,945
                     Accrued expenses                                                   (220,917)           57,595
                     Accrued severance                                                   (58,500)          226,500
                     Due to related parties                                                    -           (56,913)
                     Deferred revenue                                                          -          (173,483)
                     Liabilities of discontinued operation                               (65,324)          115,952
                                                                                 ---------------    --------------

      Net cash flows from operating activities                                        (2,842,510)       (1,615,261)
                                                                                 ---------------    --------------

      Cash flows from investing activities:
            Purchase of property and equipment                                           (10,530)           (2,795)
                                                                                 ---------------    --------------

      Net cash flows from investing activities                                           (10,530)           (2,795)
                                                                                 ---------------    --------------

      Cash flows from financing activities:
            Proceeds from sales of common stock, net
                 costs of $24,923 and $200,362                                           171,881         1,081,054
            Proceeds from convertible debentures, net
                 costs of $82,000                                                      3,018,000                 -
            Repayment of related party debt                                              (31,000)                -
            Proceeds from notes payable                                                   75,000           400,000
            Repayment of notes payable                                                    (8,824)         (200,000)
                                                                                 ---------------    --------------
      Net cash flows from financing activities                                         3,225,057         1,281,054
                                                                                 ---------------    --------------

      Net change in cash and cash equivalents                                            372,017          (337,002)
      Cash and cash equivalents at beginning of period                                   255,293           497,663
                                                                                 ---------------    --------------

      Cash and cash equivalents at end of period                                 $       627,310    $      160,661
                                                                                 ===============    ==============

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 POWERLINX, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
                                   (Unaudited)

                   NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                              For the six months ended June 30,


                                                                                       2006                2005
                                                                                -----------------   -----------------
   Issuance of common stock for liabilities                                     $         150,069   $
                                                                                =================   =================

   Issuance of common stock for financing fees                                  $          11,855   $
                                                                                =================   =================

   Conversion of notes payable to convertible debentures                        $       1,373,933   $
                                                                                =================   =================

   Conversion of  Series A preferred stock to common stock                      $          22,045   $         132,270
                                                                                =================   =================

                             OTHER CASH FLOWS INFORMATION

   Cash paid for taxes                                                          $               -   $               -
                                                                                =================   =================

   Cash paid for interest                                                       $           2,633   $               -
                                                                                =================   =================

The accompanying notes are an integral part of these condensed consolidated financial statements.

                                 POWERLINX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (Unaudited)

1. Basis of presentation and significant accounting policies:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of PowerLinx, Inc.'s (the "Company") financial position and the results of its operations and its cash flows for the six months ended June 30, 2006 and 2005. These unaudited consolidated financial statements should be read in conjunction with the Company's audited 2005 financial statements, including the notes thereto, and the other information set forth therein in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2005. Operating results for the six month period ended June 30, 2006, are not necessarily indicative of the results that can be expected for a full fiscal year.

Revenue recognition:

Revenue is recognized when the earnings process is complete and the risks and rewards of ownership of the product, including title, have been transferred to the customer, which is generally considered to have occurred upon shipment of the product. Shipping costs, which have been nominal, are billed to the customer and are included as a component of cost of goods sold. Estimated returns are provided for as reductions of revenue based upon the Company's historical return experience.

                            Stock-Based Compensation:

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share Based Payments" (FAS 123R) using the modified prospective-transition method. Under this transition method, compensation cost in 2006 would include the fair value of the vesting portion of previously issued options granted prior to December 31, 2005 and options granted and vested in 2006. Prior period results would not be restated.

The adoption of FAS 123R had no effect on net income for the six months ended June 30, 2006, compared to accounting for share based compensation using the previously adopted intrinsic value method under APB No. 25, "Accounting for Stock Issued to Employees" since there were no stock options or warrants issued or exercised during the six months ended June 30, 2006. As of June 30, 2006 the Company had 183,553 outstanding and exercisable options with a weighted average exercise price of $5.40 and a weighted average remaining contractual life of 7 years. As of June 30, 2006 the Company had 2,027,746 outstanding and exercisable warrants with a weighted average exercise price of $3.18 and a weighted average remaining contractual life of 2.5 years.

Financial instruments:

Financial instruments at June 30, 2006 and December 31, 2005 consist of cash and cash equivalents, accounts receivable, trade payables and accrued expenses, derivative liabilities, notes payable and convertible debentures. As of June 30, 2006 and December 31, 2005 the fair values of cash and cash equivalents, accounts receivable, trade payables, and accrued expenses approximated their respective carrying values, due to their relative current maturities. The estimated fair value of notes payable approximated $1,300,000 December 31, 2005, based upon the present value of cash flows. The estimated fair value of convertible debentures approximated $4,081,000 at June 30, 2006, based upon the present value of cash flows.

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of its financial instruments. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company's common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within the control of the Company.

In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

The caption Derivative Financial Instruments consists of (i) the fair values associated with derivative features embedded in the Convertible Debentures, (ii) the fair values of the detachable warrants issued in connection with the Convertible Debentures and (iii) the fair values of other warrants and convertible instruments where share-settlement is presumed not to be in the Company's control. (See Note 8)

                                 Concentrations:

Accounts receivable are concentrated in the Security and DC Transportation products industry and credit losses have been within management's expectations. Although the Company serves a large and varied group of customers, two customers accounted for 36% (19% and 17%, respectively) of total revenue, and 50% of the DC Transportation Product Segment revenue for the six months ended June 30, 2006. For the six months ended June 30, 2005, two customers accounted for 52% (36% and 16%, respectively) of total revenues.

The Company's product manufacturing and assembly is dependent upon the operations of one primary supplier. In turn, this supplier is dependant upon various other suppliers for the purchase and delivery of several of the components used in the manufacturing and assembly of the Company's products. At June 30, 2006, inventory valued at $157,000 was being warehoused in Taiwan, at the offices of IC Intracom, the Company's manufacturing partner (See "Liquidity & Capital Resources"). If the Company should lose this supplier, there could be a disruption in the operations of the Company. The Company is currently pursuing an additional manufacturing partner in the far east to mitigate this risk.

Reclassifications:

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

2. Liquidity and management's plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has incurred losses from operations of $2,388,325 and $3,014,467 during the six months ended June 30, 2006 and 2005, respectively. In addition, during those periods, the Company has used cash of $2,842,510 and $1,615,261 respectively, in its operating activities and has a stockholders' deficit of $1,936,873 at June 30, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has devoted significant efforts in the further development and marketing of its existing products in its Security and DC Transportation Products Segments, but revenues cannot yet be considered as sufficient to fund operations for any sustained period of time. The Company has allocated significant resources to the development of new power line technologies and products that will be launched in the third and fourth quarters of fiscal year 2006. The Company's ability to continue will be dependent upon achieving profitable operations through the licensing and sales of these new technologies and products.

The Company's ability to continue as a going concern is dependent upon (i) raising additional capital to fund operations (ii) the further development of the Security and DC Transportation Products Segment products and (iii) ultimately the achievement of profitable operations. During the six months ended June 30, 2006, the Company secured financing of $4,473,933 in the form of convertible debentures which included proceeds of $3,100,000 and the conversion of $1,373,933 of otherwise short term existing obligations to long term debt (See Note 8). While the proceeds of this financing will significantly mitigate the Company's liquidity difficulties, the ability of the Company to sustain its operations for a reasonable period without further financing cannot be assured. The financial statements do not include any adjustments that might arise as a result of this uncertainty. Refer to "Liquidity & Capital Resources" in the Management Discussion & Analysis section for additional information regarding the Company's liquidity.

3. Segment information:

The Company operates in three identifiable industry segments. The Marine Products Segment markets and sells underwater video cameras, lighting and accessories principally to retail sporting goods businesses throughout the United States. The Security Products Segment develops, markets, licenses, and sells proprietary power line video security devices and consumer electronic products; to retailers, governmental agencies, commercial businesses, and original equipment manufacturers, throughout the United States. The DC Transportation Products Segment develops and sells power line rear and side vision systems for all classes of vehicles in the transportation industry to distributors and original equipment manufacturers throughout the United States.

The Company had a fourth segment, the Hotel/MDU (Multi-dwelling unit) Products Segment, but its operations were discontinued in March of 2005 as part of the restructuring of the Company's management and operations. The operating results for the discontinued segment have been reported separately as discontinued operations in the consolidated statements of operations for all periods presented (See Note 10). The Company's facilities and other assets are not distinguished among the identifiable segments. Other financial information about the Company's segments is as follows:

                                                       Six months ended June 30, 2006

                                              Security         Marine        DC Trans
                                              Products        Products       Products          Total
     Net revenue                              $  40,410      $ 101,039       $ 357,967       $ 499,416
     Cost of sales                            $  34,408      $  61,549       $ 186,089       $ 282,046
                                        ---------------------------------------------------------------
     Gross profit                             $   6,002      $  39,490       $ 171,878       $ 217,370
     Research and development:
              Stock based                     $       -      $       -       $       -       $       -
              Other                           $ 276,693      $   3,548       $  74,494       $ 354,735

                            Total R & D       $ 276,693      $   3,548       $  74,494       $ 354,735




                                                       Six months ended June 30, 2005

                                              Security         Marine        DC Trans
                                               Products        Products       Products          Total

     Net revenue                              $ 528,638       $ 81,956       $ 321,034       $ 931,628
     Cost of sales                            $ 430,901       $ 45,766       $ 190,904       $ 667,571
                                        ---------------------------------------------------------------
     Gross profit                             $  97,737       $ 36,190       $ 130,130       $ 264,057
     Research and development:
              Stock based                     $   7,681                                      $   7,681
              Other                           $ 242,400       $  5,726       $  64,352       $ 312,478

                            Total R & D       $ 250,081       $  5,726       $  64,352       $ 320,159

 4. Inventories:

      Inventories consisted of the following:

                                               June 30,         December 31,
                                          -----------------   -----------------
      2006     2005
            Raw materials                 $         432,009   $         280,360
            Finished goods                          336,004             309,135
                                          -----------------   -----------------
                                          $         768,013   $         589,495
                                          =================   =================


 5. Intangible assets:

      Intangible assets consisted of the following at June 30, 2006:

                                                           DC
                                         Security         Marine      Transportation       Total
 Patents                              $ 1,577,813       $ 741,148        $      -     $ 2,318,961
 Software license agreement               461,360               -               -         461,360
 Trademark                                 46,962               -          46,963          93,925
 Accumulated amortization              (1,694,672)       (741,148)              -      (2,435,820)
                                       -----------       ---------             --      -----------
                                      $  0 391,463      $       -        $ 46,963     $   438,426
                                  ================================================================

     Intangible assets consisted of the following at December 31, 2005:


                                                                         DC
                                                  Security             Marine      Transportation       Total

            Patents                                $ 1,577,813       $ 741,148      $        -      $ 2,318,961
            Software license agreement                 461,360               -               -          461,360
            Trademark                                   46,962               -          46,962           93,924
            Accumulated amortization                (1,601,098)       (717,736)              -       (2,318,834)
                                               -----------------------------------------------------------------
                                                   $   485,037       $  23,412      $   46,962      $   555,411
                                               =================================================================

6. Notes Payable:

All other outstanding notes payable as of December 31, 2005 were converted to convertible debentures on March 22, 2006; except for $31,000 re-paid at the closing (See Note 8).

7. Accrued Severance Payable:

During March, 2005, the Company incurred severance expenses related to the departure of two officers of the Company. The total amount payable amounted to $551,000 and is comprised of payments of both cash and common stock. Under the separation agreements, the Company issued a total of 50,000 shares of restricted common stock to the two former officers. The stock was valued at $275,000 or $5.50 per share, the closing market price of the Company's common stock on March 31, 2005; the date at which the liability was probable. Severance costs and related legal fees have been recorded as restructuring charges in the accompanying statement of operations for the period ended March 31, 2005.

8. Convertible Debentures:

On March 16, 2006, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the "Purchasers"), under which the Company agreed to issue and sell to the Purchasers in a private placement up to $4,473,933 aggregate principal amount of 8% Convertible Debentures, due March 22, 2008 (the "Convertible Debentures") and detachable warrants to purchase 1,841,335 shares of common stock (the "Warrants") for proceeds of $3,100,000 and $1,373,933 of pre-existing notes and accrued interest (the "Proceeds"). Financing costs amounted to $82,000. On March 23, 2006 the Company issued $4,073,933 face value of the Convertible Debentures for cash of $2,700,000 and the pre-existing notes. On March 27, 2006 and March 29, 2006, the Company issued $250,000 and $150,000, respectively, of Convertible Debentures for cash.

The Purchasers received registration rights related to the common shares underlying the conversion feature of the Convertible Debentures and the Warrants. The Registration Rights include requirements for filing, effectiveness, continued effectiveness and continued listing over the term of the outstanding instruments. The Registration Rights Agreement provides for monthly liquidating damages of up to 2.0% for failure to achieve or maintain effectiveness and listing. In addition, the Convertible Debentures provide for a mandatory redemption of 120% of outstanding face value for defaults under the Debenture and Registration Rights Agreements.

          8.0% Convertible Debentures, Warrants and Other Derivatives:

The carrying value of the Company's 8.0%, Face Value $4,473,933 Convertible Debentures amounted to $90,831 at June 30, 2006. Amortization of the debt discount, included in interest expense, amounted to $89,373 for the six months ended June 30, 2006.

The Convertible Debenture Financings included registration rights and certain other terms and conditions related to share settlement of the embedded conversion features and the warrants that the Company has determined are not within its control. In addition, certain features associated with the financings, such as variable redemption rates afforded the Purchasers render the number of shares issuable to be indeterminate. In these instances, EITF 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, requires allocation of the proceeds between the various instruments and the derivative elements carried at fair values. The following tabular presentation reflects the allocation of the proceeds on the financings date:

                                      March 23, 2006      March 27, 2006       March 29, 2006
                                  ------------------- -------------------- -------------------
 Embedded derivative features     $       4,853,093   $       200,648      $       95,757
 Detachable warrants                      3,953,859           180,105              96,505
 Derivative loss                         (3,392,566)         (130,753)            (42,262)
 Debt extinguishment loss                (1,340,454)               --                 --
 Convertible debentures                         --                 --                 --
                                  ------------------- -------------------- -------------------
    Total proceeds                $       4,073,932   $       250,000      $      150,000
                                  =================== ==================== ===================

Derivative losses arose in connection with the allocation of proceeds to derivative financial instruments at their respective fair values, which amounts exceed amounts received by the Company in connection with the financing arrangement. The discount to the Convertible Debentures resulting from the aforementioned allocation is being amortized through periodic charges to interest expense using the effective method. The following tabular presentation reflects the components of Derivative financial instruments on the Company's balance sheet at June 30 2006:

           Liabilities:
           Embedded derivative instruments                  $         1,278,448
           Freestanding derivatives (warrants)                        2,259,196
           Other derivative financial instruments (1)                    65,837
                                                            -------------------
                                                            $         3,603,481
                                                            ===================


(1) Other derivative financial instruments represent the fair values of warrants and other convertible instruments that were reclassified from stockholders' equity when, in connection with the Convertible Debenture Financings, the Company determined that it no longer had sufficient authorized and unissued shares to settle all of its instruments. On March 23, 2006, an amount of $144,781 was reclassified from stockholders' equity representing the fair value of these instruments. The balance in the table above represents the fair value at June 30, 2006.

The following tabular presentation reflects the number of common shares into which the aforementioned derivatives are indexed at June 30, 2006:

           Common shares indexed:
           Embedded derivative instruments              $         4,347,141
           Freestanding derivatives (warrants)                    1,883,761
           Other derivative financial instruments                   143,984
                                                        -------------------
                                                        $         6,374,886
                                                        ===================


Income (expense) for the six months ended June 30, 2006 associated with adjustments recorded to reflect the aforementioned derivatives at fair value amounted to $2,355,687.

Fair value considerations for derivative financial instruments:

Freestanding derivative instruments, consisting of the Warrants and reclassified derivative instruments that arose from the Convertible Debenture Financing are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions included in this model as of the financing date were as follows:


     ------------------------------- -------------------- --------------------
                                                                  Other
             Instrument                      Warrants             Derivatives
                                      -------------------- --------------------
             Exercise prices                 $2.375               $2.50--$25.00
             Term (years)                    5.0                  1.0--10.0
             Volatility                      162.9%               104.8%--183.1%
             Risk-free rate                  3.65%                3.65%--4.88%
       ------------------------------- -------------------- --------------------

Embedded derivative instruments consist of multiple individual features (conversion features, redemption features, and registration rights) that were embedded in the Convertible Debentures. The Company evaluated all significant features of the hybrid instruments and, where required under current accounting standards, bifurcated features for separate report classification. These features were, as attributable to each Debenture, aggregated into one compound derivative financial instrument for financial reporting purposes. These compound embedded derivative instruments are valued using the Flexible Monte Carlo methodology because that model embodies certain relevant assumptions (including, but not limited to, interest rate risk, credit risk, and Company-controlled/mandatory redemption features) that are necessary to value these complex derivatives.

Significant terms and assumptions included in this model as of the financing date are as follows:

     ------------------------------------------------------ ------------------
           Conversion price                                       $ 1.235
           Actual term (years)                                    2.0
           Equivalent term (years)                                1.6
           Equivalent volatility                                  143.69%
           Equivalent risk-adjusted interest rate                 8.28%
           Equivalent risk-adjusted yield rate                    11.39%
     ------------------------------------------------------ ------------------

Equivalent amounts reflect the net results of multiple modeling simulations that the Monte Carlo Simulation methodology applies to underlying assumptions.

9. Stockholders' deficit:

                          2006 Common Stock Issuances:

During the six months ended June 30, 2006, the Company issued 28,400 shares of restricted common stock for payment of loan fees, in lieu of cash, relating to various notes payable that were outstanding at December 31, 2005. The shares were valued at $61,070, based on the closing market price of the Company's common stock corresponding to the date of each note.

During the six months ended June 30, 2006, the Company issued 7,582 shares of restricted common stock in conjunction with a litigation settlement. The shares were valued at $15,164, based on the closing market price of the Company's common stock on the effective date of the agreement; December 12, 2005.

During the six months ended June 30, 2006, the Company issued 36,000 shares of common stock in conjunction with the 2003 settlement of a class action law suite. The shares were valued at $90,000 based on the closing market price of the Company's common stock when the settlement was recorded during fiscal year 2003.

During the six months ended June 30, 2006, the Company issued 53,529 shares of restricted common stock in conjunction with exercise of outstanding warrants from which it received proceeds in the amount of $133,824. The warrants were re-priced and exercisable at $2.50 per share based on the approval of the Company's Board of Directors.

During the six months ended June 30, 2006, the Company issued 174,937 shares of restricted common stock in conjunction with a private equity offering exempt from registration under 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D, thereof. The offering was priced at $1.125 per share, resulting in gross proceeds of $196,804 from the offering. The securities underlying the offering include piggy-back registration rights.

During the six months ended June 30, 2006, the Company issued 17,962 shares of restricted common stock, in lieu of cash, for payment for raw materials inventory and for rent for the Company's distribution warehouse in Clearwater, Florida. The shares were valued at $44,905, based on the closing market price of the Company's common stock on the effective date of the agreement, November 30, 2005.

During the six months ended June 30, 2006, the Company issued 8,430 shares of restricted common stock for financing fees owed in conjunction with a finder's fee agreement relating to the Company's December 2005 private equity placement. The shares were valued at $11,855, based on the terms of the finder's fee agreement.

During the six months ended June 30, 2006, the Company issued 10,000 shares of restricted common stock to employees in the form of stock compensation. The shares were valued at $15,000, based on the closing market price of the Company's common stock on date the grant was approved.

During the six months ended June 30, 2006, the Company issued 51,000 shares of restricted common stock to officers in the form of stock compensation in accordance with their employment contracts. The shares were valued at $86,700, based on the closing market price of the Company's common stock on date the grant was ratified by the Board of Directors.

During the six months ended June 30, 2006, the Company issued 106,000 shares of restricted common stock to Directors of the Company in the form of stock compensation. Of the total shares issued, 14,000 shares were issued as compensation for the 2006 fiscal year ended December 31, 2006. The remaining 92,000 shares were issued as compensation for services rendered by Directors during the Company's 2005 restructuring plan. The shares were valued at $254,400, based on the closing market price of the Company's common stock on date the grant was ratified by the Board of Directors.

10. Discontinued Operations:

During the quarter ended March 31, 2005, the Company formalized a plan to dispose of its Hotel/MDU products segment. The plan included the termination of all employees associated with the segment, and the closing of the Company's sales office in South Carolina. At the end of the quarter ended June 30, 2005, the plan had been implemented and the Company had secured an agreement with an outside party to sell the remaining installation and monthly service contracts.

Operating results for the discontinued segment have been reported separately as discontinued operations in the consolidated statements of income for all periods presented. Following are the components of the amounts disclosed:

Loss from Discontinued Operations

                                                       Period Ending June 30,

                                                      2006                 2005
                                                -------------    --------------
   Net Revenues                                 $           -    $      360,534
   Cost of Goods Sold                                       -           342,052
                                                -------------    --------------
        Gross Profit                                        -            18,482

   Operating Expenses                                  16,588           189,570
                                                -------------    --------------
   Net Loss from discontinued operations        $     (16,588)   $     (171,088)
                                                =============    ==============

   Assets and Liabilities of Discontinued Operation:

                                                         June 30,   December 31,
                                                           2006          2005
                                                        -----------  -----------
  Total Assets related to discontinued operations
            Accounts Receivable                         $        -   $    16,588
                                                        ===========  ===========


  Total Liabilities related to discontinued operations
            Accounts Payable                            $   89,804   $   155,128
                                                        ===========  ===========

11. Commitments and contingencies:

Litigation, claims and assessment:

                                 Guestlinx, LLC

On May 19, 2006 the Company learned that a default judgment had been entered against it on May 3, 2006 in the Superior Court of California, Orange County, in the amount of $90,561, to the plaintiff Guestlinx, LLC. The judgment was granted based on an action filed by Guestlinx, LLC on November 2, 2005. The Company had no prior knowledge of the action and believes it was never properly served. The Company retained counsel in California, and on August 4, 2006 was successful in having the judgment set aside for improper service; contingent upon the Company remitting $3,000 to the Orange County Superior Court by September 4, 2006. The Company had previously recorded a liability associated with this dispute in the amount of $46,352 that is currently included in the Company's balance sheet under "Liabilities from Discontinued Operations".

                         Satius, Inc. License Agreement

On June 7, 2006, the civil action initiated against the Company (the "Action") by Satius, Inc. ("Satius"), on August 17, 2005, in which Satius alleged various claims under a former license agreement (the "Agreement"), entered into on December 18, 2002, by and between Satius and the Company and subsequently terminated by Satius on July 10, 2004, was dismissed in the Court of Common Pleas of Montgomery County, Pennsylvania. On June 9, 2006, the Company was notified by its counsel that Satius has appealed the dismissal. The Company cannot predict whether or not the appeal will be successful.

                                SEC Investigation

The Company has settled the previously reported investigation by the Securities and Exchange Commission ("SEC") as described below.

On Tuesday, June 27, 2006, the SEC filed a civil action in the United States District Court for the District of Columbia against the Company, its former chief executive officer, George S. Bernardich III, and its former secretary and treasurer, James R. Cox. The Company consented to the entry of a judgment permanently enjoining it from violating Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 ("Exchange Act"), which are general antifraud provisions of the federal securities laws. The Company also consented to being enjoined from violating the periodic reporting, books and records, and internal controls provisions contained in Exchange Act Sections 13(b)(2)(A), 13(b)(2)(B), and 15(d) and Rules 15d-1, 15d-11, 15d-13, and 12b-20 thereunder.

Mr. Bernardich and Mr. Cox consented to the entry of judgments permanently enjoining them from violating Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and aiding and abetting the Company's alleged reporting violations, and barring them from serving as officers and directors of public companies for a period of ten years. The Company, Mr. Bernardich and Mr. Cox consented to the entry of the judgments without admitting or denying the allegations in the SEC's Complaint. Mr. Bernardich was president and chief executive offer of the Company from February 2001 until April 2005. He was chairman of the Company's board of directors from August 2000 until February 2005 and remained a director of the Company until March 2006. The Company currently has a consulting/severance arrangement with Mr. Bernardich. Mr. Cox was the Company's secretary, treasurer and a director from the time the company went public in March 1999 until approximately July 2002. Mr. Cox is currently employed by the Company in a product development capacity.

The requested relief was approved by the Court on August 7, 2006.

The Complaint alleged that in September 2004, the Company violated the antifraud provisions of the federal securities laws by issuing materially misleading press releases and filing materially misleading reports with the SEC concerning a purported $23 million sales contract with a defense contractor known as Universal General Corporation ("UGC"), which, in fact, had no revenues, no assets, and no means to satisfy any portion of its $23 million contractual obligation to the Company. According to the Complaint, the Company performed virtually no due diligence to determine whether UGC was legitimate and could meet its contractual obligations. The Complaint states that Mr. Bernardich was responsible for the Company's due diligence failures and for drafting the Company's materially misleading press releases and SEC filings. The Complaint also alleges that during the first three quarters of fiscal year 2000, the Company fraudulently recognized nearly ninety percent of its reported revenues based on fictitious camera sales by initiating consignment arrangements with numerous dealers and recording the consignment order amounts as revenue before any cameras were manufactured, shipped to the dealers, or sold to customers. The Complaint alleges that during this same period, the Company also issued numerous deceptive press releases that materially misrepresented the company's operations and offered glowing, but unsubstantiated, revenue and earnings forecasts. The Complaint also alleges that in April 2001, following a management change, the Company filed with the SEC an annual report for 2000 containing a misleading restatement of revenues and other materially misleading disclosures and accounting errors. According to the Complaint, the principal architect of the Company's fraudulent activities during 2000 was its now-deceased former chief executive officer, Richard L. McBride. According to the Complaint, among other things, the Company failed to disclose in violation of applicable SEC regulations that Mr. McBride had been convicted of fraud in 1998 and was serving a six-year probation term. The Complaint also alleges that Mr. Cox was responsible for certain of the Company's fraud and reporting violations and Mr. Bernardich, who had replaced Mr. McBride as chief executive officer in February 2001, aided and abetted the Company's reporting violations with respect to the Company's 2000 annual report.

In addition, the Company's current chief financial officer, Douglas Bauer, has consented to the issuance of a cease-and-desist order for his role in causing the Company's reporting violation in connection with its April 2002 restatement of a deferred tax asset. Mr. Bauer consented to the issuance of the order without admitting or denying the findings in the Order.

             Report of Independent Registered Public Accounting Firm

The Board of Directors
PowerLinx, Inc.

We have audited the accompanying consolidated balance sheets of PowerLinx, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PowerLinx, Inc. as of December 31, 2005 and 2004 and the consolidated results of its operations and its cash flows for each of the years in the three year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses and has used significant cash in its operating activities. As a result, the Company has negative working capital and a stockholders' deficit at December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 18 to the consolidated financial statements, the accompanying financial statements have been restated.


                                   /s/ Aidman, Piser & Company, P.A.


                                   Tampa, Florida
                                   March 17, 2006, except for Note 17, as to which the date is March 29, 2006, and for
                                   Note 18 as to which the date is August 17, 2006.

                                 POWERLINX, INC.
                           CONSOLIDATED BALANCE SHEETS
                          AT DECEMBER 31, 2005 AND 2004

                                                                                               2005                2004
                                                                                         ---------------   -----------------
                                          ASSETS
     Current Assets:
              Cash and cash equivalents                                                          255,293    $        497,663
              Accounts receivables, net                                                          157,221             282,480
              Employee Advances                                                                   31,160              51,930
              Inventories                                                                        589,495             913,467
              Prepaid expenses and other current assets                                          134,519              48,990
              Assets of discontinued operations                                                   16,588             137,904
                                                                                         ---------------    ----------------
                      Total current assets                                                     1,184,276           1,932,434

     Intangible assets, net                                                                      555,411           1,124,479
     Deposits                                                                                     18,460              40,334
     Property and equipment, net                                                                 203,453             297,044
                                                                                         ---------------    ----------------
              Total assets                                                                     1,961,600          $3,394,291
                                                                                         ===============    ================


                       LIABILIITIES & STOCKHOLDERS' (DEFICIT)

     Current liabilities
              Accounts payable                                                                   834,559    $        528,961
              Accrued expenses                                                                   467,825             164,912
              Accrued severance payable, current portion                                         112,500                   -
              Deferred revenue                                                                         -             173,483
              Due to related parties                                                                   -              60,151
              Current maturities of notes payable                                                 22,942               1,765
              Litigation settlement                                                               90,000             300,000
              Other current liabilities                                                           61,070
              Liabilities of discontinued operations                                             155,128              84,603
                                                                                         ---------------    ----------------
                      Total current liabilities                                                1,744,024           1,313,875
     Accrued severance payable, less current portion                                              34,500
     Notes payable, less current maturities                                                    1,108,462              28,235
                                                                                         ---------------    ----------------

                      Total Liabilities                                                        2,886,986           1,342,110
                                                                                         ---------------    ----------------

     Commitments and contingencies (Note 12)

     Stockholders' deficit
              Series A convertible preferred stock, $1.00 par value;                             534,730            776,519
                  authorized 5,000,000 shares; issued 1,825,520;
                  outstanding (606,408 - 2005; 1,211,016 -2004)
              Common stock, $.001 par value, authorized 8,000,000                                  4,408              3,453
                  shares; issued (4,408,142 - 2005; 3,452,923 - 2004)
                  outstanding (4,398,670 - 2005; 3,443,451 -2004),restated
                 -See Note 18
             Additional paid-in capital, restated-see Note 18                                24,616,698          21,504,677

             Treasury stock, at cost, 9,472 shares                                             (287,757)           (287,757)
             Accumulated deficit                                                            (25,793,465)        (19,944,711)
                                                                                        ---------------    ----------------
             Total stockholders' deficit                                                       (925,386)          2,052,181
                                                                                        ---------------    ----------------
                     Total liabilities and stockholders' deficit                        $     1,961,600    $      3,394,291
                                                                                        ===============    ================

See notes to consolidated financial statements.

                                 POWERLINX, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  Year Ended
                                                                                 December 31,
                                                       ---------------------------------------------------------------
                                                              2005                  2004                  2003
                                                       -------------------    ------------------    ------------------
   Net revenue                                         $        1,271,046     $       1,010,520     $       1,372,044
   Cost of goods sold                                             926,412               623,260               960,313
                                                       -------------------    ------------------    ------------------

                    Gross profit                                  344,634               387,260               411,731
                                                       -------------------    ------------------    ------------------

   Operating expenses:
            Salaries and wages                                  1,631,967             1,379,377             1,134,470
            Professional and consulting fees                    1,022,118             1,081,749               443,492
            Depreciation and amortization                         666,124               653,391               547,581
            Research and development                              647,827               620,717               206,259
            Advertising and promotions                            174,501               254,065               111,367
            Rent and utilities                                    201,033               156,079               110,348
            Provision for doubtful accounts                        84,896                93,682                     -
            Travel and entertainment                              208,667               280,681               148,973
            Royalty expense                                             -               225,000               240,000
            Other expenses                                        366,500               598,359               423,506
            Restructuring expense                                 598,285                     -                     -
                                                       -------------------    ------------------    ------------------

                    Total operating expenses                    5,601,918             5,343,100             3,365,996
                                                       -------------------    ------------------    ------------------

   Loss from operations                                        (5,257,284)           (4,955,840)           (2,954,265)

   Interest expense, net                                         (133,614)               (3,509)           (1,027,445)

   Loss on debt extinguishment                                   (275,000)                    -                     -

   Other expense                                                   (1,130)                    -               (42,117)
                                                       -------------------    ------------------    ------------------

   Loss before discontinued operations                         (5,667,028)           (4,959,349)           (4,023,827)

   Loss from discontinued operations                             (181,726)             (164,422)                    -
                                                       -------------------    ------------------    ------------------

   Net loss                                                    (5,848,754)           (5,123,771)           (4,023,827)
                                                       -------------------    ------------------    ------------------

   Preferred stock dividends                                            -               (27,308)                    -
                                                       -------------------    ------------------    ------------------

   Loss applicable to common stockholders              $       (5,848,754)    $      (5,151,079)    $      (4,023,827)
                                                       ===================    ==================    ==================

   Net loss per common share, basic and diluted:
            Continuing operations                      $            (1.50)    $           (1.66)    $           (2.57)
            Discontinued operations                                 (0.05)                (0.07)                    -
                                                       -------------------    ------------------    ------------------
                                                       $            (1.55)    $           (1.73)    $           (2.57)
   Weighted average common shares
       outstanding, basic and diluted                            3,776,744             2,980,452             1,565,174

See notes to consolidated financial statements.

                                 POWERLINX, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2003

                                                   Common Stock (1)
                                          -------------------------------   Additional(1)
                                                                             Paid-In        Treasury
                                              Shares          Amount         Capital          Stock
                                          ---------------  ------------- --------------- --------------
   Balances, January 1, 2003                     754,794          $ 755    $ 11,401,829     $ (277,757)

   Net loss                                            -              -               -              -

   Conversion of debentures
     to equity                                   914,963            915         853,391              -

   Beneficial conversion feature                       -              -         295,277              -

   Issuance of stock to employees
     and directors                                 3,340              3          17,097              -

   Issuance of stock for services
     and royalties                                93,970             94         240,723              -

   Issuance of stock in connection
     with distribution agreement                  10,000             10          24,990              -

   Issuance of stock in connection
     with asset purchases and
     licensing agreements                         31,375             31         367,469              -

   Issuance of stock for financing fees           14,087             14          42,078              -

   Issuance of stock for liabilities               8,518              9         145,804              -

   Sales of common stock                         818,791            819       2,211,094              -

   Equity units subscribed                             -              -               -              -

   Repurchase of treasury stock, at cost               -              -               -        (10,000)

   Exercise of employee options                    6,920              7          17,293              -

   Warrants issued for financing fees                  -              -          15,963              -

   Warrants issued in connection with debt             -              -          34,517              -

   Exercise of common stock warrants              60,000             60         299,940              -

   Amortization of unearned restricted
     stock compensation                                -              -               -              -
                                          ---------------  ------------- --------------- --------------

   Balances, December 31, 2003                 2,716,758   $      2,717  $    15,967,465 $    (287,757)
                                          ===============  ============= =============== ==============

   ------------
   (1) As restated, see Note 18

See notes to consolidated financial statements.

                                      F-17


                                 POWERLINX, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2003



                                            Unearned
                                           Restricted        Stock         Equity
                                              Stock      Subscription       Units        Accumulated
                                           Compensation   Receivable     Subscribed        Deficit          Total
                                          ----------------------------- -------------- ---------------- --------------
   Balances, January 1, 2003              $    (146,659) $           -  $           -  $   (10,769,805) $     208,363

   Net loss                                           -              -              -       (4,023,827)    (4,023,827)

   Conversion of debentures
     to equity                                        -              -              -                -        854,306

   Beneficial conversion feature                      -              -              -                -        295,277

   Issuance of stock to employees
     and directors                                    -              -              -                -         17,100

   Issuance of stock for services
     and royalties                                    -              -              -                -        240,817

   Issuance of stock in connection
     with distribution agreement                      -              -              -                -         25,000

   Issuance of stock in connection
     with asset purchases and
     licensing agreements                             -              -              -                -        367,500

   Issuance of stock for financing fees               -              -              -                -         42,092

   Issuance of stock for liabilities                  -              -              -                -        145,813

   Sales of common stock                              -         (3,250)             -                -      2,208,663

   Equity units subscribed                            -              -        250,000                -        250,000

   Repurchase of treasury stock, at cost              -              -              -                -        (10,000)

   Exercise of employee options                       -              -              -                -         17,300

   Warrants issued for financing fees                 -              -              -                -         15,963

   Warrants issued in connection with debt            -              -              -                -         34,517

   Exercise of common stock warrants                  -              -              -                -        300,000

   Amortization of unearned restricted
     stock compensation                         117,237              -              -                -        117,237
                                          -------------- -------------- -------------- ---------------- --------------

   Balances, December 31, 2003            $     (29,422) $      (3,250) $     250,000  $   (14,793,632) $   1,106,121
                                          ============== ============== ============== ================ ==============



See notes to consolidated financial statements.

                                      F-18


                                 POWERLINX, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2004



                                                   Common Stock (1)
                                            ----------------------------     Additional(1)
                                                                               Paid-In          Treasury
                                               Shares          Amount         Capital            Stock
                                            -----------     ------------     ------------      ----------
  Balances, January 1, 2004                   2,716,758     $      2,717     $ 15,967,465      $ (287,757)

  Net loss                                            -                -                -               -

  Preferred stock dividends                           -                -                -               -

  Sales of common stock, net of
    costs of $102,341                           510,212              510        3,403,399 #             -

  Issuance of stock to employees
    and directors                                26,250               26          252,349               -

  Issuance of stock
    to consultants                               28,118               28          299,552               -

  Issuance of stock for patents                   8,824                9          149,991               -

  Issuance of stock and warrants
    under Equity Unit Offering,
    net of costs of $119,997                      9,128                9           95,774               -

  Issuance of warrants
    to consultants                                    -                -           53,747               -

  Issuance of warrants
    for trademark                                     -                -            9,925               -

  Issuance of stock for liability
    due to related party                          7,843                8           49,992 #             -

  Issuance of stock in cashless
    exercise of warrants                         15,890 0             16              (16)              -

  Issuance of stock for
    software license                             44,480               44          311,316 #             -

  Conversion of Series A Preferred
    shares to common stock                       75,593               76          833,145 #             -

  Issuance of stock for                           9,828               10           78,038 #             -
   liabilities

  Adjustment                                          -                -                -               -

  Amortization of unearned
    restricted stock compensation                     -                -                -               -
  --------------------------------          ------------  ---------------  ---------------  --------------

  Balances, December 31, 2004                 3,452,923   $        3,453   $   21,504,677   $    (287,757)
  ================================          ============  ===============  ===============  ==============

  ----------------
  (1) As restated, see Note 18

See notes to consolidated financial statements.

                                      F-19

                                 POWERLINX, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    YEAR ENDED DECEMBER 31, 2004 (Continued)



                                       Unearned                                                     Series A
                                       Restricted       Stock         Equity                        Convertible
                                         Stock       Subscription     Units        Accumulated      Preferred
                                      Compensation    Receivable    Subscribed       Deficit          Stock         Total
                                     --------------- -------------- ------------- ----------------  ------------- -------------
  Balances, January 1, 2004          $      (29,422) $      (3,250) $    250,000    $ (14,793,632)           $ -    $1,106,121

  Net loss                                        -             -              -       (5,123,771)             -    (5,123,771)

  Preferred stock dividends                       -             -              -          (27,308)             -       (27,308)

  Sales of common stock, net of
    costs of $102,341                             -         3,250              -                -              -     3,407,159

  Issuance of stock to employees
    and directors                                 -             -              -                -              -       252,375

  Issuance of stock
    to consultants                                -             -              -                -              -       299,580

  Issuance of stock for patents                   -             -              -                -              -       150,000

  Issuance of stock and warrants
    under Equity Unit Offering,
    net of costs of $119,997                      -             -       (250,000)               -      1,609,740     1,455,523

  Issuance of warrants
    to consultants                                -             -              -                -              -        53,747

  Issuance of warrants
    for trademark                                 -             -              -                -              -         9,925

  Issuance of stock for liability
    due to related party                          -             -              -                -              -        50,000

  Issuance of stock in cashless
    exercise of warrants                          -             -              -                -              -             -

  Issuance of stock for
    software license                              -             -              -                -              -       311,360

  Conversion of Series A Preferred
    shares to common stock                        -             -              -                -       (833,221)            -

  Issuance of stock for
   liabilities                                    -             -              -                -              -        78,048

  Adjustment                                      -             -              -                -              -             -

  Amortization of unearned
    restricted stock compensation            29,422             -              -                -              -        29,422
                                     --------------- -------------- ------------- ----------------  ------------- -------------
  Balances, December 31, 2004        $            -  $          -   $          -  $   (19,944,711)  $    776,519  $  2,052,181
                                     =============== ============== ============= ================  ============= =============


See notes to consolidated financial statements.

                                      F-20





                                 POWERLINX, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    YEAR ENDED DECEMBER 31, 2005 (Continued)


                                               Common Stock(1)
                                          ------------------------------   Additional(1)
                                                                            Paid-In        Treasury
                                              Shares         Amount         Capital         Stock
                                          --------------- ------------- --------------- -------------
 Balances, January 1, 2005                     3,452,923  $      3,453  $   21,504,677  $   (287,757)

 Net loss

 Issuance of stock to consultants                  3,000             3          13,497

 Issuance of stock to employees and
    directors                                    130,965           131         657,230

 Conversion of Series A Preferred
    shares to common stock                        21,936            22         241,767

 Issuance of stock for interest
      payment                                      2,000             2           7,998

 Issuance of stock for financing fees              7,851             8          27,467

 Litigation settlement                             3,000             3          10,497

 Issuance of stock for private equity
   offering, net of $132,877 issuance costs      410,847           411       1,160,878

 Issuance of common stock in
    settlement of liabilities                     84,000            84         209,916

 Proceeds of exercise of warrants                 53,529            53         133,771

 Issuance of stock for private equity
   offering, net of $67,485 issuance costs       238,091           238         200,830

 Beneficial conversion option associated
  with convertible debt                                                        448,170
                                          --------------- ------------- --------------- -------------
 Balances, December 31, 2005                   4,408,142  $      4,408  $   24,616,698  $   (287,757)
                                          =============== ============= =============== =============

 ------------
 (1) As restated, see Note 18

See notes to consolidated financial statements.

                                      F-21





                                 POWERLINX, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    YEAR ENDED DECEMBER 31, 2005 (Continued)




                                                               Series A
                                                              Convertible
                                              Accumulated      Preferred
                                                Deficit          Stock          Total
                                            ----------------  ------------- ---------------
   Balances, January 1, 2005                $   (19,944,711)  $    776,519  $   2,052,181

   Net loss                                      (5,848,754)                   (5,848,754)

   Issuance of stock to consultants                                                13,500

   Issuance of stock to employees and
      directors                                                                   657,361

   Conversion of Series A Preferred
      shares to common stock                                      (241,789)             -

   Issuance of stock for interest
        payment                                                                     8,000

   Issuance of stock for financing fees                                            27,475

   Litigation settlement                                                           10,500

   Issuance of stock for private equity
     offering, net of $132,877 issuance cost                                    1,161,289

   Issuance of common stock in
      settlement of liabilities                                                   210,000

   Proceeds of exercise of warrants                                               133,824

   Issuance of stock for private equity
     offering, net of $67,485 issuance costs                                      201,068

   Beneficial conversion option associated
    with convertible debt                                                         448,170
                                            ---------------- ------------- ---------------
   Balances, December 31, 2005              $   (25,793,465) $     534,730 $     (925,386)
                                            ================ ============= ===============

   (1) As restated, see Note 18

See notes to consolidated financial statements.

                                 POWERLINX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               Year Ended
                                                                                   (1)         December 31,
                                                                          -----------------------------------------------------
                                                                               2005               2004              2003
                                                                          ----------------   ----------------  ----------------
  Cash flows from operating activities:
        Net loss                                                          $(    5,848,754)   $    (5,123,771)  $    (4,023,827)
        Adjustments to reconcile net loss to net cash flows
             from operating activities:
                 Stock-based compensation                                         689,361            635,124           375,154
                 Amortization                                                     569,068            560,236           607,901
                 Accretion of debt discount                                        72,408                  -           525,531
                 Loss on debt extinguishment                                      275,000                  -                 -
                 Depreciation                                                      97,056             93,335            68,293
                 Bad debt expense                                                  84,896             93,682            19,484
        Changes in operating assets and liabilities
                 Accounts receivable                                               40,363           (265,925)         (168,555)
                 Accounts receivable, officer                                           -             20,000                 -
                 Employee advances                                                 18,769            (51,930)                -
                 Inventories                                                      323,972           (394,640)         (320,421)
                 Prepaid expenses and other current assets                        (83,530)           (29,911)           10,378
                 Assets of discontinued operation                                 113,911                                    -
                 Deposits                                                          21,874            (40,334)                -
                 Accounts payable                                                 310,091            106,255          (329,829)
                 Accrued expenses                                                 330,388              5,884           142,553
                 Accrued severance                                                147,000                                    -
                 Due to related parties                                           (60,151)            60,151                 -
                 Deferred revenue                                                (173,483)            86,883            39,193
                 Liabilities of discontinued operation                             70,525
                                                                          ----------------   ----------------  ----------------

  Net cash flows from operating activities                                     (3,001,236)        (4,244,961)       (3,054,145)
                                                                          ----------------   ----------------  ----------------

  Cash flows from investing activities:
        Disposal of property and equipment                                          3,130                  -                 -
        Purchase of property and equipment                                         (5,445)           (42,387)          (29,894)
                                                                          ----------------   ----------------  ----------------

  Net cash flows from investing activities                                         (2,315)           (42,387)          (29,894)
                                                                          ----------------   ----------------  ----------------

  Cash flows from financing activities:
        Proceeds from sale of equity units                                              -          1,195,003                 -
        Proceeds from stock subscription receivable                                     -              3,250            (1,750)
        Proceeds from sales of common stock, net
             costs of $200,362                                                  1,362,357          3,403,909         2,208,663
        Preferred stock dividends                                                       -            (27,308)
        Proceeds from convertible debentures                                            -                  -           516,774
        Proceeds from equity unit subscriptions                                         -                  -           250,000
        Proceeds from exercise of common stock warrants                           133,824                  -           300,000
        Proceeds from exercise of common stock options                                  -                  -            17,300
        Proceeds from factoring of receivables                                          -                  -            86,500
        Repayment of related parties debt                                               -           (100,000)          (98,655)
        Proceeds from notes payable, related parties                               75,000            150,000                 -
        Proceeds from notes payable                                             1,390,000                  -            37,000
        Repayments of notes payable                                              (200,000)                 -           (67,000)
        Purchase of Treasury Stock                                                      -                  -           (10,000)
                                                                          ----------------   ----------------  ----------------
  Net cash flows from financing activities                                      2,761,181          4,624,854         3,238,832
                                                                          ----------------   ----------------  ----------------

  Net change in cash and cash equivalents                                        (242,370)           337,506           154,793
  Cash and cash equivalents at beginning of year                                  497,663            160,157             5,364
                                                                          ----------------   ----------------  ----------------

  Cash and cash equivalents at end of year                                $       255,293    $       497,663   $       160,157
                                                                          ================   ================  ================

See notes to consolidated financial statements.
(1) As restated, see Note 18

                                      F-23

                                 POWERLINX, INC
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                   NONCASH INVESTING AND FINANCING ACTIVITIES

                                                                                             Year Ended December 31,
                                                                                  2005 (1)               2004                2003
                                                                           ------------------  ------------------  -----------------
     Issuance of common stock for liabilities                              $          210,000  $           78,048  $         145,813
                                                                           ==================  ==================  =================

     Conversion of convertible debentures to common stock,
        including $295,277 of beneficial conversion feature                $                   $                   $       1,149,583
                                                                           ==================  ==================  =================

     Issuance of common stock in connection with
        Distributorship agreement                                          $                   $                   $          25,000
                                                                           ==================  ==================  =================

     Issuance of common stock for financing fees                           $           27,478  $                   $          42,092
                                                                           ==================  ==================  =================

     Issuance of common stock warrants for financing fees                  $                   $                   $          15,963
                                                                           ==================  ==================  =================

     Issuance of common stock warrants in connection with debt             $                   $                   $          34,517
                                                                           ==================  ==================  =================

     Issuance of common stock for intangible assets
        and property and equipment                                         $                   $                   $         180,000
                                                                           ==================  ==================  =================

     Conversion of vendor debt and accrued payroll
        to equity units                                                    $                   $          260,520  $
                                                                           ==================  ==================  =================

     Conversion of equity units subscribed to
        equity units issued                                                $                -  $          250,000  $
                                                                           ==================  ==================  =================

     Deferred finance costs funded through proceeds from
        convertible debentures                                             $                   $                   $          66,724
                                                                           ==================  ==================  =================

     Issuance of common stock for licensing rights                         $                   $          311,360  $         187,500
                                                                           ==================  ==================  =================

     Issuance of common stock for patents                                  $                   $          150,000  $
                                                                           ==================  ==================  =================

     Issuance of common stock warrants for trademark                       $                   $            9,925  $
                                                                           ==================  ==================  =================

     Issuance of common stock for amounts due to related parties           $                   $           50,000  $
                                                                           ==================  ==================  =================

     Purchase of property and equipment financed with note payable         $                   $           30,000  $
                                                                           ==================  ==================  =================


                               OTHER CASH FLOWS INFORMATION

     Cash paid for taxes                                                   $               -   $               -   $               -
                                                                           ==================  ==================  =================

     Cash paid for interest                                                $               -   $               -   $          22,460
                                                                           ==================  ==================  =================

See notes to consolidated financial statements.
(1) As restated, see Note 18

                                 POWERLINX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

1. Business and organization:

PowerLinx, Inc. ("PowerLinx" or the "Company"), a Utah Corporation, is engaged in three product segments. The Marine Products Segment markets and sells underwater video cameras, lighting and accessories principally to retail sporting goods businesses throughout the United States. The Security Products Segment develops, markets, licenses, and sells proprietary power line video security devices and consumer electronic products to retailers, governmental agencies, commercial businesses, and original equipment manufacturers, throughout the United States. The DC Transportation Products Segment develops and sells power line rear and side vision systems for all classes of vehicles in the transportation industry to distributors and original equipment manufacturers throughout the United States. A fourth business segment, the Hotel/MDU (Multi-dwelling unit) Products Segment was discontinued in March of 2005 (See
Note 15-Discontinued Operations).

2. Liquidity and management's plans and significant accounting policies:

Liquidity and management's plans:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has incurred operating losses, including discontinued operations, of $5,848,754, and $5,151,079 during the years ended December 31, 2005 and 2004, respectively. In addition, during those periods, the Company has used cash of $3,001,236 and $4,244,961, respectively in its operating activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has devoted significant efforts in the further development and marketing of products in its Security and DC Transportation Products Segments, which, while now showing improved revenues, cannot yet be considered sufficient to fund operations for any sustained period of time.

The Company's ability to continue as a going concern is dependent upon (i) raising additional capital to fund operations (ii) the further development of the Security and DC Transportation Products Segment products and (iii) ultimately the achievement of profitable operations. During the year ended December 31, 2005, the Company raised $1,390,000 from issuance of various separate notes payable, $1,362,357 from the sale of common stock, and $133,824 from the exercise of warrants. Subsequent to December 31, 2005, the Company did secure $3,100,000 of additional financing and converted $1,373,933 of otherwise short term obligations to common stock (See Note 17). While the proceeds of this financing will significantly mitigate the Company's liquidity difficulties, the ability of the Company to sustain its operations for a reasonable period without further financing cannot be assured. The financial statements do not include any adjustments that might arise as a result of this uncertainty. See Item 7 of this Annual Report on Form 10-K, (Overview) for management's plans regarding operations in 2006.

                        Significant Accounting Policies:

Principles of consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its consolidated subsidiary. All intercompany accounts have been eliminated in the preparation of the consolidated financial statements.

Revenue recognition:

Revenue is recognized when the earnings process is complete and the risks and rewards of ownership of the product, including title, have been transferred to the customer, which is generally considered to have occurred upon shipment of the product. Shipping costs, which have been nominal, are billed to the customer and are included as a component of cost of goods sold. Returns are provided for as reductions of revenue based upon the Company's historical return experience.

2. Liquidity and management's plans and significant accounting policies (continued):

Cash and cash equivalents:

The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents for financial statement purposes. Cash on deposit exceeds federally insured limits of $100,000 per financial institution.

Accounts receivable and allowance for doubtful accounts:

Accounts receivable are customer obligations due under normal trade terms for products sold to distributors and retail customers. The Company performs continuing credit evaluations of customers' financial condition, but does not require collateral.

Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Any accounts receivable balances that are determined to be uncollectible are written off to bad debt expense. The allowance for doubtful accounts contains a general accrual for remaining possible bad debts. The allowance for doubtful accounts at December 31, 2005 and 2004 were $105,189 and $86,429 respectively. Based on the information available, management believes that the allowance for doubtful accounts as of December 31, 2005 is adequate. However, actual write-offs might exceed the recorded allowance.

The following table presents activity in the allowance for doubtful accounts for the years ended December 31, 2005 and 2004.

     Balance                                               Balance
    12/31/2003       Additions        Deductions          12/31/2004
  --------------  ----------------   ----------------    -------------
    $ 29,510         $ 93,682         $ (36,763)           $ 86,429


    Balance                                                 Balance
    12/31/2004       Additions         Deductions          12/31/2005
  --------------   ----------------   ----------------    ------------
    $ 86,429        $ 84,896          $ (66,136)          $ 105,189

Inventories:

Inventories consist principally of component parts and finished goods held for resale and are stated at the lower of cost or market. Inventory costs are determined using the first-in, first-out (FIFO) method.

Property and equipment:

Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from five to ten years. Maintenance and repairs are charged to expense as incurred.

Intangible assets:

Intangible assets are stated at cost and consist of purchased technology licenses; trademarks and incremental costs to acquire patents on internally developed technologies (also see research and development, below). Amortization is calculated on the straight-line method over estimated useful lives of the technologies, not to exceed legal or contractual provisions. Currently the intangible assets are being amortized over estimated useful lives of five years with the exception of trademarks which have indeterminate useful lives. The Company evaluates each reporting period whether the events and circumstances continue to support an indefinite life for trademarks. Additionally, the carrying value of trademarks is reviewed for impairment annually or whenever events or changes in circumstances indicate that the historical cost-carrying value may no longer be appropriate. This review is performed in the same manner as that performed on long-lived assets (see below).

Impairment of long-lived assets:

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the estimated future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and its fair value.

2. Liquidity and management's plans and significant accounting policies (continued):

Financial instruments:

Financial instruments consist of cash and cash equivalents, accounts receivable, and trade payables and notes payable. As of December 31, 2005 the fair values of these instruments approximated their respective carrying values, with the exception of notes payable. The estimated fair value of notes payable approximated $1,300,000 at December 31, 2005.

                                 Concentrations:

Accounts receivable are concentrated in the security products industry and credit losses have been within management's expectations. Although the Company serves a large and varied group of customers, one customer accounted for 29% of total revenue for the year ended December 31, 2005.

The Company's product assembly is dependent upon the operations of two primary labor suppliers, one of which is outside the United States. At December 31, 2005, approximately $4,500 of the Company's inventory was held off-site at these locations. If the Company should lose these suppliers of assembly servicing there could be a disruption in the operations of the Company. The Company is in the process of securing alternative sources of these services.

Stock-based compensation:

Compensation expense related to the grant of equity instruments and stock-based awards to employees are accounted for using the intrinsic method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Stock based compensation arrangements involving non-employees are accounted for using the fair value methodology under Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Company accounts for unregistered common stock issued for services or asset acquisitions at the fair value of the stock issued based upon quoted market prices of the Company's trading common stock.


The following table reflects supplemental financial information related to stock-based employee compensation, as required by Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure

                                                                              2005                2004               2003
                                                                      ------------------  -----------------   -----------------
  Net loss, applicable to common shareholders as reported             $      (5,848,754)  $     (5,151,079)   $     (4,023,827)
                                                                      ==================  =================   =================
  Employee stock-based compensation, as reported                      $         657,361   $        252,375    $              -
                                                                      ==================  =================   =================
  Employee stock-based
             compensation (fair value method)                         $        (657,361)  $       (252,375)   $       (238,200)
                                                                      ==================  =================   =================
  Pro-forma net loss under fair value method                          $      (5,848,754)  $     (5,151,079)   $     (4,262,027)
                                                                      ==================  =================   =================
  Loss per common share, as reported                                  $           (1.55)  $          (1.73)   $          (2.57)
  Pro forma loss per common share
    under fair value method                                           $           (1.55)  $          (1.73)   $          (2.73)
                                                                      ==================  =================   =================

The above table reflects the unaudited pro forma effects on net loss and loss per common share had the Company applied the fair value measurement method to its employee stock-based compensation. The Black Scholes fair value model was used for this purpose. The estimated time to expiration was estimated at the full term of the options; volatility was estimated to be 102%; and the risk free rate of return was 4%. In all instances, the Company used trading market values on the grant date for the fair value of the common shares.


Research and development:

Expenditures related to the development of new products and processes, including significant improvements to existing products, are expensed as incurred.

Advertising and promotions:

Advertising is expensed as incurred. Costs associated with public displays, billboards and other advertising mediums that have an extended period of value to the Company are amortized over the term or duration of the related advertisement.

Income taxes:

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Segment information:

The Company accounts for its three reportable segments using the management approach, which focuses on disclosing financial information that the Company's Chief Decision Making Officer ("CDMO") uses to make decisions about the Company's operating matters. The three reportable segments utilize the Company's operating assets equally. Therefore, information about assets and depreciation is excluded from the segment information used by management and provided in Note 3, below.

Loss per common share:

Loss per common share is computed using (i) as the numerator, the net loss, adjusted for preferred stock dividends and (ii) as the denominator, the weighted-average number of common shares and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of options and warrants, if applicable, using the treasury stock method and convertible preferred stock, if applicable, using the if-converted method. See
Note 13.

During March 2006, the Board of Directors approved a 1 for 50 reverse common stock split. All share and per share amounts have been retroactively restated in the accompanying financial statements.

2. Liquidity and management's plans and significant accounting policies (continued):

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. The most significant and critical estimates are management's estimate of sales returns, which are based upon historical return experience, and the carrying value of net deferred tax assets, which are fully reserved in light of cumulative recent losses. Actual results could ultimately differ from those estimates.

3. Segment information:

The Company operates in three identifiable industry segments. The Marine Products Segment markets and sells underwater video cameras, lighting and accessories principally to retail sporting goods businesses throughout the United States. The Security Products Segment develops, markets, licenses, and sells proprietary power line video security devices and consumer electronic products; to retailers, governmental agencies, commercial businesses, and original equipment manufacturers, throughout the United States. The DC Transportation Products Segment develops and sells power line rear and side vision systems for all classes of vehicles in the transportation industry to distributors and original equipment manufacturers throughout the United States. The Company had a fourth segment, the Hotel/MDU (Multi-dwelling unit) Products Segment, but its operations were discontinued in March of 2005 as part of the restructuring of the Company's management and operations. The operating results for the discontinued segment have been reported separately as discontinued operations in the consolidated statements of operations for all periods presented. The Company's facilities and other assets are not distinguished among the identifiable segments. Other financial information about the Company's segments is as follows:


                                                                 Year Ended December 31, 2005

                                                     Security          Marine          DC Trans
                                                     Products         Products         Products          Total
           Net revenue                               $ 505,922        $ 128,221        $ 636,903       $1,271,046
           Cost of sales                             $ 449,644        $  94,626        $ 382,142       $  926,412
                                                     ---------        ---------        ---------       ----------
           Gross profit                              $  56,278        $  33,595        $ 254,761       $  344,634
           Research and development:
                    Stock based                      $ 106,084        $       -        $       -       $  106,084
                    Other                            $ 506,598        $       -        $  35,145       $  541,743

                                  Total R & D        $ 612,682        $       -        $  35,145       $  647,827

3. Segment information (continued):

                                                              Year Ended December 31, 2004

                                                     Security         Marine         DC Trans
                                                     Products        Products        Products         Total

          Net revenue                               $ 492,398       $ 211,650      $ 306,472      $1,010,520
          Cost of sales                             $ 377,105       $ 107,485      $ 138,670      $  623,260
                                              ---------------------------------------------------------------
          Gross profit                              $ 115,293       $ 104,165      $ 167,802      $  387,260
          Research and development:
                   Stock based                      $ 114,002       $       -      $       -      $  114,002
                   Other                            $ 475,679       $       -      $  31,036      $  506,715
                                              ---------------------------------------------------------------

              Total research and
                 development                        $ 589,681       $       -      $  31,036      $  620,717


                                                                   Year Ended December 31, 2003

                                                     Security          Marine          DC Trans
                                                     Products         Products         Products          Total

          Net revenue                               $ 640,589        $ 373,568        $ 357,886       $1,372,043
          Cost of sales                             $ 689,347        $ 183,352        $  87,614       $  960,313
                                             --------------------------------------------------------------------
          Gross profit                              $ (48,758)       $ 190,216        $ 270,272       $  411,730
          Research and development:
                   Stock based                      $ 145,400        $       -        $      -        $  145,400
                   Other                            $ 23,360         $       -        $ 37,499        $   60,859
                                             --------------------------------------------------------------------

              Total research and
                  development                       $ 168,760        $       -         $ 37,499        $ 206,259


4. Inventories:

Inventories consist of the following as of December 31:

                                                                        2005                2004
                                                              ------------------  ------------------

                           Component parts                    $          280,360  $          428,512
                           Finished goods                                309,135             484,955
                                                              ------------------  ------------------
                                           Total              $          589,495  $          913,467
                                                              ==================  ==================

                                      F-29

5. Intangible assets:

During 2004, the Company issued 44,480 shares of restricted common stock for a software licensing agreement with On2 Technologies, Inc. The software acquired in this agreement will be incorporated in the Company's digital PLC products. The transaction was valued at $311,360, or $7.00 per share; the closing market price of the Company's stock on the date the agreement was executed. The license is being amortized over its estimated useful life of five years. The Chief Executive Officer of On2 Technologies Inc., Douglas McIntyre, is also a member of the PowerLinx, Inc Board of Directors. The securities underlying the offering were subsequently registered on Form SB-2 with the Securities & Exchange Commission. The registration statement was filed on October 15, 2004 and became effective on October 29, 2004.

During 2004, the Company issued 8,824 shares of restricted common stock in conjunction with the purchase of patents. The restricted common stock issued was valued based upon the previous closing market price prior to the date of the purchase agreement. The patents are being amortized over estimated useful lives of five years.

During 2004, the Company issued 15,000, 10,000, 3,000 and 9,375 shares of restricted common stock in conjunction with a licensing agreement, distributorship agreement, trademark purchase and software license agreement, respectively. The restricted common stock issued was valued based upon the trading market prices on the dates of issuance, or $37,500, $25,000, $84,000 and $150,000, respectively, in the aggregate. The fair value of the licensing rights, distributorship agreement, trademark purchase and software license agreement were capitalized as intangible assets. The licensing agreement and software license agreement are being amortized over their estimated useful lives of five years. The distributorship agreement was no longer in effect at December 31, 2004 and as a result, was fully amortized in 2004. The trademark purchase has an indeterminate life and as such, is not amortized.

The Company recorded amortization expense of $483,121, $55,947 and $30,000 in connection with patents, licensing rights, and distributorship agreements, respectively, for the year ended December 31, 2005.

Intangible assets consist of the following at December 31, 2005 and 2004:

                                                                             2005
                                                                       ---------------
                                                                                       DC
                                                     Security         Marine      Transportation      Total

           Patents                                 $1,577,813     $   741,148       $        -      $ 2,318,961
           Software license agreement                 461,360               -                -          461,360
           Trademark                                   46,962               -           46,962           93,924
           Accumulated amortization                (1,601,098)       (717,736)               -       (2,318,834)
                                                   -----------    -----------       ----------      -----------
                                                   $  485,037     $    23,412       $   46,962      $   555,411
                                                   ===========    ============      ===========     ===========

                                      F-30

5. Intangible assets (continued):

                                                                    2004
                                                              -----------------
                                                                                         DC
                                                    Security          Marine       Transportation       Total

           Patents                                 $1,577,813        $ 741,148      $         -       $ 2,318,961
           Licensing rights                            37,500                -                -            37,500
           Software license agreement                 461,360                -                -           461,360
           Trademark                                   46,962                -           46,963            93,925
           Accumulated amortization                (1,217,875)        (569,392)               -        (1,787,267)
                                                                                    -----------
                                                   -----------       ----------                     ------------
                                                   $  905,760        $ 171,756      $    46,963       $ 1,124,479
                                                   ===========       =========      ===========       ===========




             Estimated future amortization of finite lived intangibles is as follows:

                    Year ending December 31,

                                   2006            $         178,121
                                   2007                      122,272
                                   2008                      122,272
                                   2009                       38,822
                                                   ------------------
                                                   $         461,487
                                                   ==================
        6. Property and equipment:

           Property and equipment consists of the following as of December 31:

                                                         2005               2004
                                                 ------------------  ------------------
              Automobiles                        $             -0-   $           14,903
              Furniture and fixtures                       455,001   $          447,601
              Computer equipment                           180,120              168,393
                                                 ------------------  ------------------
                                                           635,121              630,897
              Less accumulated depreciation               (431,668)            (333,853)
                                                 ------------------  ------------------
                                                 $         203,453   $          297,044
                                                 =================   ==================

7. Accrued Severance Payable:

During March, 2005, the Company incurred severance expenses related to the departure of two officers of the Company. The total amount payable amounts to $551,000 and is comprised of payments of both cash and common stock. Under the separation agreements, the Company issued a total of 50,000 shares of restricted common stock to the two former officers. The stock was valued at $275,000 or $5.50 per share, the closing market price of the Company's common stock on March 31, 2005; the date at which the liability was probable. Cash payments totaling $276,000 will be paid to the two former officers over a two year period; $129,000 of which was paid during 2005, $112,500 due in 2006, and $34,500 due in 2007. Severance costs and related legal fees have been recorded as restructuring charges in the accompanying 2005 statement of operations.

8. Litigation Settlement

In fiscal year 2003, the Company recorded a liability in the amount of $300,000 in conjunction with the settlement of a class action law suit in May of 2003. The settlement called for the Company to issue 120,000 shares of common stock to the class participants. The liability was valued based on the closing price of the Company's common stock at the time of settlement, or $2.50 per share. On November 2, 2005, the Company issued 84,000 shares to the class participants valued at $210,000. The remaining 36,000 shares of common stock, valued at $90,000 will be issued to the various plaintiffs counsel in early 2006.

9. Notes Payable

Notes payable consist of the following at December 31,:

                                                                                           2005                  2004
                                                                                    -----------------    ------------------
     Notes payable bearing  interest  at 8%;  principal  and  accrued
     interest due March 2006; secured by inventory. (4)                             $         790,000    $                -

     Convertible notes payable, non-interest bearing; due February 2006; 6,400 shares of common stock and $25,000 due upon
     maturity. (1) (2) (3) (4)                                                                200,000                     -

     Convertible notes payable to related parties (a Company Director or family members); non-interest bearing through December 2005 and at 10% thereafter through maturity in February 2006; 6,000
     shares of common stock due upon maturity (1) (2) (3) (4)                                  75,000                     -

     Convertible notes payable, non-interest bearing; due February 2006; 16,000 shares of common stock due at maturity (1) (2).

         Face value                         $     200,000 (4)
         Less unamortized discount               (161,832)                                     38,168                     -
                                            --------------

     Other                                                                                     28,236                30,000
                                                                                    -----------------    ------------------
                                                                                            1,131,404                30,000
     Less current maturities                                                                  (22,942)               (1,765)
                                                                                    -----------------     -----------------
                                                                                    $       1,108,462     $          28,235
                                                                                    =================     =================

                                     F-32

(1) These notes are convertible into common stock (at the option of the holder) at $1.125 per dollar of debt or a lower amount which equals the price per share at which the Company sells stock to third parties prior to maturity of the debt.

(2) The proceeds of the notes were allocated between the debt and common stock to be issued (recorded as $61,070 other current liabilities in the accompanying 2005 balance sheet) based on their relative fair value. The intrinsic value of the beneficial conversion option was then calculated based upon the effective conversion price of the debt. The debt discount resulting from both the common stock to be issued and the beneficial conversion options are amortized as interest expense over the remaining life of the debt.

(3) These notes were issued to replace previously existing notes payable and have been accounted for as debt extinguishments. As such, the new notes have been recorded at their fair values which resulted in an extinguishment loss of $275,000 in 2005.

(4) During March 2006, the holders of these notes converted them into common stock. As such, these notes have been classified as long-term liabilities in the accompanying 2005 balance sheet.

10. Income taxes: (restated)

Disclosure amounts previously reported under the 2005 and 2004 columns erroneously represented 2004 and 2003 amounts, respectively. The disclosures below have been restated from amounts previously reported to correct this error and properly disclose2005 amounts. This correction has no impact on the accompanying financial statements.

No provision or benefit for income taxes was required during the years ended December 31, 2005 and 2004 because the tax effects of operating losses and other temporary differences between the book and tax bases of assets and liabilities during those periods were offset by valuation allowances in the same amounts.

A reconciliation of statutory federal income tax rate with the Company's effective income tax rate for the year ended as of December 31, 2005 and 2004 is as follows:

                                                                  2005                2004                2003
                                                             -----------------  ------------------  ------------------
            U.S. federal taxes statutory rate                        (35.00)%            (35.00)%            (35.00)%
              Increase (decrease):
                 State taxes                                          (3.25)%             (3.25)%             (3.25)%
                 Litigation settlement                                     -%                  -%             (0.16)%
                 Non-deductible expenses                                2.37%                  -%               9.34%
                 Valuation allowances                                  35.88%              38.25%              29.07%
                                                             -----------------  ------------------  ------------------
                 Effective tax rate                                        -                   -                   -
                                                             =================  ==================  ==================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

                                                                    2005                 2004                2003
                                                             -----------------  ------------------  ------------------
            Deferred tax assets (liabilities):
              Net operating loss                             $     8,907,000    $       3,856,000   $       2,818,000
              Amortization of intangibles and other                  317,000              291,000             168,000
              Valuation allowance                                 (9,224,000)          (4,147,000)         (2,986,000)
                                                             ---------------    ------------------  ------------------
                 Total deferred tax asset                    $           -      $               -   $               -
                                                             ================   ==================  ==================

As of December 31, 2005, the Company has net operating loss carryforwards of approximately $23,300,000 that are available to offset future taxable income. The net operating loss carryforwards expire in years 2020 through 2025.

Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a "loss corporation", as defined, there are annual limitations on the amount of the net operating loss and other deductions which are available to the company. Due to the stock transactions that the Company has engaged in recently, the Company believes that the use of the net operating losses shown as deferred assets will be significantly limited.

11. Stockholders' equity:

Preferred stock:

The Company has 30,000,000 shares of authorized preferred stock.

Effective September 30, 2003, the Company designated 5,000,000 shares of authorized preferred stock as Series A Convertible Preferred Stock. There were no shares outstanding as of December 31, 2004. The Series A Convertible Preferred Stock has a liquidation preference of $1.00 per share and is non-voting. It is convertible into common stock only upon registration of the underlying common shares into which the preferred stock can be converted. The conversion rate is variable. During the first year following issuance, and assuming the registration described earlier, the preferred stock is convertible into the number of common shares that result from dividing the par value by the average market price of the common stock for a period of five days. Commencing the month following the first year of issuance, and again assuming the registration, the conversion methodology provides for a market discount of 20%, increasing 1% monthly thereafter, up to 130%.

                          2005 Common Stock Issuances:

During the year ended December 31, 2005 the Company issued common stock as follows:

                                                                            Shares                    Amount
                                                                      -----------------         ------------------
         Cash from private equity offerings                                     648,938         $        1,362,357

         Cash from exercise of warrants                                          53,529                    133,824

         Stock-based compensation/expense: (1)
             Employees and directors:
                Restructuring expenses                                          102,000                    486,500
                Other                                                            28,965                    170,861
             Consultants                                                          3,000                     13,500
             Interest                                                             2,000                      8,000
             Litigation settlement                                                3,000                     10,500
         Deferred financing fees (1)                                              7,851                     27,475
         Settlement of liabilities (1)                                           84,000                    210,000
         Conversion of preferred stock                                           21,936                    241,789

(1) These transactions were valued based upon the trading price of the Company's stock on the dates of the respective transactions.

                           2004 Equity Unit Issuance:

On March 31, 2004, the Company issued 228,190 units (the "equity units") for sale to accredited investors at a price of $8.00 per equity unit. Each equity unit consists of (i) 8 shares of Series A Convertible Preferred Stock; (ii) 2 shares of the Company's common stock; and (iii) three common stock purchase warrants. Each warrant is exercisable until May 15, 2006, at a price of $0.50. Proceeds from the equity unit offering were allocated to the common stock, the Series A Convertible Preferred Stock and the common stock purchase warrants based on their relative fair values. The fair value of the common stock was based on the market price per share on the date the offering was completed (the "measurement date"). The fair value of the preferred stock was based on the number of shares of common stock to be received upon conversion at the common stock market share price on the measurement date. The fair value of the warrants was determined using the Black-Scholes pricing model with the following inputs: exercise price of $0.50, market price of $0.19, days to expiration of 783, volatility of 193%, and an interest rate of 4%.

11. Stockholders' equity (continued):

944,912 preferred shares were converted to 75,593 shares of common stock for the year ended December 31, 2004 (See "2004 Common Stock Issuances) and 640,608 preferred shares were converted to 21,936 common shares for the year ended December 31, 2005.

2004 Common Stock Issuances:

During the year ended December 31, 2004, the Company issued 75,593 shares of free trading common stock for the conversion of 944,912 shares of the Company's preferred A stock, as a result of conversion notices received by the Company, from holders, on September 20, 2004. The conversion rate, in accordance with the terms and provisions of the offering was $12.50 per share.

During the year ended December 31, 2004, 4,650 shares of the Company's restricted common stock were sold through a private equity placement exempt from registration under Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D, thereof. The placement was open to select officers, employees, representatives of the Company, and accredited investors for the purchase of restricted common stock.

The Company received total proceeds from the offering of $23,250 in 2003. The $3,250 stock subscription receivable at December 31, 2003 was from a 2003 private placement and it was paid in full as of December 31, 2004.

During the year ended December 31, 2004, the Company issued 20,500 shares of restricted common stock to directors as compensation for services. The restricted common stock, which was fully vested upon issuance, was valued based upon the trading market prices on the dates of issuance, or $205,000 in the aggregate.

During the year ended December 31, 2004, the Company issued 18,640 shares of free trading common stock to professional research and development consultants relating to the development of the Company's security and hotel/MDU connectivity products. The common stock was valued based upon the closing market price on the date of issuance, or $177,080. $123,595 was recognized as Research & Development expense for the year ended December 31, 2004, while the remaining $53,485 is being amortized over the lives of the various agreements.

During the year ended December 31, 2004, the Company issued 5,000 shares of restricted common stock for development and design services relating to the Company's security products. The common stock was valued based upon the closing market price on the date of issuance, or $47,500. The entire amount was recognized as Research & Development expense for the year ended December 31, 2004.

During the year ended December 31, 2004, the Company issued 4,478 shares of free trading common stock to professional research and development consultants under an agreement to license certain patented technology. The common stock was valued based upon the trading market price on the date of issuance, or $75,000 which was recognized as royalties' expense in connection with the issuance.

During the year ended December 31, 2004, the Company issued 8,824 shares of restricted common stock in conjunction with the purchase of patents. The restricted common stock issued was valued based upon quoted market prices prior to the date of the purchase agreement. The patents are being amortized over estimated useful lives of five years.

During the year ended December 31, 2004, the Company issued 1,887 shares of restricted common stock for the conversion of $18,139 of liabilities; and 1,700 shares of restricted common stock, valued at $15,300, for the pre-payment of one years rent, commencing May 15, 2004, for the warehouse space the Company occupies for its distribution center. The restricted common stock issued was valued based upon the closing market price of the Company's common stock on the date of issuance.

11. Stockholders' equity (continued):

During the year ended December 31, 2004, the Company issued 5,450 shares of restricted common stock for financing fees relating to short-term loans made to the Company in June of 2004. The shares were valued using quoted market prices on the dates issued.

During the year ended December 31, 2004, the Company sold an aggregate of 256,627 shares of common stock to accredited investors for an aggregate purchase price of $1,636,000, or $6.375 per share. In addition, warrants to purchase an additional 38,494 shares of common stock were issued in conjunction with the offering. The warrants have an exercise price of $25.00 per share and expire on June 30, 2009. This offering and sale was deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. The securities underlying the offering were subsequently registered on Form SB-2 with the Securities & Exchange Commission. The registration statement was filed on October 15, 2004 and became effective on October 29, 2004.

During the year ended December 31, 2004, the Company issued 2,000 share of restricted common stock to employees for employment signing bonuses. The transaction was valued at the closing market price of the Company's stock on the date of grant, or $15,500.

During the year ended December 31, 2004, the Company issued 3,750 shares of restricted common stock to two Company Director's as compensation for raising capital for the Company through private equity placements. The transaction was valued at the closing market price of the Company's stock on the date of grant, or $31,875. The securities underlying the offering were subsequently registered on Form SB-2 with the Securities & Exchange Commission. The registration statement was filed on October 15, 2004 and became effective on October 29, 2004.

During the year ended December 31, 2004, the Company issued 791 shares of restricted common stock to investors and employees for the conversion of $5,378 of accrued interest relating to the Company's convertible preferred stock offering.

During the year ended December 31, 2004, the Company sold an aggregate of 163,278 shares of common stock to accredited investors for an aggregate purchase price of $1,102,125, or $6.75 per share. In addition, warrants to purchase an additional 24,492 shares of common stock were issued in conjunction with the offering. The warrants have an exercise price of $25.00 per share and expire on June 30, 2009. This offering and sale was deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. The securities underlying the offering were subsequently registered on Form SB-2 with the Securities & Exchange Commission. The registration statement was filed on October 15, 2004 and became effective on October 29, 2004.

During the year ended December 31, 2004, the Company sold an aggregate of 93,500 shares of common stock to accredited investors for an aggregate purchase price of $818,125, or $8.75 per share. In addition, warrants to purchase an additional 14,025 shares of common stock were issued in conjunction with the offering. The warrants have an exercise price of $25.00 per share and expire on June 30, 2009. This offering and sale was deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. The securities underlying the offering were subsequently registered on Form SB-2 with the Securities & Exchange Commission. The registration statement was filed on October 15, 2004 and became effective on October 29, 2004.

During the year ended December 31, 2004, the Company issued 15,890 shares of restricted common stock for the conversion of 19,200, $2.50 per share warrants issued in conjunction with the Company's convertible debenture financing in May, June, and July of 2003. The holder invoked a cashless exercise provision and therefore the Company received no cash proceeds in the transaction, but rather reduced the number of shares issued by 3,310 in accordance with the cashless exercise provision.

During the year ended December 31, 2004, the Company issued 44,480 shares of restricted common stock in conjunction with the acquisition of a software license agreement with On2 Technologies, Inc. The transaction was valued at $311,360. The securities underlying the offering were subsequently registered on Form SB-2 with the Securities & Exchange Commission. The registration statement was filed on October 15, 2004 and became effective on October 29, 2004.

Compensation expense of $29,422 and $94,407 for the year ended December 31, 2004 and 2003, respectively, was recognized in relation to amortization of unearned restricted stock compensation relating to common shares issued to consultants as compensation in previous years.

2003 Common Stock Issuances:

During 2003, 715,538 shares of the Company's restricted common stock were sold through various private equity placements exempt from registration under Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D, thereof. The placements were open to select officers, employees, representatives of the Company, and accredited investors for the purchase of restricted common stock. The Company received proceeds from the offerings of $2,018,618 as of December 31, 2003.

During 2003, 103,253 shares of the Company's free trading common stock were sold in connection with a consulting services agreement. The Company received $190,045 in proceeds, and recognized $33,537 in consulting expense related to this issuance, which is included in stock-based compensation expense.

During 2003, the Company issued 3,340 shares of restricted common stock to employees and directors as compensation for services. The restricted common stock, which was fully vested upon issuance, was valued based upon the trading market prices on the dates of issuance, or $17,100 in the aggregate.

During 2003, the Company issued 914,363 shares of free trading common stock in accordance with several conversion notices received by the Company from the holders of the Company's 12% convertible debentures. The shares issued were valued in accordance with the Securities Purchase Agreement dated September 20, 2002, which approximates a 50% discount to the market price. The average share price for all of the conversions was $1.00 per share, or $1,000,000 in the aggregate.

During 2003, the Company issued 60,000 shares of free trading common stock in accordance with several stock warrant exercise agreements received by the Company from the holders of the Company's stock purchase warrants.. The shares issued were valued at the exercise price of $5.00 per share, or $300,000 in the aggregate, in accordance with the Stock Purchase Warrants dated September 20, 2002.

During 2003, the Company issued 93,970 shares of free trading common stock to professional research and development consultants as compensation for consulting services and royalties. The restricted common stock issued was valued based upon the trading market prices on the dates of issuance, or $240,817 (including the $33,537, above) in the aggregate. Additionally, $117,237 of compensation expense was recognized in relation to amortization of unearned restricted stock compensation relating to common shares issued to consultants as compensation in previous years.

On May 19, 2003, the Company entered into three separate consulting agreements wherein the Company granted 84,000 shares of restricted common stock to consultants as compensation for consulting services. 20,500 of these shares were issued immediately upon registration of the shares on Form S-8 to begin the first phase of the services to be provided. These shares are included in the 93,970 shares in the preceding paragraph. Subsequent issuances of shares, up to the total amount outlined in the agreements, will be issued at the Company's discretion, based on performance, as defined by the Company, over a period not to exceed one year. The restricted common stock issued was valued based upon the trading market prices on the dates of issuance, or $41,000 in the aggregate, which amount is included in the $240,817 in the preceding paragraph. This amount was recognized as stock-based compensation during the second quarter of 2003.

During 2003, the Company issued 41,375 shares of restricted common stock in conjunction with a licensing agreement, distributorship agreement, and trademark.

Common stock Warrants:

During the year ended December 31, 2005, the Company issued warrants to purchase 82,169 shares of common stock, in connection with the sale of unregistered securities in a private equity offering. The warrants, issued in April of 2005, have a three-year term and an exercise price of $12.50 per share. The Company also issued warrants to purchase 2,000 shares of common stock in conjunction with the settlement of a law suit. The warrants issued in December 2005, have a five year term and an exercise price of $5.00 per share. In addition, in November of 2005, the Company's leading institutional investor exercised 53,529 warrants at $2.50 per share. The warrants were originally priced at $25.00 per share but were re-priced by the Board of Directors for this transaction only. The following table sets forth activity of the warrants for the years ended December 31, 2005, 2004 and 2003

                                                   --------------- ------------------
                                                                       Exercise
                                                       Activity         Prices
                                                   --------------- ------------------
       Warrants outstanding at January 1, 2003         42,000           $5.00
       2003 Activity:
            Issued                                     37,200        $2.50 - $5.00
            Exercised                                 (60,000)           $5.00
                                                   --------------- ------------------
       Warrants outstanding at December 31, 2003
                                                       19,200            $2.50
       2004 Activity:
            Issued                                    113,344        $10.00 -- $25.00
            Exercised                                 (19,200)           $2.50
                                                   --------------- ------------------
       Warrants outstanding at
       December 31, 2004                              113,344       $10.00 -- $25.00
       2005 Activity:
            Issued                                     84,169        $5.00--$12.50
            Exercised                                 (53,529)          $2.50
                                                   --------------- ------------------
       Warrants outstanding at                        143,984      $10.00 -- $25.00
       December 31, 2005
                                                   =============== ==================
       Weighted average exercise price: December
       31, 2005                                                        $13.65
                                                                   ==================

                                      F-37

Options granted to employees:

The Company granted 10,334 options to employees during the year ended December 31, 2005. The stock options have a term of 10 years and a strike price of $10.50 per share. In addition, the Company granted 24,000 options to a former officer as part of a severance agreement. The options have an 18 month term and an exercise price of $12.50 per share. Options for 1,823 shares of common stock with exercise prices ranging from $2.50 to $16.00 per share expired unexercised.

The Company granted 13,787 stock options to employees during the year ended December 31, 2004. The stock options have a term of 10 years and exercise prices were equal to the closing market price on the day granted. All stock options issued in 2004 vest over a two year period, 50% in each year. In addition, the Company granted 2,800 stock options to directors. The stock options have terms of 5 years, 50% of which vested on the date of grant, and 50% on the one year anniversary from the date of grant. Exercise prices were equal to the closing market price on the day of grant.

The Company granted 148,453 stock options to employees during the year ended December 31, 2003. Stock options have terms of 10 years and exercise prices were equal to the closing market price on the day granted. All stock options issued in 2003 were fully vested on the date of grant.

The following table reflects stock option activity:

                                                                                                    Exercise
                                                                           Activity                  Prices
                                                                     ---------------------    --------------------
         Options outstanding at January 1, 2003 2003 Activity:
                  Granted                                                         148,453        $2.50 -- $11.00
                  Exercised                                                        (6,920)           $2.50
                                                                     ---------------------    --------------------
         Options outstanding at December 31, 2003                                 141,533        $2.50 -- $11.00
             2004 Activity:
                  Granted                                                          16,587       $10.50 -- $16.00
                  Exercised                                                             -
                                                                     ---------------------    --------------------
         Options outstanding at December 31, 2004                                 158,120        $2.50 -- $16.00
             2005 Activity:
                  Granted                                                          34,334       $10.50 -- $12.50
                  Exercised                                                             -
                  Expired                                                          (1,823)       $2.50 -- $16.00
                                                                     ---------------------    --------------------
         Options outstanding at December 31, 2005                                 190,631        $2.50 -- $16.00
                                                                     ---------------------    --------------------
         Stock options vested and exercisable                                     190,631        $2.50 -- $16.00
                                                                     =====================    ====================
         Weighed average exercise price:
                  December 31, 2005                                                                   $5.27
                                                                                              ====================

12. Commitments and contingencies:

Litigation, claims and assessment:

Satius, Inc License Agreement
On August 12th, 2005 the Company was served with a complaint filed in the Court of Common Pleas, Montgomery County, Pennsylvania. The action was filed by Satius, Inc. The suit alleges breach of contract involving a Licensing Agreement with Satius dated December 18, 2003 that relates to certain of the Company's analog power products. This same licensing agreement was terminated by Satius on July 10, 2004. The suit remains in the discovery phase and as of the filing of this document, a hearing to dismiss the case is currently scheduled for May 3, 2006. No hearing is currently scheduled for the motion for preliminary injunction. The Company and its management believe that they are not in violation of the terminated license agreement and intend to defend the law suit vigorously. However, there can be no assurance that the Company will prevail on the merits of the case. Litigation of this matter will be expensive and will divert time and financial resources away from the Company's business. In addition, an unfavorable outcome in this matter would result in substantial harm and possibly severe damage to the Company.

Pro-Marketing of Texas
The Company was a defendant in a lawsuit filed by Pro-Marketing of Texas, Inc. in the Circuit Court of Pinellas County, Florida. The suit alleged breach of contract relating to a payment of a convertible debenture, with a maximum potential exposure of $100,000 plus interests costs and attorneys fees. The Company contested the claim from the outset, however, in and effort to limit legal fees associated with the action, on August 18, 2005, the Company agreed to a settlement. The settlement consisted of the issuance of 3,000 shares of restricted common stock, and cash payments totaling $60,000 to be disbursed in an amount of $2,500 per month for a period of two years, commencing on August 18, 2005.

Diversified Personnel
In September 2005, the Company became a defendant in a law suit filed by Diversified Personnel in an attempt to recover approximately $8,500 in outstanding invoices related to the Company's use of temporary labor in the Company's research & development office in California prior to the restructuring of the Company in March and April of 2005. The plaintiff received a judgment in December 2005, and the Company has issued shares of common stock to the plaintiff in consideration of the judgment amount.

SEC Investigation
The Securities and Exchange Commission's Division of Enforcement began an investigation in January 2001 relating to the Company's financial results and common stock performance during 2000. As a result Richard McBride, former chairman, president and chief executive officer, resigned from all positions with the Company. Further, all executives involved with the allegations were replaced during 2001 and Mr. McBride passed away in October 2001. The Company has cooperated fully with the SEC, which included the testimony of former employees, Col. Larry Hoffman (retired), and Christy Mutlu. George Bernardich and current officers and employees Douglas Bauer, CFO, and J. R. Cox, former director, have also testified before the SEC.

On February 12, 2004, the SEC's Staff advised the Company, through its counsel, that they intend to recommend that the SEC bring a civil injunctive action against the Company and certain of its current and former officers and/or directors. As it relates to the Company, the Staff alleges that:

The Company violated Section 17(a) of the Securities Act of 1933 ("Securities Act") and Sections 10(b), 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934 ("Exchange Act") and Rules 10b-5, 13a-1, 13a-11, 13a-13, and 12b-20 thereunder, and is liable for civil penalties pursuant to Section 20(d) of the Securities Act and Section 21(d)(3)(A) of the Exchange Act. The SEC's Staff, in accordance with Rule 5(c) of the Commission's Rules of Informal and Other Procedures, 17 C.F.R. ss.202.5(c), afforded the Company the opportunity to make a "Wells Submission" regarding the Staff's intended recommendations.

The Company retained its counsel to prepare such a Wells Submission on behalf of the Company, its officers, and employees, as it believed that there were meritorious factual, legal and policy reasons why the Staff's recommendation should not be followed by the Commission. The "Wells Submission" documents were prepared and submitted to the Staff near the end of March of 2004.

In June of 2004, counsel notified the Company that as a result of the Wells Submission, the staff may modify its recommendations to the Commission; however, the Company had no specific details as to what those modifications would be or whether they would be accepted by the commission. The Company, twice, in August and November of 2004, sent updated financial information to the Staff, at their request, but received no further correspondence regarding a proposed recommendation.

If the Staff's original recommendation is accepted by the Commission and a civil injunctive action were to be subsequently filed against the Company, no decision has been made at this time as to whether the Company would vigorously defend that matter, or would seek to reach a negotiated settlement. The Staff has informally advised counsel of their belief that if they were successful in litigating this matter, a civil penalty in excess of $100,000 could be imposed against the Company. However, counsel believes that there are numerous mitigating factors which could cause this amount to be reduced, even if the Company's efforts to defend the suit were unsuccessful. Therefore it is impossible at this time to estimate the likelihood of an unfavorable outcome, or to estimate the amount of any such loss from this matter.

Before any final determination was made with regard to the aforementioned investigation, the Staff notified the Company that it wanted to review additional documentation. This request pertained to a purchase contract the Company entered with Universal General Corporation, LLC (UGC), on September 17, 2004 and the subsequent shipment of products to UGC on November 15, 2004. The Company has, through its counsel, fully cooperated with this additional request, and has provided the documents and financial information sought. In addition, certain current and former officers and employees have provided testimony and/or interviews to the Staff with regard to UGC. The Company has been advised by the Staff that the investigations of both items are complete, and the Company anticipates that the Commission will render a decision in this matter in the relatively near future.

13. Earnings per common share computations:

                                                                             2005                 2004                  2003
                                                                      -----------------     -----------------     -----------------
       Net loss                                                       $     (5,848,754)     $     (5,123,771)     $     (4,023,827)
       Preferred stock dividends                                                    (-)              (27,308)                    -
                                                                      -----------------     -----------------     -----------------
       Loss applicable to common shareholders                         $     (5,848,754)     $     (5,151,079)     $     (4,023,827)
                                                                      =================     =================     =================

       Weighted average common shares:
          Basic                                                              3,776,744             2,980,452             1,565,174
          Diluted shares                                                     3,776,744             2,980,452             1,565,174
                                                                      =================     =================     =================

      Basic income (loss) per common share                            $          (1.55)     $          (1.73)     $          (2.57)
                                                                      =================     =================     =================

      Diluted income (loss) per common share                          $          (1.55)     $          (1.73)     $          (2.57)
                                                                      =================     =================     =================

13. Earnings per common share computations:

The table above excludes 143,984 warrants, 190,631 stock options to purchase common stock and 422,222 shares into which notes payable are convertible as such items would have an anti-dilutive effect on earnings per share of 2005.

14. Recent accounting standards:

In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS The statement amends Accounting Research Bulletin ("ARB") No. 43, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be "so abnormal as to require treatment as current-period charges." SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on the Company's current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, EXCHANGES OF NONMONETARY ASSETS
- AN AMENDMENT OF APB NO. 29 ACCOUNTING FOR NONMONETARY TRANSACTONS, which is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company's current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 ("SFAS No. 123R"), SHARE-BASED PAYMENTS. The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is to be recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after December 15, 2005, with early adoption encouraged. The Company is currently evaluating the effects of adoption of this standard in the first quarter of 2006.

In February 2006, the FASB issued Statement of Financial Accounting Standard
(SFAS) No. 155 (SFAS No. 155), ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS--AN AMENDMENT OF FASB STATEMENTS NO. 133 AND 140, to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. Prior to fair value measurement, however, interests in securitized financial assets must be evaluated to identify interests containing embedded derivatives requiring bifurcation. The amendments to SFAS No. 133 also clarify that interest-only and principal-only strips are not subject to the requirements of the SFAS, and that concentrations of credit risk in the 10 form of subordination are not embedded derivatives. Finally, SFAS No. 155 amends SFAS No. 140, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not anticipate that the adoption of this statement to have a material impact on its consolidated financial statements.

15. Discontinued Operations:

During the quarter ended March 31, 2005, the Company formalized a plan to dispose of its Hotel/MDU products segment. The plan included the termination of all employees associated with the segment, and the closing of the Company's sales office in South Carolina. At the end of the quarter ended June 30, 2005, the plan had been implemented and the Company had secured an agreement with an outside party to sell the remaining installation and monthly service contracts.

Operating results for the discontinued segment have been reported separately as discontinued operations in the consolidated statements of income for all periods presented. Following are the components of the amounts disclosed:

Assets and Liabilities of Discontinued Operation

                                                                                 December 31,
                                                                       2005                     2004
                                                                 -----------------       ------------------
       Total Assets related to discontinued operations
                 Accounts Receivable                                       16,588                  137,904

       Total Liabilities related to discontinued operations
                 Accounts Payable                                         155,128                   84,603

       Loss from Discontinued Operations

                                                                                            Year Ended
                                                                                            December 31,

                                                                       2005                    2004                     2003
                                                                 -----------------       ------------------       -----------------

       Net Revenues                                              $        118,030        $         380,655        $              -
       Cost of Goods Sold                                                 113,614                  242,039                       -
                                                                 -----------------       ------------------       -----------------
            Gross Profit                                                    4,416                  138,616                       -

       Operating Expenses                                                 186,142                  303,038                       -
                                                                 -----------------       ------------------       -----------------
       Net Loss                                                  $       (181,726)       $        (164,422)       $              -
                                                                 =================       ==================       =================


    16. Quarterly Information (unaudited):

                                                        March               June             September           December
                                                 ------------------  -----------------   -----------------  -----------------
                      2005
               Net sales                         $         427,434   $        504,194    $        223,945   $         115,473
               Gross profit                                112,252            151,805              87,416              (6,839)
               Net loss                                 (2,024,050)        (1,175,603)           (941,023)         (1,708,078)
               EPS                                           (0.59)             (0.33)              (0.23)              (0.40)

                      2004
               Net sales                                   351,199            559,713             196,538             283,725
               Gross profit                                136,833            215,548              66,626             106,869
               Net loss                                   (862,114)        (1,012,194)         (1,561,174)         (1,688,289)
               EPS                                           (0.32)             (0.36)              (0.51)              (0.54)

17. Subsequent events:

On March 16, 2006, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement"), with several accredited investors (collectively the "Purchasers"), under which the Company agreed to issue and sell to the Purchasers in a private placement up to $4,473,933 aggregate principal amount of convertible debentures ("Debentures"), including $1,373,933 of existing debt being converted into the Debentures, and warrants to purchase common stock (the "Warrants") for an aggregate of up to $3,100,000 (the "Proceeds"). All the closing conditions have been satisfied on March 23, 2006. On March 23, 2006 the Company received a portion of the Proceeds in the amount of $2,563,572 net of $136,428, which was paid from the Proceeds as payment for commissions and expenses and $87,428 as repayment of certain creditors pursuant to the Purchase Agreement. Furthermore, on March 27, 2006, the Company received $250,000 and on March 29, 2006 the Company received a final disbursement of the Proceeds in the amount of $150,000, for a total aggregate amount of the Proceeds of $3,100,000 disbursed to the Company. The Company intends to pay a portion of the Proceeds as a broker's fee with respect to the sale of the Debentures and Warrants to the Purchasers, and to use the net available proceeds for general corporate and working capital purposes. A full description of the terms and conditions of the transaction, including the offering documents, was filed with the Securities & Exchange Commission on Form 8-K on March 22, 2006.

18. Restatement:

Subsequent to the issuance of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Company determined that the effects of the one for fifty (1 -50) reverse stock split in March 2006 had not been retroactively presented for all periods. In preparing this amended 2005 10-K/A, the Company has also corrected the income taxes footnote to include amounts in their proper periods (See Note 10), reclassified certain insignificant amounts within the 2005 operating cash flows, and corrected some typographical errors. The restatement had no impact on the Company's financial position, statements of operations or net cash flows and primarily resulted in the following adjustments to the accompanying financial statements:

                                                               As Previously
                                            Reported             As Restated
                                        ------------------    ------------------

    2003 Stockholders' Equity:

    Common Stock (shares)                     135,837,887             2,716,758

    Common Stock, $.001 par value            $    135,837          $      2,717
    Additional Paid-in Capital               $ 15,834,345          $ 15,967,465


    2004 Stockholders' Equity:

    Common Stock (shares)                     172,646,130             3,452,923

    Common Stock, $.001 par value            $    172,646          $      3,453
    Additional Paid-in Capital               $ 21,335,484          $ 21,504,677




Prospective investors may rely only on the information contained in this prospectus. Neither PowerLinx nor any selling security holder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.


                                 POWERLINX, INC.

                                  Common Shares
                                $0.001 Par Value

                               ___________________

                                   PROSPECTUS
                               ___________________


                                October 11, 2006


                                      F-42